As filed with the Securities and Exchange Commission on May 6, 2016.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INDEPENDENT BANK CORP.

(Exact name of registrant as specified in its charter)

Massachusetts	6022	04-2870273
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Office Address: 2036 Washington Street, Hanover, Massachusetts 02339

Mailing Address: 288 Union Street, Rockland, Massachusetts 02370

(781) 878-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward H. Seksay, Esq.

General Counsel

Independent Bank Corp.

2036 Washington Street, Hanover, Massachusetts 02339

(781) 982-6158

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael T. Rave, Esq. Day Pitney LLP One Jefferson Road Parsippany, NJ 07054 (973) 966-6300	Scott Brown, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, NW, Suite 780 Washington, DC 20015 (202) 274-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement and the completion of the arrangement as described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place and X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	755,664	N/A	$6,362,691	$640.72

(1)	Represents the maximum number of shares of Independent Bank Corp. (NasdaqGSM: INDB) common stock (“Independent common stock”) estimated to be issuable upon the consummation of the merger of New England Bancorp, Inc. with and into Independent Bank Corp., based on the following calculation: (a) the estimated maximum number of shares of New England Bancorp, Inc. common stock, $0.01 par value per share (the “NEB common stock”) expected to be exchanged in connection with the merger (calculated as outstanding shares as of April 30, 2016 plus (i) shares underlying unexercised options all of which are vested, (ii) shares underlying unexercised warrants, all of which are vested, and (iii) shares reserved for issuance pursuant to New England Bancorp, Inc.’s 5.00% convertible subordinated debentures due November 15, 2035) multiplied by (b) the exchange ratio of 0.25 of a share. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of Independent Bank Corp. common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(f) under the Securities Act, and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is based upon the estimated maximum number of shares of NEB Common Stock expected to be exchanged in connection with the merger multiplied by the book value per share of NEB Common Stock as of April 30, 2016.

The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation, or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Dear New England Bancorp, Inc. Shareholders:

You are cordially invited to attend a special meeting of shareholders of New England Bancorp, Inc. (“NEB”) to be held at [●] , local time, on [●], 2016 at [●]. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger that provides for NEB to merge with and into Independent Bank Corp. (“Independent”), as well as to vote upon a proposal to authorize the board of directors of NEB to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger or to vote on other matters properly before the special meeting.

If the proposed merger is completed, NEB’s shareholders will receive 0.25 of a share of Independent common stock in exchange for each share of NEB common stock in accordance with the terms and conditions of the merger agreement. NEB’s common stock is not listed on any stock exchange or the over-the-counter marketplace. Independent’s common stock is listed on the NASDAQ Global Select Market under the trading symbol “INDB” and the closing sales prices of Independent common stock on [●], 2016, the last practicable trading day prior to the mailing of this document, was $[●]. The equivalent value of the stock consideration to be paid in the merger for each share of NEB common stock, calculated by multiplying the [●], 2016 closing price of Independent common stock by the 0.25 exchange ratio, would be $[●]. The market price for Independent common stock will fluctuate prior to the merger. We urge you to obtain current market quotations for Independent common stock.

Independent and NEB cannot complete the proposed merger unless NEB’s shareholders approve the merger agreement and the merger at the special meeting. This letter is accompanied by NEB’s proxy statement, which NEB is providing to solicit your proxy to vote for approval of the merger agreement and the merger at the meeting. The accompanying document is also being delivered to NEB’s shareholders as Independent’s prospectus for its offering of Independent common stock to NEB’s shareholders in the merger.

NEB’s board of directors has unanimously recommended that you vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the special meeting and “FOR” approval of the authorization of the board of directors of NEB to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger and to vote on other matters properly before the special meeting.

This proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about Independent and NEB and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 13 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Your vote is very important. Approval of the NEB merger agreement proposal will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of NEB common stock entitled to vote. Whether you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. You may also vote by telephone or Internet as indicated on the proxy card. If you do not vote in person or by proxy, it will have the same effect as a vote against the proposal to approve the merger.

Sincerely,

Timothy T. Telman

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed merger, the issuance of Independent common stock to be issued in connection with the merger or the other transactions described in this proxy statement/prospectus, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Independent common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or by any other federal or state governmental agency.

This proxy statement/prospectus is dated [●], 2016 and is first being mailed or otherwise delivered to shareholders of NEB on or about [●], 2016.

NEW ENGLAND BANCORP, INC.

1582 Iyannough Road

Hyannis, Massachusetts 02601

(508) 568-2300

Notice of Special Meeting of Shareholders

to be held [●], 2016

To the shareholders of New England Bancorp, Inc.:

A special meeting of shareholders of New England Bancorp, Inc. (“NEB”) will be held at [●], local time, on [●], 2016 at [●]. Any adjournments or postponements of the special meeting will be held at the same location.

The purpose of the special meeting is to:

1.	Approve the Agreement and Plan of Merger, dated as of March 17, 2016 (the “merger agreement”), by and among Independent Bank Corp. (“Independent”), Rockland Trust Company, NEB and Bank of Cape Cod, and to approve the transactions contemplated by the merger agreement, including the merger of NEB with and into Independent (the “merger”); and

2.	Authorize the board of directors of NEB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the NEB merger agreement proposal or to vote on other matters properly before the special meeting.

You may vote at the special meeting if you were a shareholder of record at the close of business on [●], 2016.

The NEB board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and “FOR” approval of the authorization of the board of directors of NEB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the NEB merger agreement proposal or to vote on other matters properly before the special meeting.

Under the provisions of the Massachusetts Business Corporation Act, as amended, the holders of NEB common stock are entitled to dissenters’ rights of appraisal in connection with the merger.

Your vote is very important. Your vote is important regardless of how many shares you own. Whether you plan to attend the special meeting, please promptly vote your shares. Voting procedures are described in the accompanying proxy statement/prospectus and on the proxy card.

By Order of the Board of Directors,

Mark G. Sexton

Corporate Secretary

IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE CALL [PROXY SOLICITOR]

AT (            )             -            .

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Independent from other documents that are not included in, or delivered with, this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. We have listed the documents containing this information on page [●] of this proxy statement/prospectus. You can obtain copies of these documents incorporated by reference in this document through the Securities and Exchange Commission’s website at http://www.sec.gov or by requesting them in writing or by telephone from Independent at the following address:

For business and financial information about Independent, please contact:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

(781) 982-6158

If you would like to request documents, you must do so no later than [●], 2016 in order to receive them before NEB’s special meeting. You will not be charged for any of these documents that you request.

For additional information regarding where you can find information about Independent and NEB, please see the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to Independent and its subsidiaries was provided by Independent and the information contained in this proxy statement/prospectus with respect to NEB and its subsidiaries was provided by NEB.

For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE MEETING OF NEB’S SHAREHOLDERS

Q.	Why am I receiving this document?

A.	Independent and NEB have agreed to the acquisition of NEB by Independent under the terms of a merger agreement that is described in this document, a copy of which is attached as Annex A. In order to complete the merger, NEB’s shareholders must approve the merger agreement and the merger. NEB will hold a special meeting of its shareholders to obtain this approval. This document contains important information about the merger, the shares of Independent common stock to be issued in connection with the merger, the merger agreement and other related matters, and you should read it carefully. The enclosed voting materials for the NEB special meeting allow you to vote your shares of common stock without attending the special meeting.

Q.	What will happen to NEB and Bank of Cape Cod as a result of the merger?

A.	If the merger is completed, NEB will merge with and into Independent and Independent will be the surviving entity. Immediately following the merger, Bank of Cape Cod, the wholly owned subsidiary of NEB, will merge with and into Rockland Trust Company, the wholly owned subsidiary of Independent, and Rockland Trust Company will be the surviving entity.

Q.	What will NEB’s shareholders and holders of NEB options receive in the merger?

A.	NEB’s shareholders will be entitled to receive in the merger 0.25 of a share of Independent common stock for each share of NEB common stock they own.

Independent’s common stock is listed on the NASDAQ Global Select Market under the trading symbol “INDB.” Independent will not issue fractional shares of its common stock in the merger, but will instead pay cash for any fractional shares at a price determined by the volume weighted average closing price of Independent common stock on the NASDAQ Global Select Market for the five trading days ending on the fifth trading day immediately preceding the closing date of the merger, which is referred to herein as the “Closing VWAP.”

Each holder of an option to purchase NEB common stock that is outstanding at the effective time of the merger will receive, upon consummation of the transaction, a cash payment in settlement of the NEB option equal to the product of (i) the number of shares of NEB common stock provided for by such option and (ii) the excess, if any, of the Closing VWAP multiplied by the exchange ratio of 0.25 over the exercise price of such option.

All unvested shares of restricted NEB common stock will vest in full immediately prior to the effective time of the merger and will be treated as outstanding NEB shares for all purposes under the merger agreement, including the holders’ right to receive the merger consideration.

Q.	I hold a warrant issued by NEB. How will it be treated?

A.	Under the merger agreement, each holder of a warrant to purchase NEB common stock will receive, upon consummation of the transaction, a cash payment in settlement of the NEB warrant equal to the product of (i) the number of shares of NEB common stock provided for by such warrant and (ii) the excess, if any, of the Closing VWAP multiplied by the exchange ratio of 0.25 over the exercise price of such warrant.

If an NEB warrant holder exercises all or a portion of its warrant prior to the maturity date of the warrant, the NEB warrant holder will be entitled to purchase such number of shares of NEB common stock underlying such portion of the warrant. Each share of NEB common stock acquired through the exercise of warrants will then be exchanged in the merger for 0.25 of a share of Independent common stock.

Q.	I hold a convertible subordinated note issued by NEB. How will it be treated?

A.	If a holder of a convertible subordinated note issued by NEB exercises its right to convert all or a portion of such convertible subordinated note prior to the closing of the merger, such holder will be entitled to acquire such number of shares of NEB common stock underlying such portion of the convertible subordinated note. Each share of NEB common stock acquired through the conversion of the convertible subordinated note will then be exchanged in the merger for 0.25 of a share of Independent common stock.

To the extent that the convertible subordinated notes are not redeemed on or prior to the effective time of the merger, those convertible subordinated notes will be assumed by Independent pursuant to the terms of the notes.

Q.	Are NEB shareholders entitled to dissenters’ rights?

A.	Yes. Massachusetts law affords for dissenters’ rights to NEB shareholders in connection with the merger. Please see the section “Dissenters’ Rights of Appraisal” on page [●].

Q.	When will the merger be completed?

A.	The merger will be completed when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining required regulatory approvals and the approval of the merger agreement and the merger by NEB shareholders. We currently expect to complete the merger during the fourth quarter of 2016. However, because fulfillment of some of the conditions to completion of the merger, such as receiving required regulatory approvals, are not entirely within our control, we cannot predict the actual timing.

Q.	Should NEB’s shareholders send in their stock certificates now?

A.	No, NEB’s shareholders should not send in any stock certificates now. If the merger is approved at the special meeting, Independent will send NEB’s shareholders written instructions following the closing of the merger on how to exchange their stock certificates for the merger consideration.

Q.	What are the material U.S. federal income tax consequences of the merger to me?

A.	The merger is intended to qualify, and the obligation of the parties to complete the merger is conditioned upon the receipt of a legal opinion from their counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Code. The tax consequences of the merger to NEB’s shareholders are that they should not recognize gain or loss except with respect to any cash they receive in lieu of receiving a fractional share of Independent common stock. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●].

Q.	Are there any risks that I should consider in deciding whether to vote for approval of the merger?

A.	Yes. You should read and carefully consider the risk factors set forth in the section in this document titled “Risk Factors” beginning on page [●].

Q.	When and where will NEB’s shareholders meet?

A.	NEB will hold its special meeting of shareholders on [●], 2016 at [●] a.m., local time, at [●] located at [●].

Q.	What matters are NEB’s shareholders being asked to approve at the NEB special meeting pursuant to this proxy statement/prospectus?

A.	NEB’s shareholders are being asked to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. We refer to this proposal as the “NEB merger agreement proposal.”

NEB’s shareholders are also being asked to authorize the board of directors of NEB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the NEB merger agreement proposal or to vote on other matters properly before the special meeting. We refer to this proposal as the “NEB adjournment proposal.”

Q.	What does NEB’s board of directors recommend with respect to the two proposals?

A.	NEB’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to, advisable and in the best interests of NEB and its shareholders and unanimously recommends that NEB’s shareholders vote “FOR” the NEB merger agreement proposal.

NEB’s board of directors also unanimously recommends that NEB’s shareholders vote “FOR” approval of the NEB adjournment proposal.

Q.	Who can vote at the NEB special meeting of shareholders?

A.	Only holders of record of NEB common stock at the close of business on [●], 2016, which is the record date for the NEB special meeting of shareholders, are entitled to vote at the special meeting.

Q.	How many votes must be represented in person or by proxy at the NEB special meeting to have a quorum?

A.	The holders of a majority of the shares of NEB common stock outstanding and entitled to vote at the special meeting of shareholders, present in person or represented by proxy, will constitute a quorum at the special meeting.

Q.	What vote by NEB’s shareholders is required to approve the NEB special meeting proposals?

A.	Assuming a quorum is present at the NEB special meeting of shareholders, approval of the NEB merger agreement proposal will require the affirmative vote of the holders of at least two-thirds of the shares of NEB common stock entitled to vote. Abstentions and broker non-votes will have the same effect as shares voted against the NEB merger agreement proposal.

Assuming a quorum is present at the NEB special meeting, approval of the NEB adjournment proposal will require the affirmative vote of a majority of the shares voted on the NEB adjournment proposal. Abstentions and broker non-votes will not affect whether the NEB adjournment proposal is approved.

Q.	Are any NEB shareholders already committed to vote in favor of any of the special meeting proposals?

A.	Under voting agreements with Independent, each of NEB’s directors and certain of NEB’s executive officers, solely in his or her capacity as a shareholder, has agreed to vote all of his or her beneficially owned NEB common stock in favor of the NEB merger agreement proposal. As of the record date for the NEB special meeting of shareholders, the NEB shareholders who are parties to the NEB voting agreements collectively owned beneficially approximately [●]% of the NEB common stock entitled to vote at the special meeting.

Q.	How may the NEB shareholders vote their shares for the special meeting proposals presented in this proxy statement/prospectus?

A.	NEB shareholders may submit their proxies by:

•	signing and dating the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope;

•	calling toll-free [●] and following the instructions; or

•	accessing the web page at [●] and following the on-screen instructions.

Proxies submitted through the Internet or by telephone must be received by [●] a.m., Eastern Time, on [●], 2016.

Q.	Will a broker or bank holding shares in “street name” for a NEB shareholder vote those shares for the shareholder at the NEB special meeting?

A.	A broker or bank will not be able to vote your shares at the special meeting without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions, provided by your broker or bank, with your proxy materials. It is therefore important that you provide timely instructions to your broker or bank to ensure that all of the NEB common stock you own is voted at the special meeting.

Q.	Will NEB shareholders be able to vote their shares in person at the NEB special meeting?

A.	Yes. Submitting a proxy will not affect the right of any NEB shareholder to vote in person at the special meeting of shareholders. If an NEB shareholder holds shares in “street name,” the shareholder must request a proxy from the shareholder’s broker or bank in order to vote those shares in person at the special meeting.

Q.	What do NEB shareholders need to do now?

A.	After carefully reading and considering the information contained in this proxy statement/prospectus, NEB shareholders are requested to complete and return their proxies as soon as possible or vote via telephone or the Internet. The proxy card will instruct the persons named on the proxy card to vote the shareholder’s NEB shares at the special meeting as the shareholder directs. If a shareholder signs, dates and sends in a proxy card and does not indicate how the shareholder wishes to vote, the proxy will be voted “FOR” both of the special meeting proposals.

Q.	May an NEB shareholder change such shareholder’s vote after submitting a proxy?

A.	Yes. An NEB shareholder may change a vote at any time before the shareholder’s proxy is voted at the NEB special meeting. A proxy submitted through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently submitting a proxy through the Internet or by telephone, or by attending the special meeting and voting in person. A shareholder executing a proxy card also may revoke the proxy at any time before it is voted by giving written notice revoking the proxy to NEB’s Corporate Secretary, by subsequently filing another proxy card bearing a later date or by attending the special meeting and voting in person. Attending the special meeting will not automatically revoke a shareholder’s prior submission of a proxy (by Internet, telephone or in writing). All written notices of revocation or other communications with respect to revocation of proxies should be addressed to:

New England Bancorp, Inc.

1582 Iyannough Road, Hyannis, Massachusetts 02601

Attention: Mark G. Sexton, Corporate Secretary

Q.	If I am an NEB shareholder, who can help answer my questions?

A.	If you have any questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact NEB’s proxy solicitor, at the following address or phone number:

[Name of Proxy Solicitor]

[Address]

[Address]

(            )             -

Q.	Where can I find more information about the companies?

A.	You can find more information about Independent and NEB from the various sources described under the section of this document titled “Where You Can Find More Information” beginning on page [●].

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page [●] of this document. Most items in this summary include a page reference directing you to a more complete description of those items.

Unless the context otherwise requires, throughout this document, “Independent” refers to Independent Bank Corp., “NEB” refers to New England Bancorp, Inc., “Rockland Trust” refers to Rockland Trust Company; and “we,” “us” and “our” refers to Independent and NEB. Also, we refer to the merger between Independent and NEB as the “merger,” and the Agreement and Plan of Merger, dated as of March 17, 2016, by and among Independent, Rockland Trust, NEB and Bank of Cape Cod as the “merger agreement.”

The Companies (see page [●])

Independent

Independent is a state chartered bank holding company headquartered in Rockland, Massachusetts that was incorporated under Massachusetts law in 1985. Independent is the sole shareholder of Rockland Trust, a Massachusetts trust company chartered in 1907. Through its subsidiary, Rockland Trust, Independent offers a full range of banking services through a network of 84 bank branches in eastern Massachusetts and its commercial lending centers and investment management offices in eastern Massachusetts and Providence, Rhode Island. Rockland Trust provides investment management and trust services to individuals, institutions, small businesses and charitable institutions throughout eastern Massachusetts and Rhode Island.

At March 31, 2016, Independent had total consolidated assets of approximately $7.2 billion, net loans of approximately $5.5 billion, total deposits of approximately $6.0 billion and total shareholders’ equity of approximately $788.1 million.

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

(781) 878-6100

NEB

NEB was incorporated under Massachusetts law in 2010 to become the holding company of Bank of Cape Cod, a Massachusetts-chartered commercial bank. Headquartered in Hyannis, Massachusetts, NEB operates its business from four banking offices: two located in Hyannis, one located in Osterville and one located in Falmouth. NEB provides a variety of financial services to individuals and small businesses primarily in the form of various deposit products and residential mortgages and commercial loans.

At March 31, 2016, NEB had total consolidated assets of $259.4 million, net loans of $230.7 million, total deposits of $207.8 million and total shareholders’ equity of $26.3 million.

New England Bancorp, Inc.

1582 Iyannough Road

Hyannis, Massachusetts 02601

(508) 568-2300

The Merger and the Merger Agreement (see pages [●] and [●])

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Please carefully read the merger agreement, as it is the legal document that governs the merger. Under the terms of the merger agreement, NEB will merge with and into Independent and Independent will survive the merger.

Special Meeting of NEB’s Shareholders; Required Vote (see page [●])

NEB will hold a special meeting of shareholders at [●], located at [●] on [●], 2016 at [●], local time. NEB’s shareholders will be asked to:

•	approve the merger agreement and the transactions it contemplates, including the merger; and

•	authorize the board of directors of NEB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the NEB merger agreement proposal or to vote on other matters properly before the special meeting.

You can vote at the NEB special meeting if you owned NEB common stock at the close of business on [●], 2016. On that date, there were [●] shares of NEB common stock entitled to vote, approximately [●]% of which were owned and entitled to be voted by NEB directors and executive officers. You can cast one vote for each share of NEB common stock you owned on that date. In order to approve the merger agreement and the transactions it contemplates, the holders of at least two-thirds of the shares of NEB common stock entitled to vote must vote in favor of the NEB merger agreement proposal.

What Holders of NEB Common Stock Will Receive in the Merger (see page [●])

Upon completion of the merger, each share of NEB common stock will be converted into the right to receive 0.25 of a share of Independent common stock.

What Holders of NEB Stock Options and Restricted Stock Will Receive in the Merger (see page [●])

All outstanding unvested NEB stock options and restricted shares of NEB common stock will become fully vested immediately prior to the effective time of the merger. NEB options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment equal to the product of (i) the number of shares of NEB common stock provided for by such option and (ii) the excess, if any, of the Closing VWAP multiplied by the exchange ratio of 0.25 over the exercise price of such option. All shares of restricted stock will be treated as outstanding NEB shares for all purposes under the merger agreement, including the holders’ right to receive the merger consideration.

What Holders of NEB Warrants Will Receive in the Merger (see page [●])

All outstanding NEB warrants will be cancelled upon consummation of the merger, and each warrant holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of NEB common stock provided for by such warrant and (ii) the excess, if any, of the product of the Closing VWAP multiplied by the exchange ratio over the exercise price of the warrant.

Dividend Policy of Independent; Dividends from NEB (see page [●])

The holders of Independent common stock receive dividends as and when declared by Independent’s board of directors. Independent declared a cash dividend of $0.29 per share of common stock in the first quarter of 2016, cash dividends of $0.26 per share of common stock for each quarter of 2015 and cash dividends of $0.24 per share of common stock for each quarter of 2014. After completion of the merger, the timing and amount of the payment of dividends will be at the discretion of Independent’s board of directors and will be determined after consideration of various factors, including level of earnings, cash requirements and financial condition.

NEB has never declared and paid any cash dividends to the holders of NEB common stock. In addition, the merger agreement prohibits NEB from declaring or paying any dividends to the holders of NEB common stock without the prior written consent of Independent, which may be withheld for any reason by Independent in its sole discretion.

Fairness Opinion Rendered to the NEB Board of Directors (see pages [●] and B-1)

Piper Jaffray & Co. (“Piper Jaffray”) has provided an opinion to NEB’s board of directors, dated March 17, 2016, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of NEB common stock. The full text of Piper Jaffray’s opinion is attached to this proxy statement/prospectus as Annex B, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Piper Jaffray in connection with its opinion. We urge you to read the opinion in its entirety. Piper Jaffray’s opinion is addressed to NEB’s board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of NEB common stock and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the merger agreement. Pursuant to an engagement letter between NEB and Piper Jaffray, NEB has paid a fee to Piper Jaffray for rendering its opinion and has agreed to pay Piper Jaffray a transaction fee, which is payable only upon completion of the merger.

Recommendation of NEB’s Board of Directors (see pages [●] and [●])

NEB’s board of directors has unanimously determined that the merger agreement and the merger are advisable and in the best interests of NEB and its shareholders and, accordingly, unanimously recommends that NEB’s shareholders vote “FOR” the NEB merger agreement proposal and “FOR” the NEB adjournment proposal.

NEB’s Reasons for the Merger (see page [●])

In determining whether to approve the merger agreement, NEB’s board of directors consulted with certain of its senior management and with its legal and financial advisers. In arriving at its determination, NEB’s board of directors also considered the factors described under “The Merger – Reasons for the Merger.”

Interests of NEB’s Executive Officers and Directors in the Merger (see page [●])

Some of the directors and executive officers of NEB have financial interests in the merger that are different from, or in addition to, the interests of NEB’s other shareholders generally. These interests include rights of executive officers under their existing change in control agreements, which are being provided through settlement agreements executed in connection with the merger agreement; rights under consulting and non-competition agreements executed in connection with the merger agreement; rights under new employment letter agreements with Rockland Trust executed in connection with the merger agreement; rights under NEB’s equity-based benefit programs and awards, including the acceleration of vesting of stock options or restricted stock; and rights to continued indemnification and insurance coverage by Independent after the merger for acts and omissions occurring before the merger.

The boards of directors of Independent and NEB were aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

NEB’s Directors and Certain of NEB’s Executive Officers Have Agreed to Vote in Favor of the Merger Agreement (see page [●])

On the record date of [●], 2016, the directors of NEB and certain of NEB’s executive officers had sole or shared beneficial ownership of [●] shares, or approximately [●]% of the outstanding shares of NEB common stock. Each of these directors and officers has agreed with Independent to vote his or her shares of NEB common stock in favor of the merger agreement and the transactions it contemplates.

Approval by Independent’s Board of Directors and Reasons for the Merger (see page [●])

Independent’s board of directors has unanimously approved and adopted the merger agreement.

In determining whether to approve the merger agreement, Independent’s board of directors consulted with certain of its senior management and with its legal and financial advisers. In arriving at its determination, Independent’s board of directors also considered the factors described under “The Merger – Approval by Independent’s Board of Directors and Reasons for the Merger.”

Non-Solicitation (see page [●])

NEB has agreed that it will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. NEB may respond to unsolicited proposals in certain circumstances if required by NEB’s board of directors’ fiduciary duties. NEB must promptly notify Independent if it receives any acquisition proposals.

Conditions to Complete the Merger (see page [●])

Each of Independent’s and NEB’s obligations to complete the merger is subject to the satisfaction or waiver to the extent legally permitted of a number of mutual conditions, including:

•	the approval of the merger agreement and the transactions it contemplates, including the merger, by NEB’s shareholders at the NEB special meeting described in this proxy statement/prospectus;

•	the receipt of all regulatory approvals and consents (none of which shall contain a burdensome condition, as defined in the merger agreement), and the expiration of all waiting periods required to complete the merger;

•	the effectiveness of the registration statement with respect to the Independent common stock to be issued in the merger under the Securities Act of 1933, as amended, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose; and

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Independent’s and NEB’s obligations to complete the merger is also separately subject to the satisfaction or waiver (except for the condition set forth in the first bullet below, which may not be waived in any circumstance) of a number of conditions, including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger; and

•	the other party’s representations and warranties in the merger agreement being true and correct, in all material respects, and the performance by the other party in all material respects of its obligations under the merger agreement.

NEB’s obligation to complete the merger is also subject to the condition that the shares of Independent’s common stock to be issued in the merger be listed on Nasdaq.

Independent’s obligation to complete the merger is further subject to the conditions that the number of outstanding shares of NEB common stock shall not exceed 2,640,738, except to the extent increased as a result of the exercise of stock options or warrants or the conversion of NEB’s convertible debt, and that the holders of no more than ten percent (10%) of the outstanding shares of NEB common stock will have taken the actions required under Massachusetts law to qualify their NEB common stock as dissenters’ shares.

Termination of the Merger Agreement (see page [●])

Independent and NEB may mutually agree at any time to terminate the merger agreement without completing the merger, even if NEB shareholders have approved the merger. Also, either Independent or NEB can terminate the merger agreement in various circumstances, including the following:

•	if any regulatory approval necessary for consummation of the transactions contemplated by the merger agreement is not obtained;

•	if the merger is not completed by January 31, 2017;

•	if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the merger agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach); or

•	if NEB shareholders do not approve the merger agreement and the transactions it contemplates.

Additionally, Independent may terminate the merger agreement if:

•	NEB has materially breached its “non-solicitation” obligations described under “The Merger Agreement – No Solicitation of Alternative Transactions” beginning on page [●];

•	NEB’s board of directors fails to recommend in this proxy statement/prospectus the approval of the merger agreement or changes its initial recommendation to approve the merger agreement;

•	NEB’s board of directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an “Acquisition Transaction” with any party other than Independent or a subsidiary of Independent;

•	NEB fails to publicly recommend against a tender or exchange offer for more than 20% of the NEB common stock; or

•	NEB breaches its obligation to call, give notice of, convene and hold a meeting of shareholders for the purpose of approving the merger agreement and the transactions it contemplates.

Additionally, NEB may terminate the merger agreement:

•	if it enters into a “Superior Proposal” as described under “The Merger Agreement – No Solicitation of Alternative Transactions,” so long as it pays a termination fee of $1.35 million to Independent; or

•

pursuant to a “walk away” right that is subject to a “top up” option, if (a) the ten-day volume weighted average closing price (“VWAP”) of Independent’s common stock as of a measurement date prior to closing is more than 20% below the ten-day VWAP of Independent’s common stock for the trading period ending March 16, 2016, (b) the decrease in the ten day VWAP of Independent’s common stock for the trading period ending on March 16, 2016 compared to the ten day VWAP of Independent common stock ending on the measurement date is more than 20% greater than the decrease in the ten day average price of the Nasdaq Bank Stock Index during the same time periods, (c) NEB elects to terminate the agreement by a majority vote of NEB’s directors, and (d) following notice to Independent by NEB of the exercise of its “walk away” right, Independent does not exercise its option under the merger agreement to increase the exchange ratio to a number that would compensate NEB shareholders for the extent of the decrease in Independent’s common stock price below the lowest price per share at which the “walk away” right would not have been triggered. If Independent exercises its “top up” option, then no termination will occur.

Termination Fee (see page [●])

NEB has agreed to pay a termination fee of $1.35 million to Independent if the merger agreement is terminated under any of the circumstances described in “The Merger Agreement – Termination Fee” beginning on page [●].

Regulatory Approvals Required for the Merger (see page [●])

Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, including approval from the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”) and the Massachusetts Commissioner of Banks. Independent and NEB have filed all of the required applications and notices with regulatory authorities. Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them.

Rights of Independent Shareholders Differ from Those of NEB Shareholders (see page [●])

When the merger becomes effective and NEB shareholders receive Independent common stock in exchange for their shares of NEB common stock, they will become Independent shareholders. The rights of Independent shareholders differ from the rights of NEB shareholders in important ways. Many of these differences relate to provisions in Independent’s articles of organization and bylaws that differ from those of NEB. See “Comparison of Rights of Shareholders of NEB and Independent” beginning on page [●] for a summary of the material differences between the respective rights of NEB and Independent shareholders.

Federal Income Tax Consequences of the Merger (see page [●])

The merger is intended to qualify, and the obligations of the parties to complete the merger is conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Code. Since NEB shareholders are exchanging their shares solely for Independent common stock, they should not recognize gain or loss except with respect to any cash they receive in lieu of receiving a fractional share of Independent common stock.

This tax treatment may not apply to all NEB shareholders. Determining the actual tax consequences of the merger to NEB shareholders can be complicated. NEB shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

To review the tax consequences of the merger to NEB shareholders in greater detail, please see the section “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●].

Dissenters’ Rights of Appraisal (see page [●])

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the surviving corporation pay the fair value for their shares in cash as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. NEB shareholders entitled to vote on the merger have the right to dissent from the merger and, if the merger is consummated and upon their compliance with all requirements of Massachusetts law, to receive a cash payment from Independent equal to the fair value of their shares of NEB common stock, determined in the manner set forth under Massachusetts law, instead of the merger consideration. A copy of the section of the Massachusetts Business Corporation Act pertaining to dissenters’ appraisals rights is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. Please see the section “Dissenters’ Rights of Appraisal” on page [●].

Per Share Market Price Information of Independent Common Stock (see page [●])

Independent common stock trades on the NASDAQ Global Select Market under the symbol “INDB.” NEB common stock is not traded publicly. The following presents the closing sale prices of Independent common stock on March 17, 2016, the last trading day before we announced the merger agreement, and [●], 2016, the last practicable trading day prior to mailing this document. Since NEB common stock is not traded publicly, the closing sale prices of NEB common stock on March 17, 2016, the last trading day before we announced the merger agreement, and [●], 2016, the last practicable trading day prior to mailing this document, is not available. The table also represents the equivalent value of the stock consideration to be paid in the merger per share of NEB common stock on those dates, calculated by multiplying the closing price of Independent common stock on those dates by an exchange ratio of 0.25, which represents the fraction of a share of Independent common stock that NEB shareholders will receive in the merger for each share of NEB common stock.

Date	Independent Closing Price		NEB Closing Price	Exchange Ratio	Equivalent Per Share Value
March 17, 2016		$46.79	N/A	0.25		$11.70
[●], 2016	$	[●]	N/A	0.25	$	[●]

The market prices of Independent common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Independent common stock.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under “Forward-Looking Information,” NEB’s shareholders should carefully consider the following risks before deciding whether to vote for approval of the merger agreement. In addition, shareholders of NEB should read and consider the risks associated with Independent, which can be found in Independent’s annual report on Form 10-K for the year ended December 31, 2015, which report is incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page [●].

Risks Related to the Merger

Because the market price of Independent common stock will fluctuate, NEB’s shareholders cannot be sure of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of NEB common stock will be converted into the right to receive 0.25 of a share of Independent common stock. The exchange ratio used to determine the merger consideration will not increase based on fluctuations in market prices , except in extraordinary circumstances. The market values of Independent common stock have varied since Independent and NEB entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Independent, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of Independent. Therefore, at the time of the special meeting, NEB shareholders will not know or be able to calculate the actual market value of the Independent common stock they will receive upon completion of the merger. For example, based on the range of closing prices of Independent common stock during the period from March 17, 2016, the last trading day before public announcement of the merger, through [●], 2016, the last practicable date before the date of this document, the exchange ratio represented a market value ranging from $[●] to $[●] for each share of NEB common stock.

The fairness opinion obtained by NEB from its financial advisor does not reflect changes in circumstances that may occur after the date of the fairness opinion.

Piper Jaffray, NEB’s financial advisor in connection with the merger, has delivered to the board of directors of NEB its opinion dated March 17, 2016. The opinion of Piper Jaffray states that as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of shares of NEB common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The opinion does not reflect changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of NEB or Independent, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the conclusion reached in such opinion.

NEB will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on NEB and, consequently, on Independent. These uncertainties may impair NEB’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with NEB to seek to change existing business relationships with NEB. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Independent. If key employees depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with Independent, Independent’s business following the merger could be harmed. In addition, the merger agreement restricts NEB from taking certain actions without the consent of Independent until the merger occurs. These restrictions may prevent NEB from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement –Conduct of Business Pending the Merger” of this proxy statement/prospectus for a description of the restrictive covenants to which NEB is subject.

Independent may fail to realize all of the anticipated benefits of the merger, particularly if the integration of Independent’s and NEB’s businesses is more difficult than expected.

The success of the merger will depend, in part, on our ability to successfully combine the businesses of Independent and NEB. Independent may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer or is more costly than expected. Furthermore, any number of unanticipated adverse occurrences for either the business of NEB or Independent may cause us to fail to realize some or all of the expected benefits. The integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Each of these issues might adversely affect Independent, NEB or both during the transition period, resulting in adverse effects on Independent following the merger. As a result, revenues may be lower than expected or costs may be higher than expected and the overall benefits of the merger may not be as great as anticipated.

The market price of Independent common stock after the merger may be affected by factors different from those affecting Independent common stock currently.

The businesses of Independent and NEB differ in some respects and, accordingly, the results of operations of the combined company and the market price of Independent’s shares of common stock after the merger may be affected by factors different from those currently affecting the results of operations of each of Independent or NEB. For a discussion of the businesses of Independent and NEB and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page [●] and the information regarding NEB set forth under “The Companies – NEB” beginning on page [●].

Some of the directors and executive officers of NEB may have interests and arrangements that may have influenced their decisions to support and recommend that you approve the merger.

The interests of some of the directors and executive officers of NEB may be different from those of NEB shareholders, and certain directors and officers of NEB may be participants in arrangements that are different from, or are in addition to, those of NEB shareholders, including the acceleration of awards under equity plans, agreements in settlement of obligations to such officers under pre-existing change in control agreements and provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of NEB for events occurring before the merger. These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Merger – Interests of NEB’s Executive Officers and Directors in the Merger” beginning on page [●].

The merger agreement limits NEB’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit NEB’s ability to solicit, initiate, encourage or take any actions to facilitate competing third-party proposals to acquire all or substantially all of NEB. These provisions, which include a $1.35 million termination fee payable under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or substantially all of NEB from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire NEB than it might otherwise have proposed to pay.

Regulatory approvals may not be received, may take longer to receive than expected or may impose burdensome conditions that are not presently anticipated.

Before the merger may be completed, certain approvals or consents must be obtained from the various bank regulatory and other authorities of the United States and the Commonwealth of Massachusetts. These governmental entities, including the Federal Reserve Board, the FDIC and the Massachusetts Division of Banks, may impose conditions on the completion of the merger or require changes to the terms of the merger. While Independent and NEB do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Independent following the merger, any of which might have a material adverse effect on Independent following the merger. Independent is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that would constitute a “Burdensome Condition” as defined in the merger agreement.

There can be no assurance as to whether the regulatory approvals will be received or the timing of the approvals. For more information, see the section entitled “The Merger – Regulatory Approvals Required to Complete the Merger” of this proxy statement/prospectus beginning on page [●].

If the merger is not consummated by January 31, 2017, either Independent or NEB may choose not to proceed with the merger.

Either Independent or NEB may terminate the merger agreement if the merger has not been completed by January 31, 2017, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The shares of Independent common stock to be received by NEB shareholders as a result of the merger will have different rights from the shares of NEB common stock.

The rights associated with NEB common stock are different from the rights associated with Independent common stock. See the section of this proxy statement/prospectus entitled “Comparison of Rights of Shareholders of NEB and Independent” beginning on page [●] for a discussion of the different rights associated with Independent common stock.

Failure to complete the merger could negatively impact the future business and financial results of NEB.

If the merger is not completed, the ongoing business of NEB may be adversely affected and NEB will be subject to several risks, including the following:

•	NEB may be required, under certain circumstances, to pay Independent a termination fee of $1.35 million under the merger agreement;

•	NEB will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the merger agreement, NEB is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the merger may require substantial commitments of time and resources by NEB’s management, which could otherwise have been devoted to other opportunities that may have been beneficial to NEB as an independent company.

In addition, if the merger is not completed, NEB may experience negative reactions from its customers and employees. NEB also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against NEB to perform its obligations under the merger agreement. If the merger is not completed, NEB cannot assure its shareholders that the risks described above will not materialize and will not materially affect the business and financial results of NEB.

Risks Related to Independent’s Business

Changes in interest rates and other factors could adversely impact Independent’s financial condition and results of operations.

Independent’s ability to make a profit, like that of most financial institutions, substantially depends upon its net interest income, which is the difference between the interest income earned on interest earning assets, such as loans and investment securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. However, certain assets and liabilities may react differently to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types of assets may lag behind. Additionally, some assets such as adjustable-rate mortgages have features, such as rate caps and floors, which restrict changes in their interest rates.

Factors such as inflation, recession, unemployment, money supply, global disorder, instability in domestic and foreign financial markets, and other factors beyond Independent’s control, may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, resulting in the receipt of proceeds that may have to be reinvested at a lower rate than the loan or mortgage-backed security being prepaid.

The state of the financial and credit markets, and potential sovereign debt defaults may severely impact the global and domestic economies and may lead to a significantly tighter environment in terms of liquidity and availability of credit. Economic growth may slow down and the national economy may experience additional recession periods. Market disruption, government and central bank policy actions intended to counteract the effects of recession, changes in investor expectations regarding compensation for market risk, credit risk and liquidity risk and changing economic data could continue to have dramatic effects on both the volatility of and the magnitude of the directional movements of interest rates. Although Independent pursues an asset/liability management strategy designed to control its risk from changes in interest rates, changes in market interest rates can have a material adverse effect on Independent’s profitability.

If Independent has higher than anticipated loan losses than it has modeled, its earnings could materially decrease.

Independent’s loan customers may not repay loans according to their terms, and the collateral securing the payment of loans may be insufficient to assure repayment. Independent may therefore experience significant credit losses which could have a material adverse effect on its operating results and capital ratios. Independent makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of borrowers, the value of the real estate and other assets serving as collateral for the repayment of loans, and the enforceability of its loan documents. In determining the amount of the allowance for loan losses, Independent relies on its experience and its evaluation of economic conditions. If its assumptions prove to be incorrect, its current allowance for loan losses may not be sufficient to cover losses inherent in its loan portfolio and an adjustment may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. Consequently, a problem with one or more loans could require Independent to significantly increase the level of its provision for loan losses. In addition, federal and state regulators periodically review Independent’s allowance for loan losses and may require it to increase its provision for loan losses or recognize further loan charge-offs. Material additions to the allowance would materially decrease Independent’s net income.

A significant amount of Independent’s loans are concentrated in Rockland Trust’s geographic footprint and adverse conditions in this area could negatively impact its operations.

Substantially all of the loans Independent originates are secured by properties located in, or are made to businesses which operate in Massachusetts, and to a lesser extent Rhode Island. Because of the current concentration of Independent’s loan origination activities in its geographic footprint, adverse economic conditions, including, but not limited to, increased unemployment, downward pressure on the value of residential and commercial real estate, and political or business developments, may affect the ability of property owners and businesses to make payments of principal and interest on the underlying loans in Rockland Trust’s geographic footprint. Independent would likely experience higher rates of loss and delinquency on its loans than if its loans were more geographically diversified, which could have an adverse effect on its results of operations or financial condition.

A significant portion of Independent’s loan portfolio is secured by real estate, and events that negatively impact the real estate market could adversely affect Independent’s asset quality and profitability for those loans secured by real property and increase the number of defaults and the level of losses within Independent’s loan portfolio.

The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and could deteriorate in value during the time the credit is extended. A downturn in the real estate market in Independent’s primary market areas could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on Independent’s profitability and asset quality. If Independent is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, its earnings and shareholders’ equity could be adversely affected. The declines in real estate prices in Independent’s markets also may result in increases in delinquencies and losses in its loan portfolios. Unexpected decreases in real estate prices coupled with a prolonged economic recovery and elevated levels of unemployment could drive losses beyond that which is provided for in Independent’s allowance for loan losses. In that event, Independent’s earnings could be adversely affected.

Independent operates in a highly regulated environment and may be adversely impacted by changes in law, regulations, and accounting policies.

Independent is subject to extensive regulation, supervision and examination. Any change in the laws or regulations and failure by Independent to comply with applicable law and regulation, or a change in regulators’ supervisory policies or examination procedures, whether by the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve Board, other state or federal regulators, the United States Congress, or the Massachusetts legislature could have a material adverse effect on Independent’s business, financial condition, results of operations, and cash flows. Changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters, could also negatively impact Independent’s financial results.

The recent change in regulatory capital requirements may have an adverse impact on Independent’s future financial results.

In 2013, the FDIC, the OCC and the Federal Reserve Board approved new rules that substantially amended the regulatory risk-based capital rules applicable to Independent and Rockland Trust. The final rule implemented the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. The new rules went into effect on January 1, 2015, although certain portions of the rule, including the capital conservation buffer, are being phased in over a period of several years. The application of more stringent capital requirements, including the phase in of the capital conservation buffer, on Independent could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions such as a prohibition on the payment of dividends or on the repurchase of shares if Independent were unable to comply with such requirements.

Independent has strong competition within its market area which may limit Independent’s growth and profitability.

Independent faces significant competition both in attracting deposits and in the origination of loans. Additional mergers and acquisitions of financial institutions within Independent’s market area may also occur given the current difficult banking environment and add more competitive pressure. Additionally, Independent’s market share and income may be adversely affected by its inability to successfully compete against larger and more diverse financial service providers. If Independent is unable to compete effectively, it may lose market share and income generated from loans, deposits, and other financial products may decline.

The success of Independent is dependent on hiring and retaining certain key personnel.

Independent’s performance is largely dependent on the talents and efforts of highly skilled individuals. Independent relies on key personnel to manage and operate its business, including major revenue generating functions such as loan and deposit generation. The loss of key staff may adversely affect Independent’s ability to maintain and manage these functions effectively, which could negatively affect Independent’s revenues. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which could cause a decrease in Independent’s net income. Independent’s continued ability to compete effectively depends on its ability to attract new employees and to retain and motivate its existing employees.

Independent’s business strategy of growth in part through acquisitions could have an impact on its earnings and results of operations that may negatively impact the value of Independent’s stock.

In recent years, Independent has focused, in part, on growth through acquisitions. From time to time in the ordinary course of business, Independent engages in preliminary discussions with potential acquisition targets. The consummation of any future acquisitions may dilute shareholder value. Although Independent’s business strategy emphasizes organic expansion combined with acquisitions, there can be no assurance that, in the future, Independent will successfully identify suitable acquisition candidates, complete acquisitions and successfully integrate acquired operations into Independent’s existing operations or expand into new markets. There can be no assurance that acquisitions will not have an adverse effect upon Independent’s operating results while the operations of the acquired business are being integrated into Independent’s operations. In addition, once integrated, acquired operations may not achieve levels of profitability comparable to those achieved by Independent’s existing operations, or otherwise perform as expected. Further, transaction-related expenses may adversely affect Independent’s earnings. These adverse effects on Independent’s earnings and results of operations may have a negative impact on the value of Independent’s stock.

Independent’s securities portfolio performance in difficult market conditions could have adverse effects on Independent’s results of operations.

Under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”), Independent is required to review Independent’s investment portfolio periodically for the presence of other-than-temporary impairment of its securities, taking into consideration current market conditions, the extent and nature of changes in fair value, issuer rating changes and trends, volatility of earnings, current analysts’ evaluations, Independent’s ability and intent to hold investments until a recovery of amortized cost, as well as other factors. Adverse developments with respect to one or more of the foregoing factors may require Independent to deem particular securities to be other-than-temporarily impaired, with the credit related portion of the reduction in the value recognized as a charge to

Independent’s earnings. Market volatility may make it extremely difficult to value certain of Independent’s securities. Subsequent valuations, in light of factors prevailing at that time, may result in significant changes in the values of these securities in future periods. Any of these factors could require Independent to recognize further impairments in the value of Independent’s securities portfolio, which may have an adverse effect on Independent’s results of operations in future periods.

Impairment of goodwill and/or intangible assets could require charges to earnings, which could result in a negative impact on Independent’s results of operations.

Goodwill arises when a business is purchased for an amount greater than the net fair value of its assets. Independent has recognized goodwill as an asset on the balance sheet in connection with several acquisitions. When an intangible asset is determined to have an indefinite useful life, it is not amortized, and instead is evaluated for impairment. Goodwill is subject to impairment tests annually, or more frequently if necessary, and is evaluated using a two-step impairment approach. A significant and sustained decline in Independent’s stock price and market capitalization, a significant decline in Independent’s expected future cash flows, a significant adverse change in the business climate, slower growth rates or other factors could result in impairment of goodwill or other intangible assets. If Independent were to conclude that a future write-down of the goodwill or intangible assets is necessary, then Independent would record the appropriate charge to earnings, which could be materially adverse to the results of operations and financial position.

Deterioration in the Federal Home Loan Bank (“FHLB”) of Boston’s capital might restrict the FHLB of Boston’s ability to meet the funding needs of its members, cause a suspension of its dividend, and cause its stock to be determined to be impaired.

Significant components of Rockland Trust’s liquidity needs are met through its access to funding pursuant to its membership in the FHLB of Boston. The FHLB is a cooperative that provides services to its member banking institutions. The primary reason for joining the FHLB is to obtain funding from the FHLB of Boston. The purchase of stock in the FHLB is a requirement for a member to gain access to funding. Any deterioration in the FHLB’s performance may affect Independent’s access to funding and/or require Independent to deem the required investment in FHLB stock to be impaired.

Reductions in the value of Independent’s deferred tax assets could affect earnings adversely.

A deferred tax asset is created by the tax effect of the differences between an asset’s book value and its tax basis. Independent assesses the deferred tax assets periodically to determine the likelihood of Independent’s ability to realize their benefits. These assessments consider the performance of the associated business and its ability to generate future taxable income. If the information available to Independent at the time of assessment indicates there is a greater than 50% chance that Independent will not realize the deferred tax asset benefit, Independent is required to establish a valuation allowance for it and reduce its future tax assets to the amount Independent believes could be realized in future tax returns. Recording such a valuation allowance could have a material adverse effect on the results of operations or financial position. Additionally the deferred tax asset is measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. Accordingly, a change in enacted tax rates may result in a decrease/increase to Independent’s deferred tax asset.

Independent will need to keep pace with evolving information technology, guard against and react to increased cyber security risks and electronic fraud.

The potential need to adapt to changes in information technology could adversely impact Independent’s operations and require increased capital spending. The risk of electronic fraudulent activity within the financial services industry, especially in the commercial banking sector due to cyber criminals targeting bank accounts and other customer information, could adversely impact Independent’s operations, damage its reputation and require increased capital spending. Independent’s information technology infrastructure and systems may be vulnerable to cyber terrorism, computer viruses, system failures and other intentional or unintentional interference, negligence, fraud and other unauthorized attempts to access or interfere with these systems and proprietary information. Although Independent believes to have implemented and maintain reasonable security controls over proprietary information as well as information of Independent’s customers, shareholders and employees, a breach of these security controls may have a material adverse effect on Independent’s business, financial condition and results of operations and could subject us to significant regulatory actions and fines, litigation, loss, third-party damages and other liabilities.

Independent’s business depends on maintaining the trust and confidence of customers and other market participants, and the resulting good reputation is critical to its business.

Independent’s ability to originate and maintain accounts is highly dependent upon the perceptions of consumer and commercial borrowers and deposit holders and other external perceptions of Independent’s business practices or financial health. Independent’s reputation is vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries, employee misconduct and rumors, among other things, can substantially damage Independent’s reputation, even if they are baseless or satisfactorily addressed. Adverse perceptions regarding Independent’s reputation in the consumer, commercial and funding markets could lead to difficulties in generating and maintaining accounts as well as in financing them and to decreases in the levels of deposits that consumer and commercial customers and potential customers choose to maintain with Independent, any of which could have a material adverse effect on Independent’s business and financial results.

If Independent’s risk management framework does not effectively identify or mitigate Independent’s risks, Independent could suffer unexpected losses and could be materially adversely affected.

Independent’s risk management framework seeks to mitigate risk and appropriately balance risk and return. Independent has established processes and procedures intended to identify, measure, monitor and report the types of risk to which it’s subject, including credit risk, operations risk, compliance risk, reputation risk, strategic risk, market risk and liquidity risk. Independent seeks to monitor and control its risk exposure through a framework of policies, procedures and reporting requirements. Management of Independent’s risks in some cases depends upon the use of analytical and/or forecasting models. If the models used to mitigate these risks are inadequate, Independent may incur losses. In addition, there may be risks that exist, or that develop in the future, that Independent has not appropriately anticipated, identified or mitigated. If Independent’s risk management framework does not effectively identify or mitigate its risks, Independent could suffer unexpected losses and could be materially adversely affected.

Changes in accounting policies or accounting standards could cause Independent to change the manner in which it reports its financial results and condition in adverse ways and could subject Independent to additional costs and expenses.

Independent’s accounting policies are fundamental to understanding its financial results and condition. Some of these policies require the use of estimates and assumptions that may affect the value of Independent’s assets or liabilities and financial results. Independent identified its accounting policies regarding the allowance for loan losses, security valuations and impairments, goodwill and other intangible assets, and income taxes to be critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain. Under each of these policies, it is possible that materially different amounts would be reported under different conditions, using different assumptions, or as new information becomes available.

From time to time, the FASB and the Securities and Exchange Commission change their guidance governing the form and content of Independent’s external financial statements. In addition, accounting standard setters and those who interpret U.S. GAAP, such as the FASB, SEC, and banking regulators, may change or even reverse their previous interpretations or positions on how these standards should be applied. Such changes are expected to continue, and may accelerate dependent upon the FASB and International Accounting Standards Board commitments to achieving convergence between U.S. GAAP and International Financial Reporting Standards. Changes in U.S. GAAP and changes in current interpretations are beyond Independent’s control, can be hard to predict and could materially impact how Independent reports its financial results and condition. In certain cases, Independent could be required to apply new or revised guidance retroactively or apply existing guidance differently (also retroactively) which may result in Independent restating prior period financial statements for material amounts. Additionally, significant changes to U.S. GAAP may require costly technology changes, additional training and personnel, and other expenses that will negatively impact Independent’s results of operations.

Independent may be unable to adequately manage its liquidity risk, which could affect its ability to meet its obligations as they become due, capitalize on growth opportunities, or pay regular dividends on its common stock.

Liquidity risk is the potential that Independent will be unable to meet its obligations as they come due, capitalize on growth opportunities as they arise, or pay regular dividends on its common stock because of an inability to liquidate assets or obtain adequate funding in a timely basis, at a reasonable cost and within acceptable risk tolerances. Liquidity is required to fund various obligations, including credit commitments to borrowers, mortgage and other loan originations, withdrawals by depositors, repayment of borrowings, dividends to shareholders, operating expenses and capital expenditures. Liquidity is derived primarily from retail deposit growth and retention; principal and interest payments on loans; principal and interest payments on investment securities; sale, maturity and prepayment of investment securities; net cash provided from operations, and access to other funding sources.

Independent is subject to environmental liability risk associated with lending activities which could have a material adverse effect on its financial condition and results of operations.

A significant portion of Independent’s loan portfolio is secured by real property. During the ordinary course of business, Independent may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Independent may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Independent to incur substantial expenses and may materially reduce the affected property’s value or limit Independent’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Independent’s exposure to environmental liability. Although Independent has policies and procedures to perform an environmental review prior to originating certain commercial real estate loans, as well as before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Independent’s financial condition and results of operations.

Changes in the equity markets could materially affect the level of assets under management and the demand for other fee-based services.

Economic downturns could affect the volume of income from and demand for fee-based services. Revenues from the investment management business depend in large part on the level of assets under management and administration. Market volatility that leads customers to liquidate investments as well as lower asset values can reduce Independent’s level of assets under management and administration and thereby decrease Independent’s investment management and administration revenues.

Independent relies on its systems, employees and certain service providers, and if the system fails or if Independent’s security measures are compromised, the operations could be disrupted or the data of Independent’s customers could be improperly divulged.

Independent faces the risk that the design of Independent’s controls and procedures, including those to mitigate the risk of fraud by employees or outsiders, may prove to be inadequate or are circumvented, thereby causing delays in detection of errors or inaccuracies in data and information. Independent regularly reviews and updates Independent’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of Independent’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on Independent’s business, results of operations and financial condition. Independent may also be subject to disruptions of the systems arising from events that are wholly or partially beyond Independent’s control (including, for example, electrical or telecommunications outages), which may give rise to losses in service to customers and to financial loss or liability. Additionally, Independent’s risk exposure to security matters may remain elevated or increase in the future due to, among other things, the increasing size and prominence of Rockland Trust in the financial services industry, Independent’s expansion of Internet and mobile banking tools and products based on customer needs, and the system and customer account conversions associated with the integration of merger targets. Independent is further exposed to the risk that external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as Independent is) and to the risk that Independent’s (or vendors’) business continuity and data security systems prove to be inadequate. Independent maintains a control framework designed to monitor vendor risks. While Independent believes these policies and procedures help to mitigate risk, the failure of an external vendor to perform in accordance with the contracted arrangements under service level agreements could be disruptive to Independent’s operations, which could have a material adverse impact on the business and, in turn, Independent’s financial condition and results of operations.

Independent’s ability to make opportunistic acquisitions is subject to significant risks, including the risk that regulators will not provide the requisite approvals.

Independent may make opportunistic whole or partial acquisitions of other banks, branches, financial institutions, or related businesses from time to time that it expects may further Independent’s business strategy. Any possible acquisition will be subject to regulatory approval, and there can be no assurance that Independent will be able to obtain such approval in a timely manner or at all. Even if Independent obtains regulatory approval, these acquisitions could involve numerous risks, including lower than expected performance or higher than expected costs, difficulties related to integration, diversion of management’s attention from other business activities, changes in relationships with customers, and the potential loss of key employees. In addition, Independent may not be successful in identifying acquisition candidates, integrating acquired institutions, or preventing deposit erosion or loan quality deterioration at acquired institutions. Competition for acquisitions can be highly competitive, and Independent may not be able to acquire other institutions on attractive terms. There can be no assurance that Independent will be successful in completing or will even pursue future acquisitions, or if such transactions are completed, that Independent will be successful in integrating acquired businesses into operations. Ability to grow may be limited if Independent chooses not to pursue or is unable to successfully make acquisitions in the future.

Independent’s effective income tax rate could be adversely affected if Independent’s community development entity subsidiaries do not receive additional New Markets Tax Credit awards.

Independent’s effective tax rate is determined by a number of factors, including the recognition of federal tax credits in connection with New Markets Tax Credit awards. In 2015, Independent recognized $6.5 million in federal tax credits through New Markets Tax Credit award deployment. Federal government agencies periodically determine New Markets Tax Credit award recipients through a nationwide application process that is highly competitive. While Independent’s community development entity subsidiaries have received four prior New Markets Tax Credit awards, there can be no assurance as to the success of any current or future New Markets Tax Credit applications. If Independent does not obtain additional awards, Independent’s effective tax rate could increase substantially in the future, adversely affecting net income, as existing federal tax credits run off.

Independent may experience losses and expenses if security interests granted for loans are not enforceable.

When Rockland Trust makes loans, it is sometimes granted liens such as real estate mortgages or other asset pledges to provide Rockland Trust with a security interest in collateral. If there is a loan default, Rockland Trust may need to foreclose upon collateral and enforce the security interests it has been granted to obtain repayment. Drafting errors, other defects or imperfections in the security interests granted to Rockland Trust, and/or changes in law may render liens granted to Rockland Trust unenforceable. Independent may incur losses or expenses if security interests granted to Rockland Trust are or may be unenforceable.

FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference forward-looking statements regarding the financial condition, results of operations, earnings outlook, and business prospects of Independent, NEB and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible,” and other similar expressions.

The forward-looking statements involve certain assumptions, risks, and uncertainties. In particular, the ability of either Independent or NEB to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. You therefore are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed elsewhere in this proxy statement/prospectus under “Risk Factors”, as well as the following:

•	those risks and uncertainties Independent discusses or identifies in its public filings with the SEC;

•	the risk that the businesses of Independent and NEB will not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	costs following the merger may be higher than expected;

•	competitive pressure among financial services companies may increase significantly;

•	general economic or business conditions, either nationally, regionally, or in the markets in which Independent and NEB do business, may be less favorable than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in both companies’ businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	deterioration in the credit markets may adversely impact either company or its business;

•	legislation or regulatory environments, requirements, or changes, including changes in accounting methods, may adversely affect businesses in which either company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or its businesses;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; and

•	the ability to obtain timely governmental approvals of the merger without the imposition of any conditions that would adversely affect the potential combined company.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Independent or NEB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Independent and NEB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Per Share Market Price Information of Independent Common Stock

Independent common stock trades on the NASDAQ Global Select Market under the symbol “INDB.” NEB common stock is not traded publicly. The following presents the closing sale prices of Independent common stock on March 17, 2016, the last trading day before we announced the merger agreement, and [●], 2016, the last practicable trading day prior to mailing this document. Since NEB common stock is not traded publicly, the closing sale prices of NEB common stock on March 17, 2016, the last trading day before we announced the merger agreement, and [●], 2016, the last practicable trading day prior to mailing this document, is not available. The table also represents the equivalent value of the stock consideration to be paid in the merger per share of NEB common stock on those dates, calculated by multiplying the closing price of Independent common stock on those dates by an exchange ratio of 0.25, which represents the fraction of a share of Independent common stock that NEB shareholders will receive in the merger for each share of NEB common stock.

Date	Independent Closing Price		NEB Closing Price	Exchange Ratio	Equivalent Per Share Value
March 17, 2016		$46.79	N/A	0.25		$11.70
[●], 2016	$	[●]	N/A	0.25	$	[●]

The above table shows only historical comparisons. These comparisons may not provide meaningful information to NEB shareholders in determining whether to approve the merger agreement. NEB shareholders are urged to obtain current market quotations for Independent common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement. See the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

Comparative Stock Prices and Dividends

Independent common stock is listed on the NASDAQ Global Select Market under the symbol “INDB.” NEB common stock is not traded publicly. The following table sets forth, for the periods indicated, the high and low closing prices per share of Independent common stock as reported by the NASDAQ Global Select Market. The table also provides information as to dividends paid per share of Independent common stock. NEB has not paid a cash dividend on its common stock in its two most recently completed fiscal years or any subsequent interim periods. As of [●], 2016, there were [●] shares of Independent common stock issued and outstanding and approximately [●] shareholders of record and [●] shares of NEB common stock issued and outstanding and approximately [●] shareholders of record.

	Independent
	Closing Price				Dividend per Share
2014	High		Low
Quarter Ended March 31,		$40.45		$34.66	$0.24
Quarter Ended June 30,		40.40		34.96	0.24
Quarter ended September 30,		39.42		35.06	0.24
Quarter Ended December 31,		43.35		35.49	0.24

2015
Quarter Ended March 31,		$44.79		$37.83	$0.26
Quarter Ended June 30,		48.94		41.03	0.26
Quarter Ended September 30,		49.90		43.05	0.26
Quarter Ended December 31,		52.17		44.19	0.26

2016
Quarter Ended March 31,		$47.66		$41.35	$0.29
Quarter Ended June 30, (through [●], 2016)	$		$

After completion of the merger, the timing and amount of the payment of dividends will be at the discretion of Independent’s board of directors and will be determined after consideration of various factors, including level of earnings, cash requirements and financial condition.

Unaudited Comparative Per Share Data

The table that follows presents, for both Independent and NEB, historical information with respect to earnings, dividends and book value on a per share basis. The table also presents preliminary pro forma information for both companies on a per share basis.

The preliminary pro forma information as of and for the year ended December 31, 2015 assumes that the merger became effective on January 1, 2015 and assumes total merger consideration of approximately $30.7 million, consisting of approximately 660,185 shares of Independent common stock to be paid or issued to holders of NEB common stock upon completion of the merger. The number of shares of Independent common stock was calculated based on 2,640,738 shares of NEB common stock outstanding on December 31, 2015. Based on the closing price of Independent of $46.52 on December 31, 2015, the value of the merger consideration to be received in exchange for one share of NEB common stock would have been $11.63.

The preliminary pro forma information as of and for the three months ended March 31, 2016 assumes that the merger became effective on January 1, 2016 and assumes total merger consideration of approximately $30.3 million, consisting of approximately 660,185 shares of Independent common stock to be paid or issued to holders of NEB common stock upon completion of the merger. The number of shares of Independent common stock was calculated based on 2,640,738 shares of NEB common stock outstanding on March 31, 2016. Based on the closing price of Independent of $45.96 on March 31, 2016, the value of the merger consideration to be received in exchange for one share of NEB common stock would have been $11.49.

The NEB pro forma equivalent per share information in the following table was obtained by multiplying the pro forma per share amounts shown for Independent by the exchange ratio of 0.25. The actual number of shares to be issued by Independent in the merger will also depend on the number of shares of NEB common stock outstanding immediately prior to the effective date of the merger.

The preliminary pro forma financial information includes estimated adjustments to record NEB’s assets and liabilities at their respective fair values based on Independent’s management’s best estimate using the information available at this time. The preliminary pro forma adjustments may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of NEB’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the preliminary pro forma adjustments. Increases or decreases in the fair value of certain balance sheet amounts and other items of NEB as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

It is anticipated that the merger will provide Independent with financial benefits, such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that these benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary pro forma financial information. As required, the preliminary pro forma financial information includes adjustments that give effect to events that are directly attributable to the merger and factually supportable. As a result, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed merger completion date have not been included.

The preliminary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the merger actually been completed as of or at the beginning of each period presented nor does it indicate future results for any interim or full-year period.

The information in the following table is derived from and should be read in conjunction with the historical consolidated financial statements and the notes thereto for Independent contained in this proxy statement/prospectus or incorporated into this document by reference.

Summary Financial Information

	At or for the Year Ended December 31, 2015	At or for the Three Months Ended March 31, 2016
Book value per share:
Independent historical	$29.40	$29.97
NEB historical	8.38	8.43
Pro forma combined	29.82	30.37
NEB pro forma equivalent	7.46	7.59

Tangible book value per share:
Independent historical	$21.29	$21.90
NEB historical	8.38	8.43
Pro forma combined	21.35	21.96
NEB pro forma equivalent	5.34	5.49

Cash dividends declared per share:
Independent historical	$1.04	$0.29
NEB historical	—	—
Pro forma combined	1.04	0.29
NEB pro forma equivalent	0.26	0.07

Basic net income per share:
Independent historical	$2.51	$0.71
NEB historical	0.24	0.01
Pro forma combined	2.35	0.58
NEB pro forma equivalent	0.59	0.15

Diluted net income per share:
Independent historical	$2.50	$0.71
NEB historical	0.24	0.01
Pro forma combined	2.35	0.58
NEB pro forma equivalent	0.59	0.14

Independent Selected Historical Financial and Operating Data

The following table provides summary historical consolidated financial condition data for Independent as of the end of each fiscal year in the five-year period ended December 31, 2015 and operating and per share data and operating ratios for each of the corresponding fiscal years and as of the end of each of the three months ended March 31, 2016 and March 31, 2015 and for the corresponding fiscal periods. The annual historical consolidated financial condition, operating and per share data and operating ratios have been derived in part from Independent’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial condition, operating and per share data and operating ratios as of the end of each of the three months ended March 31, 2016 and March 31, 2015 and for the corresponding fiscal periods have been derived from Independent’s unaudited financial statements and related notes incorporated by reference into this document and are not necessarily indicative of the results that may be expected for the full year or any other interim period. The following information is only a summary and you should read it in conjunction with Independent’s financial statements and related notes incorporated by reference into this document.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31, (Dollars in Thousands, Except Per Share Data)
	2016(1) (unaudited)	2015 (unaudited)	2015	2014	2013	2012	2011
FINANCIAL CONDITION DATA:
Securities available for sale	$378,227	$387,038	$367,249	$348,554	$356,862	$329,286	$305,332
Securities held to maturity	457,641	394,745	477,507	375,453	350,652	178,318	204,956
Loans	5,589,231	5,393,118	5,547,721	4,970,733	4,718,307	4,519,011	3,794,390
Allowance for loan losses	(56,432)	(54,515)	(55,825)	(55,100)	(53,239)	(51,834)	(48,260)
Goodwill and core deposit intangibles	212,218	215,058	212,909	180,306	182,642	162,144	140,722
Total assets	7,189,268	6,911,085	7,210,038	6,364,912	6,099,234	5,756,985	4,970,240
Total deposits	5,995,247	5,670,712	5,990,703	5,210,466	4,986,418	4,546,677	3,876,829
Total borrowings	293,265	395,015	344,502	406,655	448,488	591,055	537,686
Shareholders’ equity	788,147	732,886	771,463	640,527	591,540	529,320	469,057
Nonperforming loans	25,499	30,340	27,690	27,512	34,659	28,766	28,953
Nonperforming assets	27,219	40,348	29,849	38,894	43,833	42,427	37,149
Shares outstanding	26,293,565	26,123,576	26,236,352	23,998,738	23,805,984	22,774,009	21,499,768

OPERATING DATA:
Interest income	$59,741	$56,429	$235,545	$216,459	$205,914	$196,192	$195,751
Interest expense	4,850	5,180	20,617	20,417	23,336	23,393	28,672
Net interest income	54,891	51,249	214,928	196,042	182,578	172,799	167,079
Provision (benefit) for loan losses	525	(500)	1,500	10,403	10,200	18,056	11,482
Noninterest income	19,155	16,557	75,888	69,943	68,009	62,016	52,700
Noninterest expenses	46,482	54,977	197,138	171,838	173,649	159,459	145,713
Net income	18,611	9,460	64,960	59,845	50,254	42,627	45,436

PER SHARE DATA:
Net income-basic	$0.71	$0.38	$2.51	$2.50	$2.18	$1.96	$2.12
Net income-diluted	0.71	0.38	2.50	2.49	2.18	1.95	2.12
Cash dividends declared	0.29	0.26	1.04	0.96	0.88	0.84	0.76
Book value	29.97	28.05	29.40	26.69	24.85	23.24	21.82

OPERATING RATIOS:
Return on average assets	1.04%	0.58%	0.93%	0.95%	0.87%	0.83%	0.96%
Return on average common equity	9.52%	5.58%	8.79%	9.66%	9.09%	8.66%	9.93%
Net interest margin (on a fully tax equivalent basis)	3.39%	3.50%	3.42%	3.45%	3.51%	3.75%	3.90%
Equity to assets	10.96%	10.60%	10.70%	10.06%	9.70%	9.19%	9.44%
Dividend payout ratio	36.66%	60.89%	40.29%	37.50%	30.09%	52.77%	35.30%

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31, (Dollars in Thousands, Except Per Share Data)
	2016(1) (unaudited)	2015 (unaudited)	2015	2014	2013	2012	2011
ASSET QUALITY RATIOS:
Nonperforming loans as a percent of gross loans	0.46%	0.56%	0.50%	0.55%	0.73%	0.64%	0.76%
Nonperforming assets as a percent of total assets	0.38%	0.58%	0.41%	0.61%	0.72%	0.74%	0.75%
Allowance for loan losses as a percent of total loans	1.01%	1.01%	1.01%	1.11%	1.13%	1.15%	1.27%
Allowance for loan losses as a percent of nonperforming loans	221.31%	179.68%	201.61%	200.28%	153.61%	180.19%	166.68%

CAPITAL RATIOS:
Tier 1 leverage capital ratio	9.53%	9.53%	9.33%	8.84%	8.64%	8.65%	8.61%
Common equity Tier 1 capital ratio	10.64%	10.02%	10.44%	N/A	N/A	N/A	N/A
Tier 1 risk-based capital ratio	11.90%	11.31%	11.71%	10.88%	10.78%	10.36%	10.74%
Total risk-based capital ratio	13.56%	12.99%	13.36%	13.15%	12.58%	12.23%	12.78%

(1)	As discussed in Note 2 to Independent’s unaudited financial statements and related notes for the three months ended March 31, 2016 incorporated by reference into this document, effective January 1, 2016, Independent adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) “Interest – Imputation of Interest – Subtopic 835-30” (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. While the standard requires retrospective adoption, the summary historical consolidated financial data for Independent as of the end of each of the fiscal years in the five-year period ended December 31, 2015 and as of March 31, 2015 has not been adjusted to reflect the adoption of ASU 2015-03 as the effects were not deemed to be material.

NEB Selected Historical Consolidated Financial Data

The following table provides summary historical consolidated financial data for NEB as of the end of and for each of the fiscal years in the five-year period ended December 31, 2015 and as of the end of and for the three months ended March 31, 2016 and March 31, 2015. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2015 have been derived in part from NEB’s audited financial statements and related notes. The historical consolidated financial data as of the end of and for the three months ended March 31, 2016 and March 31, 2015 have been derived from NEB’s unaudited financial statements and related notes and are not necessarily indicative of the results that may be expected for the full year or any other interim period.

	At or for the Three Months Ended March 31, (unaudited)		At or for the Year Ended December 31, (Dollars in Thousands, Except Per Share Data)
	2016	2015	2015	2014	2013	2012	2011
FINANCIAL CONDITION DATA:
Securities available for sale	$—	$—	$—	$7,900	$14,796	$14,148	$17,147
Securities held to maturity	5,117	6,181	5,746	—	—	—	—
Loans	232,935	207,154	227,720	198,582	179,648	155,891	119,576
Allowance for loan losses	(2,265)	(2,150)	(2,250)	(2,127)	(2,050)	(1,798)	(1,433)
Total assets	259,380	238,340	260,361	237,235	223,560	195,404	152,005
Total deposits	207,810	197,301	214,024	199,575	179,084	165,669	124,473
Total borrowings	22,039	13,209	18,300	11,159	19,686	12,332	11,873
Shareholders’ equity	26,263	25,394	26,122	25,146	24,167	15,957	15,295
Nonperforming loans	66	940	95	—	884	—	543
Nonperforming assets	2,716	3,840	2,745	2,900	884	—	543
Shares outstanding	2,640,738	2,640,738	2,640,738	2,640,738	2,501,000	1,439,750	1,408,500

	At or for the Three Months Ended March 31, (unaudited)		At or for the Year Ended December 31, (Dollars in Thousands, Except Per Share Data)
	2016	2015	2015	2014	2013	2012	2011

OPERATING DATA:
Interest income	$2,523	$2,281	$9,767	$9,283	$8,369	$7,316	$5,862
Interest expense	494	425	1,820	1,823	1,735	1,792	1,615
Net interest income	2,029	1,856	7,947	7,460	6,634	5,524	4,247
Provision for loan losses	15	23	123	253	252	389	400
Noninterest income	238	215	1,101	810	503	403	427
Noninterest expenses	2,150	1,868	7,782	7,251	6,098	4,905	3,874
Net income	74	124	663	487	496	368	226
Preferred stock dividend	56	10	40	40	41	43	16
Net income available to common shareholders	18	114	623	447	455	325	210
PER SHARE DATA:
Net income-basic	$0.01	$0.05	$0.25	$0.18	$0.23	$0.23	$0.15
Net income-diluted	0.01	0.05	0.25	0.18	0.23	0.23	0.15
Cash dividends declared	—	—	—	—	—	—	—
Book value	8.43	8.10	8.38	8.01	8.06	8.30	8.02

OPERATING RATIOS:
Return on average assets	0.11%	0.22%	0.27%	0.21%	0.25%	0.22%	0.17%
Return on average common equity	1.13%	1.99%	3.05%	2.36%	3.00%	3.16%	2.04%
Net interest margin (on a fully tax equivalent basis	3.38%	3.47%	3.43%	3.41%	3.48%	3.47%	3.39%
Equity to assets	10.13%	10.61%	10.03%	10.60%	10.81%	8.17%	10.06%
Dividend payout ratio	—	—	—	—	—	—	—

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of gross loans	0.03%	0.45%	0.04%	—	0.49%	—	0.45%
Nonperforming assets as a percent of total assets	1.05%	1.61%	1.05%	1.22%	0.40%	—	0.36%
Allowance for loan losses as a percent of total loans	0.97%	1.04%	0.99%	1.07%	1.14%	1.15%	1.20%
Allowance for loan losses as a percent of nonperforming loans	3,431.82%	228.72%	2,368.42%	—	231.90%	—	263.90%

CAPITAL RATIOS:
Tier 1 leverage capital ratio	10.22%	10.68%	9.94%	10.23%	10.87%	9.01%	11.12%
Common equity Tier 1 capital ratio	11.83%	11.33%	11.75%	N/A	N/A	N/A	N/A
Tier 1 risk-based capital ratio	11.83%	11.33%	11.75%	11.63%	12.40%	9.97%	12.81%
Total risk-based capital ratio	12.86%	12.33%	12.78%	12.65%	13.49%	11.07%	13.96%

THE SPECIAL MEETING OF NEB SHAREHOLDERS

This proxy statement/prospectus is being provided to holders of NEB common stock as NEB’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the special meeting of NEB shareholders to be held on [●], 2016, and at any adjournment or postponement of the special meeting. This proxy statement/prospectus is also being provided to you as Independent’s prospectus in connection with the offer and sale by Independent of its shares of common stock as a result of the proposed merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date: [●], 2016

Time: [●], Local Time

Place: [●]

Purpose of the Special Meeting

At the special meeting, NEB shareholders will be asked to:

•	approve the merger agreement and the transactions it contemplates, including the merger; and

•	authorize the board of directors of NEB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the NEB merger agreement proposal or to vote on other matters properly before the special meeting.

Recommendation of NEB’s Board of Directors

NEB’s board of directors has unanimously determined that the merger agreement and the merger are advisable and in the best interests of NEB and its shareholders and, accordingly, unanimously recommends that NEB’s shareholders vote “FOR” the NEB merger agreement proposal and “FOR” the NEB adjournment proposal.

Record Date; Shares Entitled to Vote

You are entitled to vote if the records of NEB show that you held shares of NEB common stock as of the close of business on [●], 2016. Beneficial owners of shares held in the name of a broker, bank or other nominee (“street name”) should instruct their record holder how to vote their shares. As of the close of business on the record date, [●] shares of NEB common stock were outstanding. Each share of common stock has one vote on each matter presented to shareholders. If you are a beneficial owner of shares of NEB common stock held in “street name” and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

We will have a quorum and will be able to conduct the business of the special meeting only if a majority of the outstanding shares of NEB common stock entitled to vote is represented in person or by proxy at the special meeting. If you return a valid proxy card or attend the meeting in person, your shares will be counted for determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of NEB common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the NEB merger agreement proposal will require the affirmative vote of at least two-thirds of the outstanding shares of NEB common stock entitled to vote at the special meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the proposal. Broker non-votes and abstentions from voting will have the same effect as voting against the proposal.

The affirmative vote of a majority of the shares voted on the NEB adjournment proposal is required to approve the NEB adjournment proposal. Broker non-votes and abstentions from voting will have no effect on the proposal.

NEB Voting Agreements

As of the record date of [●], 2016, directors and certain executive officers of NEB solely or jointly beneficially owned [●] shares of NEB common stock. This equals [●]% of the outstanding shares of NEB common stock. As of the same date, neither Independent nor any its subsidiaries, directors or executive officers owned any shares of NEB common stock. All of NEB’s directors and certain of NEB’s executive officers entered into voting agreements with Independent, solely in their capacities as shareholders of NEB, to vote the [●] shares of NEB common stock owned by them in favor of the NEB merger agreement proposal. For more information about the NEB voting agreements, see “Voting Agreements.”

Voting of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, NEB recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

NEB shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If your shares are held in “street name” and you wish to vote in person at the special meeting, you will have to obtain a “legal proxy” from your record holder entitling you to vote at the special meeting.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. If you are the record holder of your shares of NEB common stock and submit your proxy without specifying a voting instruction, your shares of NEB common stock will be voted “FOR” the NEB merger agreement proposal and “FOR” the NEB adjournment proposal. If you return an incomplete instruction card to your broker, bank or other nominee, that nominee will not vote your shares with respect to any matter.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted by:

•	filing with the Corporate Secretary of NEB a duly executed revocation of proxy;

•	submitting a new executed proxy with a later date;

•	voting again via the Internet or by telephone; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

New England Bancorp, Inc.

Mark G. Sexton, Corporate Secretary

1582 Iyannough Road

Hyannis, Massachusetts 02601

Voting in Person

If you plan to attend the NEB special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the NEB special meeting, you must bring additional documentation from the broker, bank, or other nominee in order to vote your shares. Whether or not you plan to attend the NEB special meeting, NEB requests that you complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the NEB special meeting but will assure that your vote is counted if you are unable to attend.

Proxy Solicitation

NEB is soliciting your proxy. NEB will pay for this proxy solicitation. In addition to soliciting proxies by mail, [Proxy Solicitor], a proxy solicitation firm, will assist NEB in soliciting proxies for the special meeting. NEB will pay $[●] for these services, plus reimbursement of expenses. Additionally, directors, officers and employees of NEB and Bank of Cape Cod may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. NEB will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Dissenters’ Rights of Appraisal

Under applicable Massachusetts law, the holders of NEB common stock are entitled to dissenters’ rights of appraisal in connection with the merger.

Section 13.02(a)(1) of the Massachusetts Business Corporation Act generally provides that shareholders of Massachusetts corporations are entitled to assert appraisal rights in the event of a merger and to receive payment in cash for the fair value of their shares of stock instead of the merger consideration. NEB has concluded that NEB shareholders are entitled to exercise appraisal rights in connection with the proposed merger with Independent. NEB shareholders electing to exercise dissenters’ rights must comply with the provisions of Section 13 of the Massachusetts Business Corporation Act. A copy of the applicable portions of the Massachusetts Business Corporation Act is attached to this proxy statement/prospectus as Annex C. Failure to follow those provisions exactly could result in a loss of appraisal rights, in which case dissenting shareholders will receive the merger consideration with respect to their shares.

NEB shareholders who are entitled to vote on the merger and who would like to assert their appraisal rights are required to do the following pursuant to Section 13 of the Massachusetts Business Corporation Act:

•	Deliver written notice to NEB of their intent to demand payment for their shares of NEB common stock if the proposed merger is effectuated. The notice must be delivered before the shareholder vote to approve the merger agreement takes place. Voting against, abstaining from voting or failing to vote with respect to the merger agreement does not by itself constitute demand for appraisal for purposes of Massachusetts law. The written objection should be filed with New England Bancorp, Inc., Mark G. Sexton, Corporate Secretary, 1582 Iyannough Road, Hyannis, Massachusetts 02601.

•	Refrain from voting “FOR” approval of the NEB merger agreement proposal. If a shareholder returns a signed and dated proxy but does not specify a vote “AGAINST” approval of the NEB merger agreement proposal or a direction to “ABSTAIN” from voting on the proposal, the proxy will be voted “FOR” approval of the NEB merger agreement proposal, which will have the effect of waiving their appraisal rights.

•	Comply with other procedures required under Section 13 of the Massachusetts Business Corporation Act.

Section 13 of the Massachusetts Business Corporation Act requires that Independent deliver, within 10 days after the effective date of the merger, a written appraisal notice and forms containing certain information to all shareholders who have properly complied with the procedures for demanding appraisal. Shareholders who have received such notice and wish to exercise appraisal rights must make certain certifications to Independent and deposit their share certificates with Independent in order to perfect their appraisal rights. Each shareholder that has properly perfected their appraisal rights will be entitled to a cash payment of the estimated fair value of the shares, plus interest but subject to any applicable withholding taxes, within 30 days of the written appraisal notice and forms’ due date, except for shareholders who acquired their shares on or after March 17, 2016, who are not entitled to payment until they accept the offer from Independent. A shareholder that fails to execute and return the forms, and comply with the terms stated therein, will not be entitled to such a payment.

If a dissenting shareholder believes that the amount paid or offered to be paid by Independent is less than the fair value of their shares, the dissenting shareholder is required, within 30 days of receipt of the payment or offer of payment, to notify Independent in writing of such shareholder’s own estimate of the fair value of the shares and demand payment of such amount plus interest, less any payment received. If such demand for payment is not settled within 60 days of Independent’s receipt thereof, Independent is required to petition the court to determine the fair value of the shares and accrued interest or, if such petition is not made, to pay the amount demanded plus interest to the dissenting shareholder.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Massachusetts law. Any shareholder who believes they are entitled to appraisal rights and wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of the Massachusetts Business Corporation Act, which are attached as Annex C to this proxy statement/prospectus, which set forth the procedures to be complied with in perfecting any such rights. Shareholders who wish to dissent from the merger and pursue their appraisal rights should consult with legal counsel to ensure strict compliance with statutory procedures and avoid the loss of any appraisal rights to which they may be entitled. Dissenting shareholders should also consult with a tax advisor regarding the tax consequences of exercising their appraisal rights under Massachusetts law.

Stock Certificates

You should not send in any certificates representing NEB common stock at this time. If and when the merger is consummated, you will receive separate instructions for the exchange of your certificates representing NEB common stock. For more information regarding these instructions, please see the section in this document titled “The Merger Agreement – Exchange of NEB Stock Certificate for Independent Stock Certificates” beginning on page [●] of this document.

PROPOSAL NO. 1

APPROVAL OF THE AGREEMENT AND PLAN OF MERGER

At the NEB special meeting, shareholders will consider and vote on the NEB merger agreement proposal. Details about the merger, including each party’s reasons for the merger, the effect of approval of the agreement and plan of merger and the timing of effectiveness of the merger, are discussed in the section entitled “The Merger” beginning on page [●] of this document.

Approval of the NEB merger agreement proposal requires the presence of a quorum and the affirmative vote of the holders of at least two-thirds of the shares of common stock of NEB entitled to vote at the special meeting.

NEB’s board of directors unanimously recommends that NEB shareholders vote “FOR” approval of the NEB merger agreement proposal.

PROPOSAL NO. 2

APPROVAL OF NEB TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES

NEB is submitting a proposal for consideration at the NEB special meeting to authorize the named proxies to authorize the board of directors of NEB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the NEB merger agreement proposal or to vote on other matters properly before the special meeting. Even though a quorum may be present at the NEB special meeting, it is possible that NEB may not have received sufficient votes to approve the NEB merger agreement proposal by the time of the meeting. In that event, the board of directors of NEB would need to adjourn the NEB special meeting in order to solicit additional proxies. This proposal relates only to authorization of the board of directors of NEB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the NEB merger agreement proposal or to vote on other matters properly before the special meeting. If the NEB special meeting is adjourned for less than 30 days, NEB is not required to give notice of the time and place of the adjourned meeting if the new time and place is announced at the special meeting before adjournment, unless the board of directors of NEB fixes a new record date for the NEB special meeting.

The vote required to approve the NEB adjournment proposal is the affirmative vote of a majority of the shares voted on the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

NEB’s board of directors unanimously recommends that NEB shareholders vote “FOR” the NEB adjournment proposal or to vote on other matters properly before the special meeting.

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference.

General

The merger is structured as a stock for stock transaction. Under the terms and conditions set forth in the merger agreement, NEB will merge with and into Independent, with Independent surviving the merger. At the effective time of the merger, each share of NEB common stock outstanding immediately prior to the effective time will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive 0.25 of a share of Independent common stock. The 0.25 exchange ratio may be adjusted to reflect the effect of any stock split, split-up, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, or other similar change with respect to the common stock of Independent or NEB that occurs before the merger. Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the Closing VWAP) for any fractional share a NEB shareholder would otherwise receive after aggregating all of his or her shares.

All outstanding unvested NEB stock options and unvested shares of restricted NEB common stock will become fully vested immediately prior to the effective time of the merger. NEB options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of NEB common stock provided for by such option and (ii) the excess, if any, of the Closing VWAP multiplied by the exchange ratio of 0.25 over the exercise price of such option. All shares of accelerated restricted stock will be treated as outstanding NEB shares for all purposes under the merger agreement, including the holders’ right to receive the merger consideration.

Under the merger agreement, each holder of a warrant to purchase NEB common stock will receive, upon consummation of the transaction, a cash payment in settlement of the NEB warrant equal to the product of (i) the number of shares of NEB common stock provided for by such warrant and (ii) the excess, if any, of the Closing VWAP multiplied by the exchange ratio of 0.25 over the exercise price of such warrant.

If an NEB warrant holder exercises all or a portion of its warrant prior to the maturity date of the warrant, the NEB warrant holder will be entitled to purchase such number of shares of NEB common stock underlying such portion of the warrant. Each share of NEB common stock acquired through the exercise of warrants will then be exchanged in the merger for 0.25 of a share of Independent common stock. If an NEB warrant holder does not exercise its warrant prior to the maturity date of the warrant, the warrant will be terminated in accordance with its terms.

If a holder of a convertible subordinated note issued by NEB exercises its right to convert all or a portion of such convertible subordinated note prior to the closing of the merger, such holder will be entitled to acquire such number of shares of NEB common stock underlying such portion of the convertible subordinated note. Each share of NEB common stock acquired through the conversion of the convertible subordinated note will then be exchanged in the merger for 0.25 of a share of Independent common stock. To the extent that the convertible subordinated notes are not redeemed on or prior to the effective time of the merger, those convertible subordinated notes will be assumed by Independent pursuant to the terms of the notes.

Based on the number of shares of NEB common stock outstanding on [●], 2016, it is expected that approximately [●] shares of Independent common stock will be issued to NEB shareholders in connection with the merger, which would represent approximately [●]% of the outstanding Independent common stock (based on the number of shares of Independent common stock outstanding as of [●], 2016 and the number of shares of Independent common stock to be issued to NEB shareholders in connection with the merger, assuming the exercise of all outstanding NEB stock options and NEB warrants and the conversion of all outstanding convertible subordinated notes).

Background of the Merger

Since its formation in 2006, Bank of Cape Cod (and NEB after its formation in 2010) has worked to build a well-respected franchise based upon its commitment to serving its customers and responding to the banking needs of small and mid-sized businesses in its market area. As a result, its commercial lending portfolio has steadily grown. At the same time, the Board of Directors of NEB has remained aware of its obligations to maximize shareholder value. Towards this end, NEB has periodically engaged in informal discussions with depository institutions that have expressed interest in exploring a potential affiliation with, or acquisition of, NEB. The Board of Directors of NEB has evaluated the potential risks and benefits of such opportunities as well as the ability of NEB to continue to grow and deliver value to its shareholders and other constituencies as an independent organization.

Late in 2013, NEB engaged an investment banker to assist NEB in exploring a possible sale of the company. Seven potential buyers were contacted. In December 2013, two of the companies contacted provided written expressions of interest and three companies expressed interest orally. Ultimately, in January 2014, NEB began negotiating with a Massachusetts-chartered institution (“Company A”), which offered a price of $12.50 per share in an all-cash transaction. However, by March 2014, after discussing the transaction with its regulators, Company A determined it would likely not receive the requisite regulatory approvals to consummate a transaction and, therefore, withdrew its offer.

Following the withdrawal of the offer from Company A, the Board of Directors of NEB decided to expand the companies that it would contact to pursue a potential merger. In late March 2014, NEB, along with its investment banker, prepared a confidential information memorandum for distribution to interested parties. Thirty different institutions were contacted, of which 19 executed confidentiality agreements and received the confidential information memorandum. However, only one institution, a Massachusetts-chartered institution (“Company B”) submitted a bid, for an all-cash transaction at a price of between $9.28 and $9.67 per share. The Board of Directors of NEB determined that such offer was not in the best interests of its shareholders and decided not to proceed with Company B.

On June 10, 2015, Timothy T. Telman, President and Chief Executive Officer of NEB, met with a director of Independent with whom he had a previous relationship to inquire whether Independent might have an interest in acquiring NEB. That director indicated that he would refer Mr. Telman’s inquiry to Christopher Oddleifson, the President and Chief Executive Officer of Independent.

On July 1, 2015, Mr. Telman met with Mr. Oddleifson to discuss the possibility of a business combination between the two parties. Messrs. Telman and Oddleifson discussed their franchises and business cultures and philosophies. No discussions about specific pricing occurred at that time.

On August 20, 2015, Mr. Telman met with Mr. Oddleifson, Independent’s Chief Financial Officer, and Executive Vice President, Commercial Lending. Mr. Telman discussed NEB’s franchise and history and the benefits that could accrue to both parties through a business combination.

On October 22, 2015, Mr. Telman met with the President and Chief Executive Officer of a Massachusetts-based institution (“Company C”), who had initiated the meeting. The meeting focused on each parties’ franchises and business cultures and philosophies. No discussions about specific pricing occurred at that time. The President and Chief Executive Officer indicated that he was interested in further exploration of a business combination and suggested that Mr. Telman meet with other members of Company C’s senior management.

On November 12, 2015, Messrs. Telman and Oddleifson met again. During that meeting Mr. Oddleifson indicated that Independent was willing to consider a transaction with NEB.

On November 13, 2015, NEB and Independent entered into a confidentiality agreement.

On November 18, 2015, Mr. Telman met with the President and Chief Executive Officer and two other executives of Company C. The meeting focused on each parties’ franchises and business cultures and philosophies. No specific pricing terms were discussed at the meeting. The President and Chief Executive Officer of Company C reiterated his interest in the NEB franchise and indicated that he could send a confidentiality to NEB so that Company C could conduct further diligence.

Mr. Telman continued to speak with Mr. Oddleifson and the President and Chief Executive Officer of Company C throughout December of 2015.

On December 7, 2015, a confidential electronic data room containing diligence materials requested by Independent relating to NEB was made available.

On December 14, 2015, NEB and Company C entered into a confidentiality agreement.

On December 22, 2015, Independent submitted a non-binding indication of interest letter, which offered a value of $11.00 per share to shareholders of NEB based on a fixed exchange ratio of 0.2283 shares of Independent common stock for each share of NEB common stock. The offer consisted of consideration of 80-100% stock and, if Independent common stock was not the sole form of consideration, cash, at a price of $11.00 per share, for the remainder of NEB’s shares of common stock.

On December 28, 2015, Piper Jaffray provided a preliminary analysis to Company C for a potential transaction with NEB, with a range of values between $10.00 and $12.00 per share.

On December 30, 2015, the Board of Directors met with management and representatives of Piper Jaffray to discuss the details of the indication of interest letter from Independent. Representatives of Piper Jaffray provided presentation materials to the Board of Directors. The Piper Jaffray presentation included a summary of the indication of interest and the earnings accretion that NEB shareholders would obtain through a transaction with Independent. Representatives of Piper Jaffray compared the impact of a potential transaction on Independent and Company C (assuming a price at the midpoint of the price range it provided to Company C). Representatives of Piper Jaffray also provided a summary of NEB’s historical financial information, a list of comparable merger transactions and a summary of Independent’s franchise, including an analysis of its most recent acquisition.

After receiving guidance from the Board of Directors of NEB at its board meeting, representatives of Piper Jaffray notified Independent of NEB’s desire to receive $12.00 per share in an all-stock transaction.

On January 5, 2016, representatives of Piper Jaffray, at the direction of NEB’s management, held discussions with the financial advisor to Company C, in which the advisor indicated that Company C’s Board of Directors had discussed a possible transaction and, while Company C remained interested, its level of interest would likely be at the lower end of the range contained in the materials prepared by Piper Jaffray.

On January 5, 2016, NEB received a revised indication of interest letter from Independent. The revised letter offered a price between $11.00 to $11.50 per share to shareholders of NEB based on a fixed exchange ratio of between 0.2339 and 0.2446 shares of Independent common stock for each share of NEB common stock. The offer consisted of all stock consideration.

On January 11, 2016, the Board of Directors met with management and representatives of Piper Jaffray to discuss the details of the revised indication of interest letter. Representatives of Piper Jaffray provided presentation materials to the Board of Directors. The Piper Jaffray presentation included a summary of the process with Independent and Company C to date and a summary of the terms of Independent’s revised indication of interest. Representatives of Piper Jaffray presented analysis regarding NEB’s range of values on a stand-alone basis and assuming a change in control, and a summary of peer companies and comparable merger transactions. During the presentation, the Board of Directors and representatives of Piper Jaffray discussed the comparative impact of the transaction on Independent and Company C, including how Independent, because of the relative strength of its currency, would realize accretion to tangible book value compared to dilution to tangible book value for Company C and that Independent would have a higher level of capital following the proposed transaction. Piper Jaffray also provided a summary of NEB’s historical financial information, a list of comparable merger transactions and a summary of Independent’s franchise, including a summary of its most recent acquisition. A representative of Luse Gorman, PC, NEB’s legal advisors, also participated in the meeting and summarized the directors’ fiduciary duties, specifically in the context of a change of control, and discussed with the Board the steps that would still be required in the merger process.

Following discussion, the Board of Directors voted to authorize management: (1) to proceed with the negotiation of a definitive agreement substantially consistent with the terms outlined in the indication of interest letter for presentation to and consideration by the Board of Directors at the earliest practicable date; and (2) to take all necessary and appropriate action on behalf of NEB toward such end, including, in consultation with NEB’s legal and financial advisors, conducting a due diligence investigation of Independent and negotiating any ancillary documents concurrently with the negotiation of the definitive agreement. The Board of Directors also authorized Mr. Telman to execute and deliver a 45-day Exclusivity Agreement with Independent, and he promptly did so.

On January 19, 2016, Mr. Telman met with Mr. Oddleifson and an Independent Human Resources representative. The parties discussed the NEB organizational chart and potential staffing opportunities following the merger. The Independent representatives discussed their history of successfully integrating employees in their previous acquisitions.

On January 21, 2016, Independent convened a meeting of its Board of Directors. During that meeting Independent’s management described a potential transaction to acquire NEB, answering any questions posed.

On January 23 and 24, 2016, Independent, with the assistance of an independent third party loan review firm, conducted a loan review of NEB’s loan portfolio. Independent representatives also reviewed other due diligence materials at the same time.

On January 28, 2016, Day Pitney LLP, the legal counsel for Independent, provided Luse Gorman with a draft of the merger agreement.

On January 29, 2016, Mr. Telman had a call with Mr. Oddleifson with regard to outstanding diligence items and the expectations regarding the NEB branches following the completion of the transaction.

On February 12, 2016, NEB executed a confidentiality agreement with Independent with respect to information to be provided by Independent in response to NEB’s due diligence information requests. On February 17, 2016, Mr. Telman and representatives of Piper Jaffray and Luse Gorman met at the Independent offices to review diligence materials provided by Independent and interview members of Independent’s management team.

On February 19, 2016, Mr. Telman had a call with Mr. Oddleifson to continue the pricing discussion. Mr. Telman requested an increase in the exchange ratio to 0.25 shares of Independent common stock for each share of NEB common stock.

On February 22, 2016, NEB received a revised indication of interest letter from Independent. The revised letter increased the fixed exchange ratio to 0.25 shares of Independent common stock for each share of NEB common stock. The offer remained all-stock consideration. In connection with the revised indication of interest, Independent requested an extension of the Exclusivity Agreement until March 31, 2016. NEB agreed to extend the exclusivity period.

Following the Board meeting and continuing through the middle of March 2016, the parties, along with their legal counsel, continued to review and negotiate the merger agreement, along with various other ancillary documents. Also, the senior management teams of NEB and Independent met several times to discuss the retention and integration of the NEB lending team.

On March 15, 2016, a meeting of the NEB Board of Directors was convened. NEB’s senior management legal and financial advisors participated in the meeting. A copy of the merger agreement that had been negotiated to date, as well as certain ancillary documents, had been sent to the members of the Board of Directors on March 11, 2016. Representatives of Luse Gorman reviewed in detail the terms of the merger agreement and ancillary documents, including the: (1) voting agreements to be entered into by the directors and senior management; and (2) settlement agreements and consulting and non-competition agreements to be entered into by members of management. Representatives of Luse Gorman also discussed the proposed resolutions that the Board would be requested to approve. The Board of Directors was informed of the results of management’s due diligence review of Independent. Representatives of Piper Jaffray made a presentation, a copy of which had been sent in advance to the directors, in which it summarized the transaction terms, the pricing metrics for the transaction and compared those against comparable merger transactions. The Piper Jaffray presentation included an overview of NEB’s valuation on a stand-alone basis and assuming a change in control and presented several methodologies under which Piper Jaffray arrived at valuations for NEB, including comparing NEB to comparable public companies, a discounted cash flow analysis, and a comparison of the pricing metrics for this transaction against comparable merger transactions.

On the morning of March 17, 2016, NEB convened a meeting of its Board of Directors. Legal counsel noted that no material changes to the agreement or the ancillary documents had been made since the drafts previously provided to the Board. Representatives of Piper Jaffray made a presentation regarding the fairness of the proposed merger consideration to NEB’s shareholders from a financial point of view and delivered its written opinion, dated March 17, 2016, that, subject to the limitations and qualifications set forth in the opinion, the merger consideration was fair to NEB’s shareholders from a financial point of view.

Following these presentations and discussions and review and discussion among the members of the NEB Board of Directors, including consideration of the factors described under “– NEB’s Reasons of the Merger” and “– Recommendation of NEB’s Board of Directors,” the NEB Board of Directors determined that the merger agreement and the transactions contemplated thereby, including the merger of NEB and Independent, were advisable and in the best interests of NEB and its shareholders and the directors unanimously voted to adopt the merger agreement and the transactions contemplated thereby and recommended that NEB’s shareholders approve the merger agreement.

On the afternoon of March 17, 2016, Independent convened a meeting of its Board of Directors to consider Independent’s proposed acquisition of NEB. Management reviewed the material terms and conditions of the proposed merger agreement and ancillary agreements that had been negotiated, copies of which had been provided to the Board on March 11, 2016, answering any questions posed. Management also reviewed the business terms and financial expectations of the proposed acquisition, and a detailed risk assessment of the proposed acquisition, answering any questions posed. In addition, Keefe, Bruyette & Woods, Inc., an investment bank engaged by Independent solely to provide certain financial advisory opinion services to the board of directors of Independent in connection with the proposed merger, reviewed the financial aspects of the proposed merger and delivered to the board of directors of Independent its opinion that, as of March 17, 2016 and subject to certain limitations, assumptions and qualifications, the exchange ratio was fair to Independent, from a financial point of view. Following those presentations and discussions, and a discussion by the Independent Board of Directors of the proposed acquisition, which considered the factors described below under “Independent’s Reasons for the Merger,” the Independent Board of Directors determined that the merger agreement and the transactions contemplated thereby, including the merger of NEB with and into Independent, with Independent the surviving entity, were advisable and in the best interests of Independent and its shareholders. The Independent Board of Directors then unanimously voted to approve the proposed acquisition of NEB and to authorize the merger agreement and the transactions contemplated thereby.

Following the completion of the NEB and Independent board meetings, the merger agreement and ancillary documents were executed and delivered.

After the close of the trading markets on March 17, 2016, Independent and NEB issued a joint press release announcing the approval, adoption, and execution of the merger agreement.

Recommendation of NEB’s Board of Directors

NEB’s board of directors has unanimously approved the merger agreement and unanimously recommends that NEB shareholders vote “FOR” the approval of the NEB merger agreement proposal.

NEB’s Reasons for the Merger

In reaching the conclusion that the merger agreement is in the best interests of and advisable for NEB and its shareholders, and in approving the merger agreement, NEB’s Board of Directors consulted with senior management, its legal counsel and financial advisor and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•	the business strategy and strategic plan of NEB, its prospects for the future and projected financial results;

•	the consideration offered by Independent, which represents: 138.8% of NEB’s tangible book value; 47.5x of NEB’s trailing twelve-month earnings; and a 6.0% core deposit premium;

•	on a pro forma basis the transaction is expected to result in 79% accretion to earnings for the NEB shareholders in the first full year after completion of the transaction;

•	the understanding of NEB’s Board of Directors of the strategic options available to NEB and the Board of Directors’ assessment of those options with respect to the prospects and estimated results of the execution by NEB of its business plan as an independent entity under various scenarios and the determination that none of those options or the execution of the business plan was more likely to create greater present value for NEB’s shareholders than the value to be paid by Independent;

•	the challenges facing NEB’s management to grow NEB’s franchise and enhance shareholder value given current market conditions, including increased operating costs resulting from regulatory and compliance mandates, continued pressure on net interest margin from the current interest rate environment and competition;

•	the merger consideration offered by Independent equaled or exceeded the consideration that could reasonably be expected from other potential acquirers with apparent ability to consummate an acquisition of NEB;

•	the strong capital position, the larger scale and more diverse revenue base of the combined company;

•	the ability of Independent to pay the merger consideration and the relative value of the Independent currency compared to peers;

•	the ability of Independent to execute a merger transaction from a financial and regulatory perspective and its excellent history of being able to successfully integrate merged institutions into its franchise;

•	the effect of the merger on Bank of Cape Cod’s depositors, customers, and the communities served by Bank of Cape Cod, as well as its effect on Bank of Cape Cod’s employees;

•	the opportunity to provide depositors, customers, and the communities served by Bank of Cape Cod with increased financial services and increased access to those services through more branch offices;

•	the opportunities for career advancement in a larger organization that would be available to NEB employees who continue employment with the combined company after the merger and the severance benefits provided for in the merger agreement for any NEB employees who do not continue employment with the combined company;

•	Independent’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of NEB’s due diligence review of Independent, and information provided by NEB’s financial advisor;

•	the historical stock market performance for Independent common stock;

•	the higher legal lending limit and an expanded set of products and services that could benefit NEB’s customers;

•	the structure of the merger, including that the merger is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes;

•	the greater market capitalization, strong dividend and the trading liquidity of the common stock of Independent;

•	the terms of the merger agreement, including the representations and warranties of the parties, the covenants, the consideration, the benefits to NEB’s employees and the absence of burdensome contingencies in the merger agreement;

•	the financial analysis presented by Piper Jaffray to the NEB’s Board of Directors, and the opinion delivered to the NEB’s Board of Directors by Piper Jaffray to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the merger consideration to be received by the holders of common stock of NEB in the merger is fair, from a financial point of view, to such shareholders; and

•	the likelihood of expeditiously obtaining the necessary regulatory approval without unusual or burdensome conditions.

The NEB Board of Directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of NEB’s business and towards the completion of the merger;

•	the restrictions on the conduct of NEB’s business before the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent NEB from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of NEB absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating NEB’s business, operations and workforce with those of Independent;

•	the merger-related costs;

•	that the interests of certain of NEB’s directors and executive officers may be different from, or in addition to, the interests of NEB’s other shareholders as described under the heading “The Merger – Interests of NEB’s Executive Officers and Directors in the Merger”;

•	the risk that the conditions to the parties’ obligations to complete the merger agreement may not be satisfied, including the risk that necessary regulatory approvals or the NEB shareholder approval might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•	that: (1) NEB would be prohibited from affirmatively soliciting acquisition proposals after execution of the Merger Agreement; and (2) NEB would be obligated to pay to Independent a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with NEB from pursuing such a transaction; and

•	the other risks described under the heading “Risk Factors.”

The foregoing discussion of the information and factors considered by the Board of Directors of NEB is not intended to be exhaustive, but includes the material factors considered by the Board of Directors of NEB. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Board of Directors of NEB did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Board of Directors of NEB considered all these factors as a whole, including discussions with, and questioning of NEB’s management and NEB’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The Board of Directors of NEB unanimously approved the merger agreement and recommends that NEB’s shareholders vote “FOR” the approval of the NEB merger agreement proposal and “FOR” the adjournment proposal. NEB shareholders should be aware that NEB’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other NEB shareholders. The Board of Directors of NEB was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the Merger Proposal be approved by the shareholders of NEB. See “– Interests of NEB’s Executive Officers and Directors in the Merger.”

This summary of the reasoning of the Board of Directors of NEB and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Independent’s Reasons for the Merger

Independent’s board of directors determined that the merger agreement and the merger are advisable and in the best interests of Independent and its shareholders. Accordingly, Independent’s board of directors adopted and approved the merger agreement.

The Independent board of directors unanimously approved the merger agreement and the merger because it determined that the merger should strengthen Independent’s existing franchise and increase long-term shareholder value because Bank of Cape Cod is, like Rockland Trust, a bank that is deeply committed to its customers, employees, and the communities that it serves. The merger should provide Rockland Trust with greater access to customers and potential customers and improve Independent’s deposit market share in Barnstable County, Massachusetts. The transaction is financially attractive to Independent and its shareholders because it allows Independent to add Bank of Cape Cod’s loan and deposit base to that of Independent while simultaneously providing Independent with the opportunity to maintain and deepen relationships with Bank of

Cape Cod’s customers by offering Independent’s deeper set of products. The Independent board of directors believes that the combined company should have the potential to realize a stronger competitive position and improved long-term operating and financial results, including revenue and earning enhancements. In addition, Independent’s financial advisor, Keefe, Bruyette & Woods, Inc., reviewed in detail with the board of directors the financial aspects of the proposed merger and delivered its opinion that as of March 17, 2016 and subject to the limitations, assumptions and qualifications set forth therein, the exchange ratio was fair to Independent, from a financial point of view.

After taking into account these and other factors, the Independent board of directors determined that the merger agreement and the merger were in the best interests of Independent and its shareholders and that Independent should enter into the merger agreement and complete the merger. Independent’s board of directors evaluated the factors described above, including asking questions of Independent’s management and Independent’s legal and financial advisers, and reached the unanimous decision that the merger was in the best interests of Independent and its shareholders, its employees, its customers and the communities served by Independent. This discussion of the factors considered by Independent’s board of directors is not exhaustive, but includes all material factors considered by the board. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. Independent’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Independent’s board of directors may have given different weights to different factors. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of NEB’s Financial Adviser

Pursuant to an engagement letter dated January 13, 2016, the NEB board engaged Piper Jaffray as financial advisor to NEB in connection with the merger with Independent. Piper Jaffray is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with NEB and its business. As part of its investment banking business, Piper Jaffray is routinely engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions. The Piper Jaffray written opinion, dated March 17, 2016, is sometimes referred to in this section as the “Piper Jaffray opinion.”

Piper Jaffray acted as financial advisor to NEB in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the meeting of the board of directors of NEB held on March 17, 2016, Piper Jaffray delivered to the board of directors its oral opinion, followed by delivery of its written opinion, that, as of such date, and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the consideration offered in the merger was fair, from a financial point of view, to the holders of NEB common stock.

The full text of Piper Jaffray’s written opinion dated March 17, 2016, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Piper Jaffray’s opinion speaks only as of the date of the opinion. You are urged to read the opinion carefully and in its entirety. Piper Jaffray’s opinion was addressed to, and provided for the information and benefit of, the NEB board of directors (in its capacity as such) in connection with its evaluation of the fairness of the merger consideration from a financial point of view, and did not address any other aspects or implications of the merger. The opinion does not constitute a recommendation to the NEB board of directors or to any other persons in respect of the merger, including as to how any holder of NEB common stock should vote at any stockholders’ meeting held in connection with the merger or take, or not to take, any action in respect of the merger. Piper Jaffray’s opinion does not address the relative merits of the merger as compared to any other business or financial strategies that might be available to NEB, nor does it address the underlying business decision of NEB to engage in the merger. The issuance of the Piper Jaffray opinion was approved by a fairness opinion committee of Piper Jaffray. The summary of the opinion of Piper Jaffray set forth below is qualified in its entirety by reference to the full text of the opinion. Piper Jaffray has consented to the inclusion of this summary of its opinion in this joint proxy statement/prospectus.

In rendering its opinion, Piper Jaffray reviewed, among other things:

•	a draft of the merger agreement dated as of March 16, 2016;

•	certain financial and other data with respect to NEB and Independent, which was publicly available or made available to us by NEB or Independent;

•	certain forward-looking information relating to NEB and Independent that was publicly available, as well as that was furnished to us by NEB or Independent, including internally prepared forecasts of NEB’s expected operating results on a stand-alone basis;

•	materials detailing the merger prepared by NEB, Independent and by their respective legal and accounting advisors including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the merger (which are collectively referred to in this section as the “Synergies”);

•	current and historical reported prices and trading activity of Independent and similar information for certain other publicly traded companies deemed by us to be comparable to NEB and Independent;

•	the financial performance of NEB and Independent with that of certain other publicly traded companies that Piper Jaffray deemed relevant;

•	certain financial analyses for NEB and Independent on a pro forma combined basis giving effect to the merger based on assumptions relating to the Synergies;

•	the merger consideration relative to NEB’s tangible book value, core deposits (deposits less all jumbo time deposits and brokered deposits) and last twelve months earnings as of December 31, 2015;

•	the current market environment generally and the commercial banking environment in particular;

•	the financial terms of certain business combination transactions in the commercial banking industry that Piper Jaffray deemed relevant; and

•	such other analyses, examinations and inquiries.

Piper Jaffray also considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.

Piper Jaffray also held several discussions with certain members of senior management and representatives of both NEB and Independent with respect to certain aspects of the merger, and the past and current business operations of NEB and Independent, the financial condition and future prospects and operations of NEB and Independent, the effects of the merger on the financial condition and future prospects of Independent, and certain other matters Piper Jaffray believed necessary or appropriate to its inquiry.

In arriving at its opinion, Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available to, or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of the management of NEB and Independent that the financial information provided was prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Piper Jaffray materially incomplete or misleading. Without limiting the generality of the foregoing, Piper Jaffray assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by Piper Jaffray, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of NEB and Independent as to the expected future results of operations and financial condition of NEB and Independent, respectively, to which such financial forecasts, estimates and other forward-looking information (including the Synergies) relate and Piper Jaffray assumed that such results would be achieved. Piper Jaffray expressed no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. Piper Jaffray further assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Piper Jaffray also expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

In arriving at its opinion, Piper Jaffray assumed that the executed agreement will be in all material respects identical to the last draft reviewed by it. Piper Jaffray relied upon and assumed, without independent verification, that:

•	the representations and warranties of all parties to the agreement and all other related documents and instruments that are referred to therein are true and correct in all material respects;

•	each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party in all material respects;

•	the merger will be consummated pursuant to the terms of the agreement without material amendments thereto; and

•	all conditions to the consummation of the merger will be satisfied without waiver by any party of any conditions or obligations thereunder.

Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect NEB and Independent or the contemplated benefits of the merger.

For purposes of rendering its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent, derivative, off-balance sheet, or other) of NEB or Independent, and was not furnished or provided with any such appraisals or valuations, and did not evaluate the solvency of NEB or Independent under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, Piper Jaffray expressed no opinion regarding the liquidation value of NEB, Independent or any other entity. Piper Jaffray assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of NEB or Independent since the date of the most recent financial data made available to Piper Jaffray. Piper Jaffray also assumed in all respects material to its analysis that NEB and Independent would remain as a going concern for all periods relevant to its analysis. Without limiting the generality of the foregoing, Piper Jaffray did not conduct a review of:

•	any individual credit files of NEB or Independent, nor evaluate the adequacy of the loan or lease reserves of NEB or Independent;

•	any credit mark that may be taken in connection with the merger, nor evaluate the adequacy of any contemplated credit mark to be so taken; or

•	the collectability of any asset or the future performance of any loan of NEB or Independent.

Piper Jaffray also assumed, with NEB’s consent, that the respective allowances for loan and lease losses for both NEB and Independent, and the credit mark are adequate to cover any losses and will be adequate on a pro forma basis for the combined company. Accordingly, Piper Jaffray expressed no opinion with respect to these matters.

In addition, Piper Jaffray did not make any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which NEB or Independent is a party or may be subject, and at the direction of NEB and with its consent, Piper Jaffray’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed that neither NEB nor Independent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger and the merger of the principal banking subsidiaries of NEB and Independent contemplated by the agreement.

The Piper Jaffray opinion is necessarily based on economic, market and other conditions and upon the information made available to Piper Jaffray and facts and circumstances as they exist and are subject to evaluation as of the date of the Piper Jaffray opinion. It should be understood events occurring after the date of the Piper Jaffray opinion could materially affect the assumptions used in preparing the Piper Jaffray opinion. Further, Piper Jaffray expressed no opinion as to the price at which shares of the common stock of Independent may trade following announcement of the merger or at any future time.

The Piper Jaffray opinion addresses solely the fairness, from a financial point of view, to holders of NEB common stock of the proposed merger consideration set forth in the agreement and does not address any other terms or agreement relating to the merger or any other terms of the agreement. Piper Jaffray was not requested to opine as to, and the Piper Jaffray opinion does not address, the basic business decision to proceed with or effect the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to NEB, any other terms contemplated by the agreement or the fairness of the merger to any other class of securities, creditor or other constituency of NEB. Furthermore, Piper Jaffray expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the merger, or any class of such persons, relative to the merger consideration to be received by holders of NEB common stock in the merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the merger.

The internal NEB earnings and balance sheet projections furnished to Piper Jaffray and used by it in certain of its analyses were prepared by NEB’s management team (the “NEB Projections”). NEB does not publicly disclose internal management projections of the type provided to Piper Jaffray in connection with its review of the merger. As a result, such projections were not prepared with an expectation of public disclosure. The NEB Projections were based on numerous variables and assumptions, which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the NEB Projections.

In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Piper Jaffray, NEB and Independent. Any estimates contained in the analyses performed by Piper Jaffray are not necessarily indicative of actual values or future results, which may be more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Piper Jaffray opinion was among several factors taken into consideration by the NEB board in making its determination to approve the merger agreement. The type and amount of consideration payable in the merger were determined through negotiation between NEB and Independent, and the decision to enter into the merger agreement was solely that of the NEB board.

Piper Jaffray’s opinion was necessarily based upon conditions as they existed and could be evaluated on March 17, 2016, the date of such opinion, and the information made available to Piper Jaffray through such date. Developments subsequent to the date of Piper Jaffray’s opinion may have affected, and may affect, the conclusion reached in Piper Jaffray’s opinion, and Piper Jaffray did not and does not have an obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed and presented by Piper Jaffray to the NEB board on March 17, 2016 in connection with its fairness opinion. Each analysis was provided to the NEB board of directors. The following summary, however, does not purport to be a complete description of all the analyses performed and reviewed by Piper Jaffray underlying the Piper Jaffray opinion or the presentation made by Piper Jaffray to the NEB board on March 17, 2016, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. A fairness opinion is thus not susceptible to partial analysis or summary description. In arriving at its opinion, Piper Jaffray did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Piper Jaffray believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a potentially misleading or incomplete view of the process underlying its analyses and opinion. Also, no company or transaction used in Piper Jaffray’s analysis for purposes of comparison is identical to NEB and Independent or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which NEB and Independent and the merger were compared and other factors that could affect the public trading value or transaction value of the companies to which they are being compared. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before March 17, 2016 (the date of the Piper Jaffray opinion), and is not necessarily indicative of current market conditions.

Summary of Proposal. Pursuant to the terms of the merger agreement, at the effective time of the merger, the shares of NEB common stock, par value $0.01, will be converted into the right to receive 0.25 shares of Independent common stock, par value $0.01. Based on Independent’s closing price on March 16, 2016 of $45.65, the merger consideration was equivalent to a price of $11.41 per share of NEB common stock at that date. Based on this deemed value per share to NEB shareholders and based on an aggregate of 2,640,738 shares of NEB common stock outstanding and 312,085 options and warrants outstanding with a weighted average exercise price of $9.65 per share, the aggregate merger consideration to holders of NEB common stock, options and warrants was approximately $30.7 million on March 16, 2016.

Selected Companies Analysis. Using publicly available information, Piper Jaffray compared the financial performance and financial condition of NEB to thirteen selected publicly traded bank holding companies headquartered in New England and the Mid-Atlantic with total assets between $100 million and $400 million, a last twelve months return on average assets between 0.00% and 0.50%, a loan to deposit ratio greater than 50.0% and a nonperforming assets to assets ratio less than 3.0%. The companies included in this group were:

Company	Ticker	State
Glen Burnie Bancorp	GLBZ	MD
Mars National Bancorp, Inc.	MNBP	PA
MNB Corporation	MNBC	PA
Damascus Community Bank	DMAS	MD
Polonia Bancorp, Inc.	PBCP	PA
First Colebrook Bancorp, Inc.	FCNH	NH
Peoples Trust Company of St. Albans	PPAL	VT
Bucks County Bank	BKCS	PA
Damariscotta Bankshares, Inc.	DMSQ	ME
Carroll Bancorp, Inc.	CROL	MD
Patriot Federal Bank	PFDB	NY
UNB Corporation	UNPA	PA
Meetinghouse Bancorp, Inc.	MTGB	MA

Using publicly available information, Piper Jaffray compared the financial performance, financial condition, and market performance of Independent to fourteen selected publicly traded bank holding companies headquartered in New England and the Mid-Atlantic with total assets between $5.0 billion and $10.0 billion and the most recent quarter return on average assets greater than 0.75%. The companies included in this group were:

Company	Ticker	State
Northwest Bancshares, Inc.	NWBI	PA
Provident Financial Services, Inc.	PFS	NJ
Community Bank System, Inc.	CBU	NY
Customers Bancorp, Inc.	CUBI	PA
NBT Bancorp Inc.	NBTB	NY
Berkshire Hills Bancorp, Inc.	BHLB	MA
Boston Private Financial Holdings, Inc.	BPFH	MA
First Commonwealth Financial Corporation	FCF	PA
S&T Bancorp, Inc.	STBA	PA
Eagle Bancorp, Inc.	EGBN	MD
Brookline Bancorp, Inc.	BRKL	MA
Flushing Financial Corporation	FFIC	NY
Tompkins Financial Corporation	TMP	NY
WSFS Financial Corporation	WSFS	DE

To perform this analysis, Piper Jaffray used financial information as of the period ended December 31, 2015 (or as of the most recently available quarter). Market price information was as of March 16, 2016. Earnings estimates for 2016 for Independent and other selected companies were taken from SNL Financial, a nationally recognized earnings estimate consolidator.

Piper Jaffray’s analysis showed the following concerning the selected public companies for NEB’s and Independent’s market performance:

	NEB Group Minimum	NEB Group Median	NEB Group Mean	NEB Group Maximum
Stock Price / Tangible Book Value per Share	59.6%	81.9%	79.6%	102.4%
Stock Price / Last Twelve Months EPS	14.1x	22.0x	24.6x	55.4x

	INDB	INDB Group Minimum	INDB Group Median	INDB Group Mean	INDB Group Maximum
Stock Price / Tangible Book Value per Share	214.4%	128.3%	171.1%	178.0%	253.5%
Stock Price / Last Twelve Months EPS	18.3x	12.0x	15.4x	15.7x	20.7x
Stock Price / 2016 Est. EPS	15.7x	10.1x	14.7x	14.6x	18.0x
Stock Price / 2017 Est. EPS	14.8x	9.1x	13.0x	13.4x	16.4x

Comparable Transaction Analysis. Piper Jaffray reviewed certain publicly available information related to eleven selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies with headquarters in New England and the Mid-Atlantic announced after January 1, 2014, where deal value was available and the buyer was a bank or bank holding company or a thrift or thrift holding company, the seller had total assets between $100 million and $400 million, a last twelve months return on average assets between 0.0% and 0.5% and a nonperforming assets to assets ratio less than 3.0%. The transactions included in the group were:

Buyer	Seller
Bay Bancorp, Inc.	Hopkins Bancorp, Inc.
BNH Financial	Community Guaranty Corporation
Revere Bank	BlueRidge Bank
ESSA Bancorp, Inc.	Eagle National Bancorp, Inc.
Preferred Bank	United International Bank
Citizens Financial Services, Inc.	First National Bank of Fredericksburg
Merchants Bancshares, Inc.	NUVO Bank & Trust Company
Putnam County Savings Bank	CMS Bancorp, Inc.
Mid Penn Bancorp, Inc.	Phoenix Bancorp, Inc.
Codorus Valley Bancorp, Inc.	Madison Bancorp, Inc.
F.N.B. Corporation	OBA Financial Services, Inc.

Transaction multiples for the merger were derived from an offer price of $11.41 per share for NEB based on Independent’s March 16, 2016 closing price of $45.65. For each precedent transaction, Piper Jaffray derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	tangible book value per share of the acquired company based on the latest financial statements of the company available prior to the announcement of the acquisition;

•	tangible equity premium to core deposits (total deposits less jumbo time deposits and brokered deposits) based on the financial statements of the company available prior to the announcement of the acquisition; and

•	the last twelve months earnings per share based on the financial statements of the company available prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Transaction Price to:	INDB / NEB merger	Comparable Transactions Minimum		Comparable Transactions Median		Comparable Transactions Mean		Comparable Transactions Maximum
Tangible Book Value	136.2%	102.7%		112.0%		122.4%		161.6%
Core Deposit Premium	5.6%	1.0%		2.1%		3.6%		10.8%
LTM Earnings Per Share	46.6x	26.6	x	41.0	x	41.6	x	51.9	x

Discounted Cash Flow Analysis. Piper Jaffray performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that NEB could provide to equity holders through fiscal year 2020 on a stand-alone basis. In performing this analysis, Piper Jaffray used the NEB Projections for fiscal years 2016 through 2020. The analysis assumed discount rates ranging from 13.0% to 15.0%, which were assumed deviations, both up and down, as selected by Piper Jaffray based on the NEB discount rate of 13.8% as determined by Piper Jaffray. The range of values for the discounted cash flow analysis was determined by adding (1) the present value of projected cash flows to NEB’s stockholders from fiscal years 2016 to 2020 and (2) the present value of the terminal value of NEB’s common stock. In determining cash flows available to NEB stockholders, Piper Jaffray assumed that NEB would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained were assumed to be distributed as dividends to NEB stockholders. In calculating the terminal value of NEB, Piper Jaffray applied terminal multiples ranging from 12.0 times to 14.0 times fiscal year 2020 estimated earnings. These multiples were selected based on a review of trading multiples of common stocks of the selected bank and thrift holding companies headquartered in New England and the Mid-Atlantic with total assets between $200 million and $1.0 billion and last twelve months return on average assets greater than 0.0%. This analysis resulted in a range of values of NEB from $5.98 to $7.55 per share. In addition, Piper Jaffray performed a second discounted cash flow analysis that examined the after-tax cash flows that NEB could provide to NEB stockholders through fiscal year 2020 if NEB achieved a range from 90% to 110% of estimated earnings for the 2016 to 2020 period. Utilizing a discount rate of 13.8% and a range of multiples from 12.0 times to 14.0 times fiscal year 2020 estimated earnings resulted in a range of values of NEB from $5.46 to $8.23.

Piper Jaffray also performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Independent could provide to equity holders through fiscal year 2020 on a stand-alone basis and on a pro forma basis. In performing this analysis, Piper Jaffray used publicly available earnings estimates by non-affiliated research analysts covering Independent, which were discussed with senior management of Independent, for fiscal years 2016 and 2017, and with respect to fiscal years 2018 through 2020 applied an earnings growth rate of 8.0% to derive projected after-tax cash flows. The analysis assumed discount rates ranging from 10.0% to 12.0%, which were assumed deviations, both up and down, as selected by Piper Jaffray based on the Independent discount rate of 11.1% as determined by Piper Jaffray. The range of values for the discounted cash flow analysis was determined by adding (1) the present value of projected cash flows to Independent’s stockholders from fiscal years 2016 to 2020 and (2) the present value of the terminal value of Independent’s common stock. In determining cash flows available to stockholders, Piper Jaffray assumed that Independent would maintain a tangible common equity to tangible asset ratio of 7.50% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained were assumed to be distributed as dividends to Independent stockholders. In calculating the terminal value of Independent, Piper Jaffray applied terminal multiples ranging from 13.0 times to 15.0 times fiscal year 2020 estimated earnings. These multiples were selected based on a review of trading multiples of the fourteen publicly traded bank holding companies headquartered in New England and the Mid-Atlantic with total assets between $5.0 billion and $10.0 billion and last twelve months return on average assets greater than 0.75%, as specified above. This resulted in a range of values of Independent on a stand-alone basis from $41.57 to $49.51 per share and on a pro forma basis from $41.90 to $49.94 per share.

Piper Jaffray stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of NEB and Independent.

Financial Impact Analysis. Piper Jaffray performed pro forma merger analyses that combined projected income statement and balance sheet information of NEB and Independent. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Independent. In the course of this analysis, Piper Jaffray used earnings estimates for NEB for 2016 and 2017 (including assumed cost savings) as provided by NEB’s management and for Independent used publicly available earnings estimates by non-affiliated research analysts covering Independent for 2016 and 2017. This analysis indicated that the merger is expected to be accretive to Independent’s estimated earnings per share in 2016 and 2017. The analysis also indicated that the merger is expected to be 0.2% dilutive to tangible book value per share for Independent with an earnback of 0.3 years and dilutive to Independent’s tangible common equity to tangible assets ratio, leverage ratio and total risk-based capital ratio. For all of the above analyses, the actual results achieved by Independent following the merger will vary from the projected results, and the variations may be material.

Other Analyses. Among other things, Piper Jaffray also reviewed balance sheet composition and other financial data for NEB and Independent. With respect to Independent’s public price, Piper Jaffray reviewed the public price targets of six non-affiliated research analysts covering Independent as provided by SNL Financial, a nationally recognized research price target consolidator, which ranged from $40.00 to $50.00.

Piper Jaffray’s Compensation and Other Relationships with NEB. NEB and Piper Jaffray entered into an engagement letter dated January 13, 2016 relating to the services to be provided by Piper Jaffray in connection with the merger. Pursuant to the engagement letter , NEB agreed to pay Piper Jaffray (a) a non-refundable retainer of $25,000, which will be credited against the transaction fee; (b) a fee of $100,000 upon the delivery to the NEB board of the written Piper Jaffray opinion, which fee will be credited against the transaction fee; and (c) contingent upon closing of the merger, a transaction fee of $400,000. Pursuant to the Piper Jaffray engagement letter, NEB also agreed to reimburse Piper Jaffray for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention. NEB has also agreed to indemnify Piper Jaffray against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Other than Piper Jaffray’s engagement by NEB in connection with the merger, Piper Jaffray has not provided any other material investment banking or financial advisory services to NEB, Independent or their respective affiliates during the past two years; however, Piper Jaffray may do so in the future. In the ordinary course of Piper Jaffray’s business as a broker-dealer, Piper Jaffray may, from time to time, purchase securities from and sell securities to NEB, Independent or their affiliates.

Regulatory Approvals Required to Complete the Merger

The merger is subject to the condition that all consents and approvals of any governmental authority required to consummate the merger and the other transactions contemplated by the merger agreement shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. The merger also is subject to the condition that none of such regulatory approvals shall impose, as reasonably determined by Independent, a “Burdensome Condition,” which is defined in the merger agreement to mean any prohibition, limitation or other requirement that would prohibit or materially limit the ownership or operation by NEB or any of its subsidiaries, or by Independent or any of its subsidiaries, of all or any material portion of the business or assets of NEB or any of its subsidiaries or Independent or its subsidiaries, or compel Independent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of NEB or any of its subsidiaries or Independent or any of its subsidiaries.

The consents and approvals of governmental authorities that Independent and NEB have determined required to consummate the merger include:

•	the approval of or waiver of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956; and

•	confirmation from the Massachusetts Housing Partnership Fund (the “Housing Partnership Fund”) that Independent has made arrangements satisfactory to the Housing Partnership Fund.

The consents and approvals of governmental authorities that Independent and NEB have determined are required to consummate the merger of Bank of Cape Cod with Rockland Trust (the “bank merger”) (which are not conditions to consummation of the merger between Independent and NEB) are as follows:

•	the FDIC’s approval of the merger of Bank of Cape Cod with and into Rockland Trust, with Rockland Trust surviving the merger; and

•	the approval of the Massachusetts Commissioner of Banks to merge Bank of Cape Cod with and into Rockland Trust, with Rockland Trust surviving the merger.

The parties have filed certain applications and notice materials necessary to obtain these regulatory approvals or confirmations and intend to submit the remaining applications and notice materials in accordance with applicable law. The merger cannot be completed until all the required approvals and confirmations have been obtained, are in full force and effect and all statutory waiting periods in respect thereof have expired, and the bank merger cannot be completed until after both approvals listed above have been obtained. The merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the

Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds. The bank merger (the completion of which is not a condition to the merger) may not be consummated until 30 days after the approval of the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the bank merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board or FDIC approval, as the case may be, unless a court specifically orders otherwise. In reviewing the merger and the bank merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board and the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the applicable banking regulator regarding the merger’s (or the bank merger’s) competitive effects.

Independent and NEB cannot assure you that all required regulatory approvals or confirmations will be obtained, when they will be obtained or whether there will be burdensome conditions in the approvals or any litigation challenging the approvals. Independent and NEB also cannot assure you that the United States Department of Justice or the Attorney General of the Commonwealth of Massachusetts will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made. Independent and NEB are not aware of any other government approvals or actions that are required prior to the parties’ consummation of the merger. It is currently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Interests of NEB’s Executive Officers and Directors in the Merger

NEB’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of other NEB shareholders generally. The NEB board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement.

Equity Plans

All outstanding unvested NEB stock options and restricted shares of NEB common stock will become fully vested immediately prior to the effective time of the merger. NEB options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of NEB common stock provided for by such option and (ii) the excess, if any, of the Closing VWAP multiplied by the exchange ratio of 0.25 over the exercise price of such option. Holders of restricted shares of NEB common stock that are vested in connection with the merger will be entitled to receive the same forms of consideration as other holders of NEB common stock.

The aggregate amount of stock options and shares of restricted stock held by executive officers of NEB accelerated as a result of the merger as of [●], 2016 is [●], representing a value of $[●] based on the price of Independent common stock as of [●], 2016.

Settlement Agreement and Consulting and Non-Competition Agreement with Timothy T. Telman

In connection with the merger agreement, Independent, Rockland Trust, NEB and Bank of Cape Cod have entered into a settlement agreement (that includes customary waiver and release provisions) with Timothy T. Telman, President and Chief Executive Officer of NEB and Bank of Cape Cod, for the purpose of setting forth, and avoiding any future disagreement with respect to, the payments and benefits that he is entitled to receive under his pre-existing change in control agreement with NEB and Bank of Cape Cod.

Pursuant to Mr. Telman’s settlement agreement, his pre-existing change in control agreement with NEB and Bank of Cape Cod, and his services to each entity, will terminate immediately prior to the effective time of the merger and Mr. Telman will look solely to the terms of the settlement agreement to determine his rights to receive severance and other payments and benefits in connection with the termination of his employment. Under

Mr. Telman’s settlement agreement, a lump sum cash payment will be made following the effective time of the merger in the amount of $860,000 to Mr. Telman in full satisfaction of the obligations of NEB and Bank of Cape Cod under his pre-existing change in control agreement.

Mr. Telman will also be entitled to receive the following benefits under his settlement agreement: (i) payment of the merger consideration pursuant to the merger agreement with respect to his NEB common stock and options or warrants to purchase NEB common stock; (ii) payment of any vested benefits that Mr. Telman has accrued under any tax-qualified retirement plan maintained or contributed to by NEB and/or Bank of Cape Cod, in accordance with the terms and conditions of such plans; (iii) the right to purchase at his sole expense continuation coverage under any group health plan maintained by Bank of Cape Cod that is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) in which he participates immediately prior to the effective time of the merger; and (iv) payment of (a) any accrued but unpaid leave immediately prior to the effective time of the merger and (b) any accrued but unpaid bonus amounts for 2016.

In connection with the merger agreement, Rockland Trust has also entered into a consulting and non-competition agreement with Mr. Telman under which he will provide Rockland Trust with certain consulting services for a term of one year following the effective date of the merger. In consideration for Mr. Telman providing such consulting services for the specified term and Mr. Telman’s agreement to be bound by confidentiality, non-competition and non-solicitation covenants during such one year term, Mr. Telman will be paid $30,000 monthly by Rockland Trust.

The board of directors of NEB intends to amend each of NEB’s outstanding warrants to extend the expiration date of the warrants from August 15, 2016 to August 15, 2017. Mr. Telman has warrants exercisable for 5,000 shares of NEB common stock which will be extended by such anticipated board action.

Employment Letter Agreements with Mark G. Sexton and Charles DeSimone

In connection with the merger agreement, Rockland Trust has entered into employment letter agreements with Mark G. Sexton and Charles DeSimone under which each will serve as First Vice President of Rockland Trust for a term of two years commencing on the closing date of the merger. Under the employment letter agreements, each of Messrs. Sexton and DeSimone will perform such duties and responsibilities as may be reasonably assigned to Messrs. Sexton and DeSimone, respectively, as commercial lenders. Messrs. Sexton and DeSimone will receive a base salary, target cash bonus and other compensation and benefits commensurate with employees at the level of First Vice President at Rockland Trust.

The employment letter agreements also provide for the payment of $318,000 to each of Messrs. Sexton and DeSimone on the closing date of the merger in consideration for their waiver and release of rights that they have under their pre-existing change in control agreements with NEB and Bank of Cape Cod. In addition, Rockland Trust will make a retention payment of $106,000 on each of the first and second anniversaries of the closing date of the merger (for a total of $212,000) to each of Messrs. Sexton and DeSimone; provided, however, that the retention payments will not be made if Messrs. Sexton or DeSimone terminates employment other than for “Good Reason” or if Rockland Trust terminates Messrs. Sexton or DeSimone for “Cause” (as each such term is defined in the employment letter agreements) prior to the payment dates of such retention payments.

Rockland Trust may terminate Messrs. Sexton’s or DeSimone’s employment with or without “Cause” upon prior written notice to each of them and Messrs. Sexton and DeSimone may each terminate employment for “Good Reason.” If Rockland Trust terminates Messrs. Sexton’s or DeSimone’s employment without “Cause” or they terminate employment for “Good Reason,” Rockland Trust will pay any unpaid retention payments to Messrs. Sexton or DeSimone within ten days of the date of their termination of employment.

Other Settlement Agreements

NEB and Bank of Cape Cod previously entered into change in control agreements with four other officers. Pursuant to the merger agreement, Independent has agreed to honor in accordance with their terms all benefits payable under these change in control agreements, which provide certain benefits in the event the officers’ employment is terminated under specified circumstances and within a specified period of time following a change in control, such as the merger. Independent has entered into settlement agreements with each of these four officers. Under the settlement agreements, Independent has agreed to pay a total of $1,204,528 to these four other officers upon their potential termination of employment on or immediately following the closing of the merger. In addition, these four other officers will be entitled to receipt of the following benefits under their settlement agreements: (i) payment of the merger consideration pursuant to the merger agreement with respect to his or her NEB common stock and options to purchase NEB common stock; (ii) payment of any vested benefits that they have accrued under any tax-qualified retirement plan maintained or contributed to by NEB and/or Bank of Cape Cod, in accordance with the terms and conditions of such plans; and (iii) the right to purchase at his or her sole expense continuation coverage under any group health plan maintained by Bank of Cape Cod that is subject to COBRA in which he or she participates immediately prior to the effective time of the merger.

Indemnification and Insurance

The merger agreement provides that following the merger, Independent will indemnify and hold harmless the present and former officers, directors and employees of NEB and its subsidiaries against costs or expenses, judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the merger, whether asserted or claimed prior to, at or after the effective date of the merger, to the extent such indemnified party would have been indemnified, as a director, officer or employee of NEB or any of its subsidiaries under NEB’s Articles of Organization and Bylaws and as permitted by applicable law. Independent will also continue to cover those persons under a directors’ and officers’ liability insurance policy for a period of six years following the effective date of the merger arising out of actions or omissions occurring at or prior to the merger, except that Independent is not required to expend more than 200% per year of the current amount expended by NEB to maintain such insurance.

Retention Bonuses

Certain employees of Bank of Cape Cod will be entitled, subject to the employee’s execution of a release provided by Independent, to a retention bonus if they maintain their employment with Bank of Cape Cod until that person’s job function has been converted or transitioned and that person does not accept an offer for continued employment with Rockland Trust.

Ownership Interests of Directors and Certain Executive Officers

The following table states names and positions of NEB’s directors and certain executive officers, their ages as of April 28, 2016 and the amount and percentage of NEB common stock owned by each person individually and in total by all of management and directors as a group.

Name	Position(s) Held With NEB(1)	Age	Shares Beneficially Owned as of April 28, 2016(2)(3)	Percent of Common Stock(4)
Vincent Cremona	Director	74	53,000	2.0%
David M. Dunford	Director	66	31,500	1.2%
John T. Grady	Director	68	31,625	1.2%
Robert Kinlin	Director	62	77,750	2.9%
John H. MacKinnon	Director	75	35,750	1.4%
John C. Mechem	Director	74	18,125	*
Robert A. Pemberton	Chairman of the Board	75	87,750	3.3%
Robert C. Pemberton	Director	51	35,600	1.3%
Timothy T. Telman	President and Chief Executive Officer	52	129,108	4.8%
Mark E. Linehan	Senior Vice President and Chief Financial Officer	61	79,300	3.0%
Mark G. Sexton	Executive Vice President and Chief Lending Officer	58	36,870	1.4%

All Directors and Executive Officers as a Group (11 persons)			616,378	22.1%

*	Less than 1 percent.
(1)	The business address of each director and executive officer is c/o New England Bancorp, Inc., 1582 Iyannough Road, Hyannis, Massachusetts 02601.
(2)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of NEB common stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from April 28, 2016. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The shares set forth above for directors and executive officers include all shares held directly, as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

(3)	Includes the following as of April 28, 2016:

Name	Unvested Shares of Restricted Stock	Options or Warrants Exercisable Within 60 Days
Mr. Cremona	3,688	13,500
Mr. Dunford	3,688	13,000
Mr. Grady	2,646	7,000
Mr. Kinlin	2,125	—
Mr. MacKinnon	2,646	—
Mr. Mechem	4,469	2,500
Mr. Robert A. Pemberton	6,045	23,000
Mr. Robert C. Pemberton	3,688	13,000
Mr. Telman	19,905	55,000
Mr. Linehan	7,951	7,500
Mr. Sexton	10,056	12,500

(4)	Based on 2,640,738 shares of NEB common stock outstanding, plus, for each individual or group, the number of shares of NEB common stock that each individual or group may acquire through the exercise of options or warrants within 60 days of April 28, 2016.

THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

Each of NEB’s board of directors and Independent’s board of directors has unanimously adopted and approved the merger agreement, which provides for the merger of NEB with and into Independent. Each share of Independent common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Independent, and each share of NEB common stock issued and outstanding at the effective time of the merger (other than dissenters’ shares, shares held as treasury stock or shares owned directly by Independent in trust accounts, managed accounts and the like) will be converted into the right to receive 0.25 of a share of Independent common stock. See “– Consideration To Be Received in the Merger” below.

Effective Time and Completion of the Merger

The merger will be completed and will become effective upon the acceptance for filing by the Secretary of the Commonwealth of Massachusetts of the articles of merger related to the merger. However, the parties may agree to a later time for completion of the merger and specify that later time in the articles of merger in accordance with Massachusetts law.

We currently expect that the merger will be completed in the fourth quarter of 2016, subject to NEB shareholders’ approval of the merger agreement and the transactions it contemplates, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required shareholder or regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, NEB and Independent will obtain the required approvals or complete the merger.

Consideration to Be Received in the Merger

In the merger, each outstanding share of NEB common stock (other than dissenters’ shares, shares held as treasury stock or shares owned directly by Independent in trust accounts, managed accounts and the like) will be converted into the right to receive 0.25 of a share of Independent common stock. Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the Closing VWAP) for any fractional share a NEB shareholder would otherwise receive after aggregating all of his or her shares.

Exchange of NEB Stock Certificates for Independent Stock Certificates

On or before the closing date of the merger, Independent will cause to be delivered to the exchange agent certificates representing the shares of Independent common stock, or evidence of such shares in book entry form, to be issued in the merger. In addition, Independent will deliver to the exchange agent an aggregate amount of cash payable in lieu of fractional shares of Independent common stock. Independent has selected Computershare Limited to act as the exchange agent in connection with the merger.

If and when the merger is consummated, NEB shareholders will receive separate instructions for the exchange of certificates representing NEB common stock. No later than five business days following the effective time of the merger, the exchange agent will mail to each NEB shareholder of record at the effective time of the merger a letter of transmittal and instructions for use in surrendering the shareholder’s NEB stock certificates. When such NEB shareholders deliver their NEB stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their NEB stock certificates will be cancelled and in exchange they will receive:

•	an Independent stock certificate representing the number of whole shares of Independent common stock that they are entitled to receive under the merger agreement; and

•	a check representing the amount of cash that they are entitled to receive in lieu of fractional shares, if any.

No interest will be paid or accrued on any cash payable in lieu of fractional shares of Independent common stock.

NEB shareholders are not entitled to receive any dividends or other distributions on Independent common stock with a record date after the closing date of the merger until they have surrendered their NEB stock certificates in exchange for an Independent stock certificate representing the shares of Independent common stock they are entitled to receive (or evidence of such shares in book entry form). After the surrender of their NEB stock certificates, NEB shareholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Independent common stock.

Independent will only issue a stock certificate for Independent common stock (or evidence of such shares in book entry form), or a check for cash in lieu of a fractional share in a name other than the name in which a surrendered NEB stock certificate is registered, if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Stock Options, Warrants, Convertible Subordinated Notes and Restricted Stock

Stock Options

All vested NEB options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of NEB common stock provided for by such option and (ii) the excess, if any, of the product of the Closing VWAP multiplied by the exchange ratio over the exercise price of the option. Any option for which the exercise price exceeds the product of the Closing VWAP multiplied by the exchange ratio shall be cancelled as of the effective time of the merger without payment.

The cash payment will be made without interest and will be net of all applicable withholding taxes. As of the record date of [●], 2016, there were outstanding options to purchase [●] shares of NEB common stock at a weighted average exercise price of $[●] per share.

Warrants

All outstanding NEB warrants will be cancelled upon consummation of the merger, and each warrant holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of NEB common stock provided for by such warrant and (ii) the excess, if any, of the product of the Closing VWAP multiplied by the exchange ratio over the exercise price of the warrant. Any warrant for which the exercise price exceeds the product of the Closing VWAP multiplied by the exchange ratio shall be cancelled as of the effective time of the merger without payment. The cash payment will be made without interest and will be net of all applicable withholding taxes.

The board of directors of NEB intends to amend each of NEB’s outstanding warrants to extend the expiration date of the warrants from August 15, 2016 to August 15, 2017.

Convertible Subordinated Notes

If a holder of a convertible subordinated note issued by NEB exercises its right to convert all or a portion of such convertible subordinated note prior to the closing of the merger, such holder will be entitled to acquire such number of shares of NEB common stock underlying such portion of the convertible subordinated note. Each share of NEB common stock acquired through the conversion of the convertible subordinated note will then be exchanged in the merger for 0.25 of a share of Independent common stock. To the extent that the convertible subordinated notes are not redeemed on or prior to the effective time of the merger, those convertible subordinated notes will be assumed by Independent pursuant to the terms of the notes.

Restricted Stock

All outstanding unvested shares of NEB restricted stock will become fully vested immediately prior to the effective time of the merger. All of such shares will be treated as outstanding NEB shares for all purposes under the merger agreement, including the holders’ right to receive the merger consideration, subject to applicable withholding. As of the record date of [●], 2016, there were [●] shares of unvested NEB restricted stock outstanding.

Representations and Warranties

The merger agreement contains customary representations and warranties of Independent and NEB relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or would reasonably be expected to have a material adverse effect on the party making the representation. In determining whether a material adverse effect has occurred or would reasonably be expected to occur, the parties will disregard any effects resulting from (1) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities, (2) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or bank holding companies generally, (3) any modifications or changes to NEB’s valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with generally accepted accounting principles and with Independent’s prior written consent, (4) changes after the date of the merger agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting NEB or Independent, including, but not limited to, changes in levels of interest rates generally, (5) the effects of compliance with the merger agreement on the operating performance, business or financial condition of NEB or Independent, including the expenses incurred by NEB or Independent in negotiating, documenting, effecting and consummating the merger, (6) the effects of any action or omission taken by NEB with the prior consent of Independent, and vice versa, or as otherwise expressly permitted or contemplated by the merger agreement, (7) the impact of the merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement), (8) the public disclosure of the merger agreement or the transactions contemplated by the merger agreement, (9) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, and (10) national disaster or other force majeure event.

The representations and warranties of each of Independent and NEB have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement, which modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Each of Independent and NEB has made representations and warranties to the other regarding, among other things:

•	capital stock;

•	corporate matters, including due organization and qualification;

•	organization and ownership of subsidiaries;

•	their authority to execute and deliver the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the filing of securities and regulatory reports;

•	the absence of agreements with regulatory agencies or investigations by regulatory agencies;

•	governmental filings and regulatory approvals and consents necessary to complete the merger;

•	financial statements and the absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	regulatory capitalization;

•	loan, non-performing and classified assets;

•	trust business and fiduciary accounts;

•	the Community Reinvestment Act and anti-money laundering requirements;

•	legal proceedings;

•	broker’s fees payable in connection with the merger;

•	employee benefit matters;

•	labor matters;

•	environmental matters;

•	tax matters; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, NEB has made other representations and warranties about itself and its subsidiaries to Independent as to:

•	matters relating to certain material contracts;

•	investment securities;

•	derivative transactions;

•	investment management;

•	repurchase agreements;

•	allowance for loan losses;

•	transactions with affiliates and insiders;

•	tangible properties and assets;

•	intellectual property;

•	insurance;

•	the inapplicability of state anti-takeover laws;

•	the receipt of a fairness opinion; and

•	transaction costs.

Conduct of Business Pending the Merger

NEB has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, NEB has agreed that during this period it will, and will cause each of its subsidiaries to: (1) conduct its business in the ordinary course consistent with past practice; and (2) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of key officers and key employees and the goodwill of customers and other parties. NEB further has agreed that, with certain exceptions, NEB will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without the prior written consent of Independent, which, in some cases, will not be unreasonably withheld, conditioned or delayed:

•	issue, or enter into an agreement to issue, shares of common stock except pursuant to the exercise of NEB stock options outstanding as of the date of the merger agreement, accelerate the vesting of any rights to acquire shares of common stock, or change the number of, or provide for the exchange of, shares of NEB stock, any securities convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective date of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities;

•	declare, set aside or pay any dividends or other distributions on any shares of its capital stock, other than dividends paid by any of the wholly owned subsidiaries of NEB to NEB or to any of its wholly owned subsidiaries;

•	enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee of NEB or any of its subsidiaries, or grant any salary or wage increase or increase any employee benefit plan or grant any equity compensation or pay any incentive, commission or bonus payments, subject to certain exceptions primarily intended to permit increases in compensation and the payment of bonuses in the ordinary course of business;

•	hire any person except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business, or promote any employee, except fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of the merger agreement;

•	with certain exceptions, enter into, establish, adopt, amend, modify or terminate any benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any current or former director, officer or employee;

•	except pursuant to agreements in effect as of the date of the merger agreement, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice;

•	except for real estate owned in the ordinary course of business consistent with past practice, sell, transfer, mortgage, pledge, encumber or otherwise dispose or discontinue any of its assets, deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to NEB or any of its subsidiaries;

•	other than in the ordinary course of business and consistent with past practice, acquire other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, all or any portion of the assets, business, deposits or properties of any other entity;

•	make any capital expenditures other than in the ordinary course of business consistent with past practice and expenditures reasonably necessary to maintain existing assets in good repair, each in amounts not exceeding $50,000 in the aggregate unless consented to in writing by Independent;

•	amend its articles of organization or bylaws or any equivalent documents of any NEB subsidiary;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, generally accepted accounting principles in the United States of America or at the written direction of a governmental authority;

•	enter into, amend, modify or terminate any material contract, lease, or insurance policy;

•	enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which NEB or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement involves payment of an amount exceeding $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of NEB or its subsidiaries;

•	enter into any new material line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law imposed by any governmental authority;

•	enter into any derivatives transactions, unless consented to in writing by Independent;

•	incur, modify, extend or renegotiate any indebtedness for borrowed money (except deposits, FHLB borrowings or federal funds purchased, in each case in the ordinary course of business) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, unless consented to in writing by Independent;

•	acquire, sell or otherwise dispose of any debt security or equity investment, unless consented to in writing by Independent;

•	make any changes in deposit pricing that are not in the ordinary course of business consistent with recent past practice, unless consented to in writing by Independent;

•	with respect to loans:

•	Bank of Cape Cod may make or renew any commercial loan, commercial loan commitment, commercial letter of credit or other extension of commercial credit up to $1,000,000 that is made in the ordinary course of business in a manner consistent with the current policies and procedures and recent past practice or, if more than $1,000,000, only if consented to in writing by Independent;

•	Bank of Cape Cod may make or renew any residential loan or residential loan commitment up to $750,000 that is made in the ordinary course in a manner consistent with current policies and procedures and recent past practice, so long as such residential loan or residential loan commitment has a loan-to value ratio that is in compliance with Bank of Cape Cod’s current and certain other policies and procedures and it is a qualified mortgage under applicable regulatory guideline or, if more than $750,000, only if consented to in writing by Independent;

•	Bank of Cape Cod may make or renew any home equity loan or home equity loan commitment up to $100,000 that is made in the ordinary course of business in a manner consistent with Bank of Cape Cod’s current policies and procedures and recent past practice or, if more than $100,000, only if consented to in writing by Independent; and

•	Bank of Cape Cod may not (a) sell any loan participations to, or enter into an loan participations with, any third party other than Rockland Trust, (b) renegotiate, increase, extend or modify any loan, loan commitment, letter of credit or other extension of credit, and (c) purchase loans of any type, make or renew any franchise loan, enter into or renew any lease financing transaction, or make or renew any consumer loan, unless consented to in writing by Independent;

•	with certain exceptions, make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof;

•	make or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, or knowingly take any action that would prevent or impede the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	commit any act or omission which constitutes a material breach or default of an agreement with any governmental authority or any other material agreement, lease or license;

•	except for foreclosures in process as of the date of the merger agreement, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of hazardous substances or other regulated materials;

•	except as may be required by applicable law or regulation, or by generally accepting accounting principles, take or fail to take, or adopt any resolutions of its board of directors in support of, any action which would result in (1) any of NEB’s representations and warranties in the merger agreement becoming untrue in any material respect, (2) any of the conditions to the merger not being satisfied, or (3) a material violation of any provision of the merger agreement;

•	except in connection with the exercise of stock options or warrants outstanding on the date of the merger agreement or to satisfy tax withholding obligations upon the vesting of shares of restricted stock outstanding on the date of the merger agreement, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•	enter into any contract with respect to, or otherwise agree to do any of the actions prohibited by the preceding bullet points;

•	except as may be required by applicable law or regulation, make application for the opening, relocation or closing of any, or open, relocate, or close any, branch office, loan production or servicing facility or automated banking facility; or

•	compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless done in the ordinary course of business consistent with Bank of Cape Cod’s current policies and procedures and recent past practice, unless consented to in writing by Independent.

Independent has agreed that, except with NEB’s prior written consent, Independent will not, among other things, undertake the following actions:

•	except as may be required by applicable law or regulation, take any action or fail to take any action that is intended or reasonably likely to result in: a delay in the consummation of the merger or the transactions contemplated by the merger agreement; any impediment to its ability to consummate the merger or the transactions contemplated by the merger agreement; any of its representations and warranties contained in the merger agreement becoming untrue in any material respect at or prior to the effective time; any of the conditions contained in the merger agreement not being satisfied; or a material violation of any provision of the merger agreement;

•	knowingly take any action that would prevent or impede the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

•	enter into any contract with respect to, or otherwise agree to do any of the actions prohibited by the preceding bullet points.

The merger agreement also contains mutual covenants relating to preparation of this document, access to information of the other company, public announcements with respect to the transactions contemplated by the merger agreement, regulatory filings and consents, notification of certain changes, board packages and director resignations, litigation, information systems conversion, coordination of agreements by NEB allowing Independent access to NEB’s customers and suppliers and to conduct environmental assessments of certain real property owned by NEB.

NEB has also undertaken covenants to use its commercially reasonable efforts to (i) submit applications to obtain the approval of the Massachusetts Commissioner of Banks to, contingent upon the closing, close each of Bank of Cape Cod’s four office locations effective on or immediately prior the effective date of the merger, and (ii) provide notices to the FDIC of the intent to close such branches in accordance with FDIC rules and regulations. NEB will, no later than June 30, 2016, submit the branch closure applications and supporting materials to the Massachusetts Commissioner of Banks and the notice to the FDIC in accordance with applicable law. Independent will have the opportunity to review and approve such branch closure applications and the notice to the FDIC prior to filing and will be required to cooperate with NEB in the preparation of filings.

Redemption of NEB’s SBLF Preferred Stock

Independent and NEB will each use its commercially reasonable efforts to redeem all of NEB’s issued and outstanding SBLF preferred stock prior to or concurrently with the effective time of the merger, in accordance with NEB’s articles of organization, the terms of any securities purchase agreement entered into in connection with the issuance of NEB’s SBLF preferred stock, and/or such other agreements required between NEB and the United States Department of Treasury in order to effect the redemption. Independent will fund the redemption, and the method of funding will be mutually agreed upon by Independent and NEB, subject to any requirements of the United States Department of Treasury and the required approval of any governmental authority. NEB covenants to provide, and cause its officers, employees, agents, advisors and representatives to provide, all necessary cooperation and take all necessary actions as may be requested by Independent in connection with the redemption of NEB’s SBLP preferred stock.

Shareholder Approval

NEB has called the special meeting to consider and vote upon the NEB merger agreement proposal and NEB adjournment proposal. NEB has agreed to take all lawful action to solicit shareholder approval of the merger agreement, although under certain circumstances NEB’s board of directors may recommend to NEB shareholders a Superior Proposal (as defined below) in the exercise of its fiduciary duties, as described below under “– No Solicitation of Alternative Transactions.”

Under the merger agreement, NEB’s board of directors must, at all times prior to and during the special meeting, recommend approval of the merger agreement by NEB shareholders and may not withhold, withdraw, amend or modify its recommendation in any manner adverse to Independent or take any other action or make any other public statement inconsistent with its recommendation, except as and to the extent described below under “– No Solicitation of Alternative Transactions.”

No Solicitation of Alternative Transactions

With certain exceptions described below, NEB has agreed that it, its subsidiaries and their officers and directors will not, and NEB will cause each of its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•	participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any party that has made or, to the knowledge of NEB, is considering making an Acquisition Proposal; or

•	engage in discussions regarding an Acquisition Proposal with any party that has made, or, to NEB’s knowledge, is considering making, an Acquisition Proposal.

However, prior to the time that NEB shareholders approve the merger agreement and the transactions it contemplates, if NEB receives a written and unsolicited Acquisition Proposal that NEB’s board of directors determines in good faith (after consultation with its financial advisers and legal counsel) is or is reasonably likely to lead to a Superior Proposal (as defined below), NEB may take the following actions:

•	furnish nonpublic information to the party making such Superior Proposal, but only if (1) prior to so furnishing such information, NEB has entered into a customary confidentiality agreement with such party on terms no less favorable to NEB than the confidentiality agreement between NEB and Independent, and (2) all such information has previously been provided to Independent or is provided to Independent prior to or contemporaneously with the time it is provided to the party making such Superior Proposal; and

•	engage or participate in any discussions or negotiations with such party with respect to the Superior Proposal.

NEB must promptly advise Independent of the receipt of:

•	any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal and the material terms of the proposal; and

•	any request for non-public information relating to NEB or any of its subsidiaries other than requests for information not reasonably likely to be related to an Acquisition Proposal.

Thereafter, NEB must keep Independent reasonably informed on a reasonably current basis (and in any event at least once every 48 hours) of the status of any such Acquisition Proposal (including any material change to the terms thereof).

Except as described below, NEB’s board of directors may not:

•	withhold, withdraw, or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Independent, its recommendation that NEB shareholders approve the merger agreement and the transactions it contemplates; or

•	approve or recommend (or publicly propose to approve or recommend ) any Acquisition Proposal.

Except as set forth below, NEB may not, and its board of directors may not allow it to, and NEB may not allow any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for customary confidentiality agreements as described above) relating to any Superior Proposal.

Notwithstanding the previous paragraphs, NEB’s board of directors may, prior to the time NEB shareholders approve the merger agreement and the transactions it contemplates, (1) change its recommendation that NEB shareholders approve the merger agreement and the transactions it contemplates or (2) terminate the merger agreement (and concurrently with such termination cause NEB to enter into a definitive agreement with respect to the Superior Proposal), in either case if and only if the board of directors has determined in good faith, after consulting with its legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties. However, the board of directors may not take any such action in connection with an Acquisition Proposal unless:

•	the NEB board of directors has determined that the Acquisition Proposal constitutes a Superior Proposal;

•	prior to terminating the merger agreement, NEB provides written notice to Independent at least four business days in advance of its intention to take such action (which notice must specify all material terms and conditions of the Superior Proposal, including documentation related thereto and the identity of the party making the Superior Proposal);

•	during the four-day notice period, NEB negotiates with Independent in good faith if Independent proposes to make adjustments in the terms and conditions of this merger agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal; and

•	the Acquisition Proposal continues to constitute a Superior Proposal after taking into account any amendments that Independent agrees to make to the merger agreement.

As used in the merger agreement, the term “Acquisition Proposal” means any proposal or offer with respect to any of the following involving NEB:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge (excluding any FHLB or FRB pledges), transfer or other disposition of assets that constitute 20% or more of the assets of NEB in a single transaction or series of transactions;

•	any tender offer or exchange offer for 20% or more of the outstanding shares of NEB’s capital stock or the filing of a registration statement under the Securities Act, in connection therewith; or

•	any public announcement by any party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

As used in the merger agreement, the term “Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of NEB common stock then outstanding or all or substantially all of the assets of NEB:

•	that is on terms which NEB’s board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to NEB shareholders than the transactions contemplated by the merger agreement;

•	that constitutes a transaction that, in the good faith judgment of NEB’s board of directors, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal; and

•	for which financing, to the extent required, is then committed pursuant to a written commitment letter.

Employee Benefits Matters

Benefit Plans

The merger agreement provides that following the effective date of the merger, Independent will provide those individuals who are employees of NEB and its subsidiaries and who continue as employees of Independent or any of its subsidiaries with employee benefit plans of general applicability for which Independent has analogous plans with such employee plans being either those of NEB or Independent as selected by Independent; provided, however, that all such employees will be entitled to participate in all benefit plans of general applicability then maintained by Independent to the same extent as similarly-situated employees of Independent. With respect to such comparable Independent benefit plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any Independent benefit plan, including any post-retirement welfare benefit plan), service by an employee with NEB or any of its subsidiaries will be recognized to the same extent such service was recognized immediately prior to the effective time of the merger, or if there is no such comparable employee benefit plan, to the same extent such service was recognized under the Bank of Cape Cod 401(k) plan immediately prior to the effective time of the merger to the extent applicable; provided however, that such service shall not be recognized to the extent such recognition would result in a duplication of benefits. Independent will make all commercially reasonable efforts to cause each benefit plan providing medical or dental benefits to continuing employees to waive any preexisting condition limitations relating to any conditions that were covered under the applicable medical, health or dental plans of NEB and its subsidiaries, take into account all eligible expenses incurred for purposes of satisfying the deductible and coinsurance and waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the continuing employee.

Severance Pay Plan

Independent has agreed to a severance pay plan that provides for severance benefits for eligible employees not covered by any contractual severance arrangement in connection with certain terminations of employment that occur within one year after the effective date of the merger. Under this severance pay plan, eligible employees whose employment is terminated without cause during the one year following the merger would be entitled to receive severance pay in the amount of two weeks’ pay for every year of service, up to a maximum of twenty-six weeks’ severance and be offered outplacement assistance.

Retention Bonuses

Certain employees of Bank of Cape Cod will be entitled, subject to the employee’s execution of a release provided by Independent, to a retention bonus if they maintain their employment with Bank of Cape Cod until that person’s job function has been converted or transitioned and that person does not accept an offer for continued employment with Rockland Trust.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver if legally permitted (except for the condition set forth in the third bullet below, which may not be waived in any circumstance) of mutual conditions, including:

•	receipt of approval of the merger agreement by NEB shareholders;

•	the effectiveness of the registration statement of which this document is a part, with respect to the Independent common stock to be issued in the merger under the Securities Act, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission or any other governmental authority for that purpose;

•	the receipt by each party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents, (none of which shall impose a term, condition or restriction that Independent reasonably determines to be a burdensome condition) and the expiration of all waiting periods required to complete the merger;

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement; and

•	the listing on Nasdaq of the shares of Independent common stock issuable pursuant to the merger, subject to official notice of issuance.

Each of NEB’s and Independent’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including the performance by the other party in all material respects of its obligations under the merger agreement, and the other party’s representations and warranties in the merger agreement being true and correct in all material respects (except that, except for certain exceptions, no representation or warranty will be deemed not to be true and correct unless the failure of such representation or warranty to be true and correct, together with all other failures, would have a material adverse effect on the party).

Independent’s obligation to complete the merger is further subject to the conditions that the number of outstanding shares of NEB common stock shall not exceed 2,640,738, except to the extent increased as a result of the exercise of stock options and warrants outstanding on the date of the merger agreement or the conversion of convertible subordinated notes outstanding on the date of the merger agreement and that the holders of no more than ten percent (10%) of NEB common stock will have taken the actions required by Part 13 of Chapter 156D of the Massachusetts Business Corporation Act to qualify their NEB common stock as dissenters’ shares.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the completion of the merger by our mutual consent authorized by each of our boards of directors, as determined by a vote of the majority of its respective members, or by either Independent or NEB if:

•	a governmental entity which must grant a regulatory approval as a condition to the merger denies approval of the merger or any governmental entity has issued an order prohibiting the merger and such action has become final and non-appealable;

•	the requisite shareholder approval is not obtained from NEB shareholders;

•	the merger is not completed by January 31, 2017 (other than because of a material breach of the Agreement caused by the party seeking termination); or

•	the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach by 30 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach).

The merger agreement may also be terminated by Independent if NEB has materially breached its “non-solicitation” obligations; the NEB board of directors has failed to recommend in this proxy statement/prospectus the approval of the merger agreement, or made a change in recommendation to its shareholders; the NEB board of directors has recommended, proposed or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction (as defined below under “– Termination Fee”) with any person other than Independent or a subsidiary or affiliate of Independent; a tender or exchange offer for 20% or more of the outstanding shares of NEB common stock is commenced and the board of directors of NEB has failed to publicly recommend against a publicly announced Acquisition Proposal within five business days of being requested to do so by Independent; or NEB has failed to call the special meeting of NEB shareholders. Additionally, NEB may terminate the merger agreement:

•	if it enters into a Superior Proposal as described under “The Merger Agreement – No Solicitation of Alternative Transactions,” so long as it pays a termination fee of $1.35 million to Independent; or

•	pursuant to a “walk away” right that is subject to a “top up” option, if (a) the ten-day VWAP of Independent’s common stock as of a measurement date prior to closing is more than 20% below the ten-day VWAP of Independent’s common stock for the trading period ending March 16, 2016, (b) the decrease in the ten day VWAP of Independent’s common stock for the trading period ending on March 16, 2016 compared to the ten day VWAP of Independent common stock ending on the measurement date is more than 20% greater than the decrease in the ten day average price of the Nasdaq Bank Stock Index during the same time periods, (c) NEB elects to terminate the agreement by a majority vote of NEB’s directors, and (d) following notice to Independent by NEB of the exercise of its “walk away” right, Independent does not exercise its option under the merger agreement to increase the exchange ratio to a number that would compensate NEB shareholders for the extent of the decrease in Independent’s common stock price below the lowest price per share at which the “walk away” right would not have been triggered. If Independent exercises its “top up” option, then no termination will occur.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Independent nor NEB will have any liability under the merger agreement, except that:

•	both Independent and NEB will remain liable for any willful and material breach of the merger agreement; provided that in no event will a party be liable for any punitive damages; and

•	designated provisions of the merger agreement, including those relating to the termination fee, the payment of fees and expenses, non-survival of the representations and warranties, and confidential treatment of information will survive the termination.

Termination Fee

Conditions Requiring Payment of Termination Fee

NEB has agreed to pay a termination fee in the amount of $1.35 million to Independent in the following circumstances:

•	if NEB terminates the merger agreement because NEB’s board of directors has approved, and NEB enters into, a definitive agreement with respect to a Superior Proposal (as defined above under “– No Solicitation of Alternative Transactions”);

•	if Independent terminates the merger agreement because:

•	NEB materially breaches its non-solicitation obligations;

•	NEB’s board of directors fails to recommend that NEB shareholders approve the merger agreement and the transactions it contemplates, or made a change in recommendation;

•	NEB’s board of directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an Acquisition Transaction (as defined below) with any party other than Independent or a subsidiary or affiliate of Independent;

•	A tender or exchange offer for 20% or more of the outstanding shares of NEB common stock is commenced and the NEB board of directors shall have failed to publicly recommend against a such tender or exchange offer within five business days of being requested to do so by Independent; or

•	NEB materially breaches its obligations to call, give notice of, convene and hold a meeting of NEB shareholders in order to approve the merger agreement and the transactions it contemplates; or

•	in the event that

•	(1) an Acquisition Proposal, whether or not conditional, has been publicly announced (or any person has publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (2) NEB’s board of directors has withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify) its recommendation for the merger, prior to or on the date of the shareholder meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held; and

•	the merger agreement is terminated:

•	by Independent or NEB because shareholder approval is not obtained by NEB shareholders;

•	by Independent or NEB because the merger is not completed on or before January 31, 2017; or

•	by Independent because NEB materially breaches the merger agreement, subject to the right of NEB to cure the breach; and

•	within 12 months following the date of termination, NEB enters into a definitive agreement with respect to any Acquisition Transaction, the NEB board of directors recommends any Acquisition Transaction or NEB consummates any Acquisition Transaction, then NEB must pay the termination fee to Independent, less any amount up to $500,000 reimbursed to Independent with respect to its and its subsidiaries’ reasonably documented out-of-pocket fees and expenses in connection with the merger agreement. NEB must pay the termination fee prior to the earlier of NEB entering into a definitive agreement for or consummating such Acquisition Transaction; provided, however, that all references in the definition of Acquisition Transaction to “20% or more” shall instead refer to “50% or more.”

In addition, in the event that the merger agreement is terminated (a) by Independent or NEB because the merger is not completed on or before January 31, 2017 or (b) by Independent because NEB materially breaches the merger agreement, subject to the right of NEB to cure the breach, following the occurrence of (x) an Acquisition Proposal, whether or not conditional, being publicly announced (or any person having publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (y) the withholding, withdrawing or modification (or public proposal to withhold, withdraw or modify) by NEB’s board of directors of its recommendation for the merger, prior to or on the date of the shareholder meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held, prior to such termination, then NEB must immediately reimburse Independent up to $500,000 of its and its subsidiaries’ reasonably documented out-of-pocket fees and expenses in connection with the merger agreement if a termination fee has not been paid or is not payable by NEB to Independent because, within 12 months following the date of termination, NEB has not entered into a definitive agreement with respect to any Acquisition Transaction, the NEB board of directors has not recommended any Acquisition Transaction or NEB has not consummated any Acquisition Transaction.

As used in the merger agreement, the term “Acquisition Transaction” means any of the following involving NEB:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge (excluding any FHLB or FRB pledges), transfer or other disposition of assets and/or liabilities that constitute 20% or more of the assets of NEB in a single transaction or series of transactions; or

•	any tender offer or exchange offer for 20% or more of the outstanding shares of NEB’s capital stock or the filing of a registration statement under the Securities Act, in connection therewith.

Waiver or Amendment of the Merger Agreement

Except for the receipt of opinions from Day Pitney LLP and Luse Gorman PC to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which may not be waived in any circumstance, either party may waive a provision of the merger agreement and both parties may agree to amend the merger agreement at any time prior to completion of the merger. However, after any approval of the merger by NEB shareholders, there may not be, without further approval of the shareholders, any amendment of the merger agreement that requires such further approval by shareholders under applicable law.

Fees and Expenses

Except as otherwise described above, each party will bear all expenses incurred by it in connection with the merger agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and legal counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

Restrictions on Resales by Affiliates

Shares of Independent common stock to be issued to NEB shareholders in the merger will have been registered under the Securities Act, and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of Independent after the merger. Any subsequent transfer of shares, however, by any NEB shareholder who is deemed an affiliate of Independent after the merger will, under existing law, require either:

•	the further registration under the Securities Act of the Independent common stock to be transferred; or

•	the availability of another exemption from registration.

An “affiliate” of Independent is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Independent. These restrictions are expected to apply to the directors and executive officers of Independent and the holders of 10% or more of the outstanding Independent common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

Independent will give stop transfer instructions to the exchange agent with respect to the shares of Independent common stock to be received by persons subject to these restrictions.

VOTING AGREEMENTS

Concurrently with the execution of the merger agreement, the directors of NEB and certain NEB executive officers separately entered into voting agreements with Independent under which they agreed to, with respect to shares of NEB common stock that they own directly or jointly with their spouse or as trustee for their children:

•	restrict their ability to transfer or dispose of their shares of NEB common stock;

•	appear at the shareholder meeting or otherwise cause their shares of NEB common stock to be counted as present thereat for purposes of calculating a quorum;

•	vote their shares of NEB common stock in favor of approval of the merger agreement and the transactions it contemplates;

•	vote their shares of NEB common stock against any action or agreement that would result in a breach of any covenant, representation or warranty, or other obligation or agreement, of NEB contained in the merger agreement;

•	vote their shares of NEB common stock against any proposal to acquire NEB by any person other than Independent or against any action, agreement or transaction intended to, or could reasonably be expected to, materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement; and

•	not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of NEB, to approve the merger agreement unless the merger agreement is terminated in accordance with its terms.

The voting agreements were executed as a condition of Independent’s willingness to enter into the merger agreement, and as an indication of the directors’ and officers’ support for the merger agreement and the transactions contemplated by it and their willingness to vote their shares of NEB common stock in favor of the merger agreement at the shareholder meeting.

On the record date of [●], 2016, these directors and officers of NEB owned [●] shares, which they have agreed to vote in favor of the merger agreement at the shareholder meeting. These shares represent approximately [●]% of the outstanding shares of NEB common stock.

No separate consideration was paid to any of the directors for entering into these voting agreements. However, the directors of NEB may be deemed to have interests in the merger as directors that are different from or in addition to those of other NEB shareholders. See “The Merger – Interests of NEB’s Executive Officers and Directors in the Merger” beginning on page [●] of this proxy statement/prospectus.

ACCOUNTING TREATMENT

Independent has determined that the merger represents a business combination and will account for the merger by applying the acquisition method of accounting, in accordance with the provisions of Topic 805 “Business Combinations” of the Financial Accounting Standards Board Accounting Standard Codification. As of the date of the merger, NEB’s assets and liabilities will be recorded at their respective estimated fair values. To the extent that the purchase price exceeds the estimated fair value of the net assets acquired, Independent will allocate the excess purchase price to all identifiable intangible assets. Any remaining excess will then be allocated to goodwill. The goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Core deposit and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives.

The financial statements of Independent issued after the merger will reflect the results attributable to the acquired operations of NEB beginning on the date the merger is completed.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of NEB common stock. This discussion addresses only those holders that hold their NEB common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	individual retirement and other tax-deferred accounts;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	entities treated as partnerships or other flow-through entities for U.S. federal income tax purposes;

•	tax-exempt organizations;

•	dealers in securities;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	regulated investment companies, real estate investment trusts and regulated mortgage investment conduits;

•	persons that hold NEB common stock as part of a straddle, hedge, constructive sale or conversion transaction; or

•	persons who acquired their shares of NEB common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Internal Revenue Code, its legislative history, Treasury regulations promulgated pursuant to the Internal Revenue Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to U.S. federal income tax, are not addressed in this document.

Holders of NEB common stock should consult with their own tax advisers as to the U.S. federal income tax consequences of the merger as well as the effect of state, local, foreign and other tax laws and of proposed changes to applicable tax laws, in light of their particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of NEB common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to United States federal income taxation on its income regardless of its source.

The U.S. federal income tax consequences of a partner in a partnership holding NEB common stock generally will depend on the status of the partner and the activities of the partnership. We recommend that partners in such a partnership consult their own tax advisers.

Tax Consequences of the Merger Generally

Independent and NEB have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Independent’s obligation to complete the merger that Independent receive an opinion of its legal counsel, Day Pitney LLP, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to NEB’s obligation to complete the merger that NEB receive an opinion of its legal counsel, Luse Gorman PC, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in letters and certificates provided by NEB and Independent. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service. Neither Independent nor NEB intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the following material U.S. federal income tax consequences will result:

Exchange Solely for Independent Common Stock. No gain or loss will be recognized by a NEB shareholder who receives solely shares of Independent common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of NEB common stock. The tax basis of the shares of Independent common stock received by a NEB shareholder in such exchange will be equal (except for the basis attributable to any fractional shares of Independent common stock, as discussed below) to the basis of the NEB common stock surrendered in exchange for the Independent common stock. The holding period of the Independent common stock received will include the holding period of shares of NEB common stock surrendered in exchange for the Independent common stock.

Cash in Lieu of Fractional Shares. A NEB shareholder who holds NEB common stock as a capital asset and who receives in the merger, in exchange for such stock, solely Independent common stock and cash in lieu of a fractional share interest in Independent common stock will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted basis in the shares of NEB common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the shareholder’s holding period for its NEB common stock exceeds one year at the effective time of the merger.

Tax Treatment of the Entities. No gain or loss will be recognized by Independent or NEB as a result of the merger. The tax basis of the assets of NEB in the hands of Independent will be the same as the tax basis of such assets in the hands of NEB immediately prior to the merger.

Reporting Requirements

A NEB shareholder who receives Independent common stock as a result of the merger will be required to retain records pertaining to the merger. Certain NEB shareholders are subject to certain reporting requirements with respect to the merger. In particular, such shareholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the shareholder’s adjusted tax basis in its NEB common stock and other information regarding the reorganization. NEB shareholders are urged to consult with their tax advisers with respect to these and other reporting requirements applicable to the merger.

Withholding Requirements

Certain NEB shareholders may be subject to U.S. federal backup withholding, at a rate of 28%, on cash received in lieu of fractional shares pursuant to the merger. Backup withholding will not apply, however, to a NEB shareholder who provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the NEB shareholder’s U.S. federal income tax liability, provided that the NEB shareholder timely furnishes the required information to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT THERETO. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING, BUT NOT LIMITED TO, TAX RETURN REPORTING REQUIREMENTS), AS WELL AS THE EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY PROPOSED CHANGES TO APPLICABLE TAX LAWS.

THE COMPANIES

INDEPENDENT

Independent is a Massachusetts corporation organized in 1985 and is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act. Independent is the sole shareholder of Rockland Trust, and its primary business is serving as the holding company of Rockland Trust.

Rockland Trust is a Massachusetts-chartered trust company. Rockland Trust was chartered in 1907. Rockland Trust’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits. Rockland Trust offers a full range of banking services through a network of 84 bank branches in eastern Massachusetts and its commercial lending centers and investment management offices in eastern Massachusetts and Providence, Rhode Island. Rockland Trust provides investment management and trust services to individuals, institutions, small businesses and charitable institutions throughout eastern Massachusetts and Rhode Island.

At March 31, 2016, Independent had total consolidated assets of approximately $7.2 billion, net loans of approximately $5.5 billion, total deposits of approximately $6.0 billion and total shareholders’ equity of approximately $788.1 million.

You can find more information about Independent in Independent’s filings with the Securities and Exchange Commission referenced in the sections in this document titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page [●].

NEB

NEB was incorporated under Massachusetts law in 2010 to become the holding company of Bank of Cape Cod, a Massachusetts trust company. Headquartered in Hyannis, Massachusetts, NEB operates its business from four banking offices: two located in Hyannis, one located in Osterville and one located in Falmouth. NEB provides a variety of financial services to individuals and small businesses primarily in the form of various deposit products and residential and commercial mortgage loans.

At March 31, 2016, NEB had total consolidated assets of $259.4 million, net loans of $230.7 million, total deposits of $207.8 million and total shareholders’ equity of $26.3 million.

DESCRIPTION OF INDEPENDENT’S CAPITAL STOCK

Independent is authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share, with 26,293,565 shares outstanding as of March 31, 2016. Independent is also authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, none of which was issued as of March 31, 2016. The capital stock of Independent does not represent or constitute a deposit account and is not insured by the FDIC or by the Depositors Insurance Fund.

The following description of the Independent capital stock does not purport to be complete and is qualified in all respects by reference to Independent’s articles of organization and bylaws, and the Massachusetts Business Corporation Act.

Common Stock

General

Each share of Independent common stock has the same relative rights and is identical in all respects with each other share of common stock.

Voting Rights

Each holder of common stock is entitled to one vote in person or by proxy for each share held on all matters voted upon by shareholders. Shareholders are not permitted to cumulate votes in elections of directors.

Preemptive Rights

Holders of common stock do not have any preemptive rights with respect to any shares that may be issued by Independent in the future. Thus, Independent may sell shares of its common stock without first offering them to the then holders of common stock.

Liquidation

In the event of any liquidation or dissolution of Independent, whether voluntary or involuntary, the holders of Independent common stock would be entitled to receive pro rata, after payment of all debts and liabilities of Independent (including all deposits of subsidiary banks and interest on those deposits), all assets of Independent available for distribution, subject to the rights of the holders of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of common stock.

Preferred Stock

The Independent board of directors is authorized, subject to limitations by its articles of organization and by applicable law, to issue preferred stock in one or more series. The Independent board of directors may fix the dividend, redemption, liquidation and conversion rights of each series of preferred stock, and may provide for a sinking fund or redemption or purchase account to be provided for the preferred stock. The board of directors may also grant voting rights to the holders of any series of preferred stock, subject to certain limitations in Independent’s articles of organization. Specifically, the holders of any series of preferred stock may not be given the right to more than one vote per share on any matters requiring the approval or vote of the holders of Independent common stock, except as otherwise required by applicable law, the right to elect more than two Independent directors or, together with the holders of all other series of preferred stock, the right to elect in the aggregate more than six Independent directors.

Other Provisions

The articles of organization and bylaws of Independent contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Independent, including provisions:

•	classifying the Independent board of directors into three classes to serve for three years, with one class being elected annually;

•	authorizing the Independent board of directors to fix the size of the Independent board of directors;

•	limiting for removal of directors by a majority of shareholders to removal for cause; and

•	increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders above the minimum established by statute.

Massachusetts has adopted a “business combination” statute (Chapter 110F of the Massachusetts Business Corporation Act) that may also have additional anti-takeover effects to provisions in Independent’s articles of organization and bylaws. Massachusetts has also adopted a “control share” statute (Chapter 110D of the Massachusetts Business Corporation Act), the provisions of which Independent has provided in its bylaws shall not apply to “control share acquisitions” of Independent within the meaning of said Chapter 110D.

Transfer Agent

The transfer agent and registrar for Independent common stock is Computershare Limited.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF NEB AND INDEPENDENT

This section describes the differences between the rights of holders of NEB common stock and the rights of holders of Independent common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of NEB common stock and your rights as a holder of Independent common stock.

As a shareholder of NEB, a Massachusetts corporation, your rights are governed by Massachusetts law, NEB’s articles of organization, as currently in effect, and NEB’s bylaws, as currently in effect. When the merger becomes effective and you receive Independent common stock in exchange for your NEB shares, you will become a shareholder of Independent, a Massachusetts corporation. Independent’s common stock is listed on the NASDAQ Global Select Market under the symbol “INDB.” As an Independent shareholder, your rights will be governed by Massachusetts law, Independent’s articles of organization, as in effect from time to time, and Independent’s bylaws, as in effect from time to time.

The following discussion of the rights of NEB shareholders and Independent shareholders under Massachusetts law, and the similarities and material differences between (i) the rights of NEB shareholders under the articles of organization and bylaws of NEB and (ii) the rights of Independent shareholders under the articles of organization and bylaws of Independent is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Massachusetts law and the full texts of the articles of organization and bylaws of NEB and of the articles of organization and bylaws of Independent.

Capitalization

NEB

The total authorized capital stock of NEB consists of 9,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of the record date, there were [●] shares of common stock outstanding, [●] shares of unvested restricted common stock, 4,000 shares of preferred stock outstanding, [●] shares of common stock reserved for future issuance pursuant to outstanding options granted under NEB’s equity plan, [●] shares of common stock reserved for issuance pursuant to outstanding warrants and [●] shares of common stock reserved for issuance pursuant to outstanding convertible subordinated notes issued by NEB.

As of the record date, 4,000 shares of the preferred stock designated as NEB Series A Preferred Stock are outstanding and have been issued to the United States Department of the Treasury under the Small Business Lending Fund program. Pursuant to the merger agreement, these shares of preferred stock are to be redeemed on or prior to the closing of the merger.

Independent

The total authorized capital stock of Independent consists of 75,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were [●] shares of common stock outstanding, including [●] shares in the form of unvested performance based restricted stock awards without dividend or voting rights and [●] shares reserved for future issuance pursuant to outstanding options granted under Independent’s benefit plans and no shares of preferred stock outstanding.

Preemptive Rights

A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances. Under Massachusetts law, unless the articles of organization say otherwise, shareholders have no preemptive rights.

NEB

NEB does not have a provision authorizing preemptive rights; in fact, NEB’s articles of organization contain a provision specifically denying them. Accordingly, NEB shareholders do not have preemptive rights.

Independent

Independent also does not have a provision authorizing preemptive rights; in fact, Independent’s articles of organization contain provisions specifically denying them. Accordingly, Independent’s shareholders do not have preemptive rights.

Dividends and Other Stock Rights

NEB

Subject to applicable Massachusetts law and the NEB articles of organization and bylaws, the board of directors may from time to time declare, and NEB pay, dividends on outstanding shares of its capital stock. The holders of shares of NEB Series A Preferred Stock will be entitled to receive dividends in an amount per share described in NEB’s articles of organization, subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to such NEB Series A Preferred Stock with respect to dividends. Holders of NEB preferred stock, such as NEB Series A Preferred Stock, will also have priority over holders of common stock with respect to payments of dividends. The NEB board of directors is authorized to issue “blank check” preferred stock.

Independent

Independent can also pay dividends on its common stock in accordance with Massachusetts law. Independent’s board of directors is also authorized to issue “blank check” preferred stock to (i) designate preferred stock, (ii) set dividend rates or the amount of dividends to be paid on the preferred stock, (iii) determine voting powers of the preferred stock, (iv) determine whether such preferred stock is redeemable by Independent, (v) determine the amount or amounts payable upon the preferred stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of Independent, (vi) determine whether the preferred stock is entitled to the benefits of a sinking or retirement fund to be applied to the preferred stock, (vii) determine whether the preferred stock is convertible or exchangeable for shares of another class of Independent stock, (viii) determine the purchase price of the preferred stock and (ix) make other such determinations with respect to preferred stock.

When and if a quarterly cash dividend is declared by the board of directors, if any Independent shares of preferred stock are outstanding, the holders of shares of preferred stock will be entitled to receive dividends in an amount per share described in Independent’s articles of organization, subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to such Independent preferred stock with respect to dividends.

Right to Call Special Meetings of Shareholders

NEB

Special meetings may be called:

•	by the chairman of the board, vice chairman or the president;

•	by a majority of the total number of directors NEB then in office; or

•	by the chairman of the board, vice chairman of the board, president or secretary of NEB at the written request of shareholders of 25% of all votes entitled to be cast at the meeting.

Independent

Special meetings may be called:

•	by the chairman of the board, if any;

•	by the president;

•	by a majority of the directors; and

•	by the secretary or other officer at the written direction of the holders of at least two-thirds of the capital stock of the Independent entitled to vote at the meeting.

For shareholders to call a special meeting, Independent requires the written application of the holders of at least two-thirds of the capital stock, as opposed to 25% of all the votes entitled to be cast at the special meeting that is required for NEB shareholders to call a special meeting. Therefore, it may be more difficult for Independent’s shareholders to call a special meeting.

Notice of Shareholder Meetings

NEB

NEB requires that notice of shareholder meetings be given not less than 7 days nor more than 60 days before the meeting.

Independent

Independent requires that notice of shareholder meetings be given not less than 7 days nor more than 60 days before the meeting.

Board of Directors – Number and Term of Office

NEB

NEB’s bylaws and articles of organization provide that the number of directors of the Corporation shall consist of not less than seven and no more than fifteen members, as fixed by the board of directors of NEB by resolution. NEB’s bylaws and articles of organization provide that the directors shall be divided into three classes, as nearly equally in number as possible, creating a staggered board of directors. The vote of a plurality of the votes cast at a meeting is required to elect directors of NEB. A majority of the directors must be citizens of the Commonwealth of Massachusetts and residents therein. No person 75 years or older will be eligible for election, reelection, appointment or reappointment to the board of directors. In no event shall a director be eligible for election, reelection, appointment or reappointment to the board of directors following such director’s twelfth cumulative year of service on the board of directors.

NEB’s bylaws and articles of organization also provide that any vacancy occurring in the board of directors, including vacancies resulting from an increase in the number of directors or vacancies resulting from the death, resignation, retirement, disqualification, removal from office or other cause, may be filled only by a majority vote of the directors then in office (even if such directors do not constitute a quorum). A director elected to fill a vacancy will be elected to hold office for a term expiring at the next election of directors.

Independent

Independent’s bylaws and articles of organization provide that the number of directors shall be between three and 25 as fixed from time to time by vote of the board of directors at any regular or special meeting thereof. The board of directors may increase or decrease the number of directors in one or more classes to ensure that the three classes shall be as nearly equal as possible. “Preference Stock Directors” are those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation. Directors other than Preference Stock Directors shall be divided into three classes as nearly equally as possible, creating a staggered board of directors. Independent’s bylaws and governance principles provide for majority voting in uncontested director elections. In an uncontested election, if an incumbent director standing for election is not reelected by a majority of the votes cast, the director is required to promptly tender a notice of resignation to the board of directors. The resignation is not effective unless accepted by the board of directors. The nominating committee would then recommend whether the board of directors should accept or reject a tendered resignation. In determining whether to accept a tendered resignation, the board of directors would consider the potential impact of the resignation on compliance with applicable legal and listing standards and any other factors deemed relevant. An election is uncontested if the number of persons nominated does not exceed the number of director positions to be filled at the meeting. In contested elections, the vote standard would be a plurality of votes cast. No director shall continue to serve once he or she attains the age of 72. Except for Preference Stock Directors, newly created directorships and vacancies on the board of directors shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.

Board of Director Nominations

NEB

Nominations for the election of directors at a meeting of shareholders may be made by the nominating committee of NEB. Additionally, shareholders may nominate directors to be elected at a meeting of shareholders if the shareholders’ nominations are made in writing and delivered to the secretary of NEB at least 40 days prior to the date of the meeting; provided, however, that in the event that less than 50 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, nominations by shareholders must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. If shareholders do not comply with the foregoing process for nominating directors, no nominations for directors except those made by the nominating committee will be voted on at a meeting of shareholders.

Independent

Nominations for election to the board of directors at the annual meeting of shareholders may be made by or at the direction of the board of directors, the nominating committee, or by any shareholder entitled to vote for the election of directors at the time of the nomination and at the time of the meeting who provides appropriate written notice to the secretary. Notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the meeting is called for a date more than 75 days prior to such anniversary date, notice must be so received not later than the close of business on the 20th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

The notice shall set forth (a) as to each person whom such shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of Independent, if any, which are beneficially owned by the person, (iv) any other information regarding the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules, and (v) the consent of each nominee to serve if elected; and (b) as to the shareholder giving notice, (i) the name and record address of the shareholder, (ii) the class and number of shares of capital stock of Independent beneficially owned by the shareholder as of the record date for the meeting (if such date has been made publicly available) and as of the date of such notice, (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a representation that the shareholder (and any party on whose behalf or in concert with whom such shareholder is acting) is qualified at the time of giving such notice to have such individual serve as the nominee of such shareholder (and any party on whose behalf or in concert with whom such shareholder is acting) if such individual is elected, accompanied by copies of any notification or filings with, or orders or other actions by, any governmental authority which are required in order for such shareholder (and any party on whose behalf such shareholder is acting) to be so qualified, (v) a description of all arrangements or understandings between such shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder and (vi) such other information regarding such shareholder as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules contained in the securities laws.

Removal and Resignation of Directors

NEB

NEB’s bylaws provide that a director may resign at any time by delivering a written resignation to the board of directors or the chairman of the board, which will become effective upon receipt unless it is specified effective at a later time.

NEB’s articles of organization provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a single class. The board of directors may remove any director from the board of directors for cause by a vote of two-thirds of the directors then in office.

Independent

Independent does not make specific provision for a method of resignation, but the bylaws do provide that vacancies can arise from resignation. A director may be removed for cause by the affirmative vote of the holders of a majority of all shares of the corporation outstanding and then entitled to vote generally in the election of directors.

Amendment of Bylaws

NEB

NEB’s bylaws may be adopted, amended or repealed by a majority of the directors of NEB then in office. The bylaws may also be adopted, amended or repealed by an affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of NEB entitled to vote voting together as a single class.

Independent

The bylaws may be amended by the shareholders if appropriate notice has been given setting forth the substance of the proposed change. The bylaws, except those provisions that specify otherwise, may be amended or repealed by the board of directors.

Independent’s bylaws provide that the shareholders may amend the bylaws, but make no provision for repeal by the shareholders. Independent’s bylaws may be amended or repealed by the directors.

Amendment of Articles of Organization

NEB

NEB’s articles of organization provides that, except as otherwise permitted under applicable law, no amendment, addition, repeal, alteration or change of the articles of organization shall be made, unless approved by the board of directors by the affirmative vote of at least a majority of the directors then in office, and thereafter approved by the shareholders by an affirmative vote of at least two-thirds of the total votes eligible to be cast in the election of directors.

In addition, the affirmative vote of the holders of at least 80% of the voting power of each of the then-outstanding classes of shares of the capital stock entitled to vote thereon, shall be required to amend, add to, change or repeal certain provisions of the articles of organization. Such provisions are titled “ “Capital Stock,” “Preemptive Rights,” “Advance Notice and New Business,” “Directors,” “Amendment of Bylaws,” “Evaluation of Certain Business Combinations,” “Indemnification,” “Limitation on Officers’ and Directors’ Liability,” and “Amendment to Articles of Organization.”

Independent

Generally, the articles of incorporation of Independent may be amended or repealed only by a majority vote of the shareholders. Sections 4 and 5 of Article VI, dealing with preemptive rights and the amendment of the articles of incorporation, may be amended or repealed only by a two-thirds majority vote of the shareholders.

Limitation of Liability and Indemnification

NEB

NEB’s articles of organization provide that, to the fullest extent permitted by Massachusetts law, no director, officer or employee will be personally liable to NEB or NEB shareholders for money damages. No amendment or repeal of any of the provisions of the articles of organization can limit or eliminate the limitation on liability with respect to any act or omission occurring prior to the amendment or repeal.

NEB’s articles of organization provide that, subject to applicable laws, NEB will indemnify its directors, officers and employees, whether serving NEB or at NEB’s request any other entity, to the full extent permitted by Massachusetts law, including the advance of expenses under the procedures and to the full extent permitted by law. The board of directors may take action necessary to carry out the indemnification provision in the articles of organization and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or further arrangements permitted by law. NEB may maintain insurance to protect itself and any director, officer, employee or agent of NEB. NEB may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of NEB or a subsidiary to the fullest extent of the provisions of the articles of organization with respect to indemnification and advancement of expenses of directors and officers of the corporation.

Independent

Independent’s bylaws and articles of organization provide for the limitation on liability of directors and officers. Under the bylaws a director or officer shall not be personally liable to Independent or its shareholders for monetary damages for breach of fiduciary duty as a director or officer. However, the bylaws do not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to Independent or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts, or (iv) for any transaction from which the director or officer derived an improper personal benefit. The stated intention of the bylaw provision is to limit the liability of a director or officer to the maximum extent allowed by law. To that end, the bylaws further provide that if the Massachusetts Business Corporation Act is amended to authorize the further elimination of, or limitation on, the liability of directors or officers, then the liability of a director or officer of Independent, in addition to the limitation of personal liability provided herein, shall be limited to the full extent permitted by such amendment or amendments.

The bylaws further provide that a director’s or officer’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his or her conduct was at least not opposed to the best interests of Independent.

Except in the circumstances described above, Independent may only indemnify a director or officer if so ordered by a court.

The determination of whether an officer or director has met the requirements for indemnification shall be made (i) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (ii) by special legal counsel; (iii) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination. Independent may, in some circumstances, advance expenses to a director or officer who is a party to a proceeding.

LEGAL MATTERS

Day Pitney LLP has issued a legal opinion concerning the validity of the shares of Independent common stock to be issued in connection with the merger. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Independent by Day Pitney LLP and for NEB by Luse Gorman, PC.

EXPERTS

The consolidated financial statements of Independent, appearing in Independent’s Annual Report (Form 10-K) for the year ended December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Independent files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Independent files with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission filings of Independent are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information concerning Independent also may be inspected at the offices of Nasdaq located at 1735 K Street, N.W., Washington, D.C. 20006. Independent’s Securities and Exchange Commission file number is 001-09047.

Independent has filed a registration statement on Form S-4 with the Securities and Exchange Commission to register the Independent common stock to be issued to NEB shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Independent in addition to constituting a proxy statement for NEB. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in Independent’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows Independent to incorporate by reference the information that Independent files with the Securities and Exchange Commission. Incorporation by reference means that Independent can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission that are legally considered to be part of this document, and later information that is filed by Independent with the Securities and Exchange Commission will automatically update and supersede the information in this document and the documents listed below.

For purposes of this proxy statement/prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

Independent incorporates by reference the specific documents listed below and any future filings that Independent makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of the NEB shareholders meeting or the date on which the offering of shares of Independent common stock under this document is terminated:

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2016;

•	Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 21, 2016, January 25, 2016, February 17, 2016, March 7, 2016, March 17, 2016, March 17, 2016, March 18, 2016, March 23, 2016, April 21, 2016 and April 25, 2016 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

•	Definitive proxy statement on Schedule 14A for the 2016 annual meeting of shareholders.

You can obtain any of the Independent documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting Independent at:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

(781) 982-6158

You should rely only on the information contained or incorporated by reference into this document. Independent has supplied all information contained or incorporated by reference into this document relating to Independent. NEB has supplied all information contained in this document relating to NEB. Neither Independent nor NEB has authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 6, 2016. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to NEB shareholders nor the issuance of Independent common stock in the merger creates any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 17, 2016

BY AND AMONG

INDEPENDENT BANK CORP.,

ROCKLAND TRUST COMPANY,

NEW ENGLAND BANCORP, INC.,

AND

BANK OF CAPE COD

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March 17, 2016, by and among Independent Bank Corp. (“Buyer”), Rockland Trust Company, a wholly owned subsidiary of Buyer (“Buyer Bank”), New England Bancorp, Inc. (“Company”), and Bank of Cape Cod, a wholly owned subsidiary of Company (“Company Bank”). Capitalized terms used in this Agreement are defined to have the meaning set forth in Article VIII.

W I T N E S S E T H

WHEREAS, the board of directors of Buyer and the board of directors of Company have each (i) determined that this Agreement and the business combination and related transactions it contemplates are in the best interests of their respective entities and stockholders; and (ii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into the Buyer, with Buyer as the surviving entity (the “Merger”), and thereafter (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement to Buyer to enter into this Agreement, each of the directors and Executive Officers of Company has entered into a voting agreement with Buyer dated as of the date hereof (a “Voting Agreement”), substantially in the form attached as Exhibit A pursuant to which each of them has agreed to vote all shares of Company Common Stock (as defined herein) they own in favor of the approval of this Agreement and the transactions it contemplates;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the Massachusetts Business Corporation Act (the “MBCA”) and the requirements of the Massachusetts Board of Bank Incorporation. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the MBCA (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02 Articles of Organization and Bylaws. The Articles of Organization and Bylaws of the Surviving Entity upon consummation of the Merger shall be the Articles of Organization and Bylaws of Buyer as in effect immediately prior to consummation of the Merger.

Section 1.03 Directors and Officers of Surviving Entity. The directors of the Surviving Entity immediately after the Merger shall be the directors of Buyer in office immediately prior to the Effective Time. The executive officers of the Surviving Entity immediately after the Merger shall be the executive officers of Buyer immediately prior to the Merger. Each of the directors and executive officers of the Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Organization and Bylaws of the Surviving Entity.

Section 1.04 Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer and Company will make all such filings as may be required to consummate the Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Massachusetts Secretary of the Commonwealth on the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time by the electronic (PDF), facsimile or overnight courier exchange of executed documents at the offices of Day Pitney LLP, One International Place, Boston, MA 02110, or such other place or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI hereof.

Section 1.05 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and the Treasury Regulations promulgated thereunder. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger and the Bank Merger each to qualify as a reorganization under Section 368(a) of the Code and shall refrain from taking any action that reasonably could be expected to cause the Merger and the Bank Merger each to fail to qualify as such a reorganization.

Section 1.06 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Company or any Company Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Company or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Buyer are authorized in the name of Company or otherwise to take any and all such action.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Company or any stockholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock (i) held as treasury stock or (ii) owned directly by Buyer (other than, in the case of clause (ii), shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares (as such term is hereinafter defined) and shares described in Section 2.01(b) above) shall become and be converted into, as provided in and subject to the limitations set forth in this

Agreement, the right to receive 0.25 shares (the “Exchange Ratio) of Buyer Common Stock (the “Stock Consideration”). The Stock Consideration and any cash in lieu of fractional shares paid pursuant to Section 2.03 are sometimes referred to herein collectively as the “Merger Consideration.”

(d) Notwithstanding anything in this Agreement to the contrary, Buyer shall pay for any shares of Company Common Stock, the holders of which have exercised their rights under Part 13 of Chapter 156D of the MBCA (“Dissenters’ Shares”) and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under Part 13 of Chapter 156D of the MBCA with respect to any Dissenters’ Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters’ Shares and shall be converted into the right to receive the Merger Consideration pursuant to Section 2.01(c).

Section 2.02 Rights as Stockholders; Stock Transfers. All shares of Company Common Stock, if and when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the VWAP of the Buyer Common Stock for the five (5) consecutive trading days ending on the fifth trading day immediately preceding the Closing Date, rounded to the nearest whole cent (the “Closing VWAP”).

Section 2.04 Reserved.

Section 2.05 Exchange Procedures.

(a) On or before the Closing Date, for the benefit of the holders of Certificates (other than holders of Dissenters’ Shares), (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II or evidence of shares in book entry form (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent cash equal to the aggregate amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided for in this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, and (ii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate (other than Certificates representing shares described in Section 2.01(b)

shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as provided for in this Agreement and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 2.05 and any unpaid dividend with respect to the Company Common Stock with a record date that is prior to the Effective Time. No interest shall be paid or accrued on any cash in lieu of fractional shares and any unpaid dividends and distributions payable to holders of Certificates. For shares of Company Common stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to Company.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. None of Buyer, Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered, as required by Law, to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.05, or an appropriate affidavit of loss and indemnity agreement and a bond in such amount as shall be required in each case by Buyer (but not more than the amount required under Buyer’s contract with its transfer agent). If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other recordation tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any stockholders of Company who have not theretofore complied with Section 2.05(b) shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

Section 2.06 Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted so as to provide the holders of the Company Common Stock the same economic benefit as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) Buyer issues employee or director stock grants or similar equity awards in the ordinary course of business consistent with past practice.

Section 2.07 Options, Warrants, Restricted Stock and SBLF Preferred Stock.

(a) Each (i) option to purchase Company Common Stock (each sometimes referred to as an “Option,” and collectively sometimes referred to as the “Options”) granted under the Company’s 2006 Stock Option Plan (the “2006 Company Equity Plan”), and (ii) each warrant to purchase Company Common Stock (each sometimes referred to as an “Warrant,” and collectively sometimes referred to as the “Warrants”), in each case whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, fully vest (to the extent not vested) and be canceled and, on the Closing Date, Company or Company Bank shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in each such Option or Warrant, and (ii) the excess, if any, of (x) the Closing VWAP multiplied by the Exchange Ratio over (y) the Exercise Price (the “Cash Payment”). Any Option or Warrant for which the Exercise Price exceeds the Closing VWAP multiplied by the Exchange Ratio shall be cancelled as of the Effective Time without payment. For purposes of this Section 2.07, “Exercise Price” shall mean the exercise price per share of Company Common Stock provided for in such Option or Warrant. The Cash Payment shall be paid in cash within five (5) calendar days after the Closing Date, shall be made without interest and shall be net of all applicable withholding taxes. Prior to the Closing Date, Company shall use its reasonable best efforts to obtain the written acknowledgment and consent of each holder of a then-outstanding Option or Warrant to the termination of the Option or Warrant and the payment of the Cash Payment in accordance with the terms of this Section 2.07. The Company shall prohibit the exercise of any Option or Warrant beginning on and after the fifth trading day immediately preceding the Closing Date.

(b) All unvested shares of restricted Company Common Stock awarded under the Company’s 2012 Equity Plan (the “2012 Company Equity Plan”) shall automatically vest in full according to the terms governing such award as of the Effective Time, to the extent not previously forfeited.

(c) At the Effective Time, the 2006 Company Equity Plan and all related grant agreements thereunder shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect.

(d) In accordance with and subject to the requirements set forth in Section 5.19 of this Agreement, at or prior to the Effective Time, Company shall use all commercially reasonable efforts to redeem all of the SBLF Preferred Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents an exception or fact, event or circumstance or that, absent such inclusion in the Company Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect with respect to Company.

(b) Except as set forth in the Company Disclosure Schedule, Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date. No representation or warranty of Company contained in this Article III shall be deemed untrue or incorrect, and Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Material Adverse Effect with respect to Company, disregarding for the purposes of this Section 3.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.02, 3.03, 3.05, 3.06, 3.08, 3.10 and 3.15, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 3.02 Organization, Standing and Authority.

(a) Company is a Massachusetts corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the BHC Act. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in each foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Company Bank is a Massachusetts-chartered bank and trust company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Company Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) and to the full extent provided by applicable Law, and has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened. Company Bank is a member in good standing of FHLB.

Section 3.03 Capital Stock. The authorized capital stock of Company consists of 9,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock, 4,000 of which have been designated as SBLF Preferred Stock. As of the date of this Agreement, there were (i) 2,640,738 shares of Company Common Stock outstanding (including 79,083 shares of unvested restricted stock), (ii) 4,000 shares of SBLF Preferred Stock outstanding, (iii) no shares held in treasury, (iv) no shares held by Company Subsidiaries,

(v) 176,085 shares of Common Stock reserved for future issuance pursuant to outstanding Options granted under the 2006 Company Equity Plan, (vi) 136,000 shares reserved for future issuance pursuant to the Warrants, and (vii) 69,833 shares of Common Stock reserved for issuance pursuant to the Company’s 5.00% Convertible Subordinated Debentures Due November 15, 2035 (the “Convertible Debentures”). The outstanding shares of Company Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. Company Disclosure Schedule 3.03 sets forth the name of each holder of an unvested award of restricted stock or outstanding Option granted under the 2006 Company Equity Plan and the 2012 Company Equity Plan and each Warrant, identifying the nature of the award; as to Options and Warrants, the number of shares of Company Common Stock subject to each Option or Warrant, the grant, vesting and expiration dates and the exercise price relating to the Options and Warrants held; and for restricted stock awards, the number of shares of Company Common Stock subject to each award, and the grant and vesting dates. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Neither Company nor any of its Subsidiaries has any trust capital securities or other similar securities outstanding. Except for the Convertible Debentures, no bonds, debentures, notes or other indebtedness issued by the Company or any of the Company’s Subsidiaries (i) having the right to vote on any matters on which shareholders of the Company may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company, are issued or outstanding

Section 3.04 Subsidiaries.

(a) (i) Company Disclosure Schedule 3.04 sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) except as set forth on Company Disclosure Schedule 3.04, Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right, preemptive right, or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (v) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

(b) Except as set forth on Company Disclosure Schedule 3.04 or Company Disclosure Schedule 3.20, Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Company Disclosure Schedule 3.04.

Section 3.05 Corporate Power; Minute Books. Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s stockholders of this Agreement and the Company of the Plan of Bank Merger. The Company has heretofore made available to Buyer complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Board and each committee of the Company Board and the Board of Directors and each committee thereof of the Company’s Subsidiaries held since January 1, 2013; provided, that, the minutes of the Company, Board or committees did not contain any discussions related to any potential corporate transaction involving the Company otherwise related to deliberations of the Company Board with respect to the consideration of strategic alternatives. The minute books of Company and each of its Subsidiaries contain true, complete and accurate records of all corporate actions taken by stockholders of Company and each of its Subsidiaries and the Board of the Directors of Company (including committees of Company’s Board of Directors) and each of its Subsidiaries.

Section 3.06 Corporate Authority. Subject only to the approval of the Merger and this Agreement by the holders of at least two-thirds of the Company Common Stock entitled to vote thereon (“Requisite Company Stockholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company Bank and Company’s and Company Bank’s Board on or prior to the date hereof. Company’s Board has directed that this Agreement be submitted to Company’s stockholders for approval at a meeting of such stockholders and, except for the receipt of the Requisite Company Stockholder Approval in accordance with the MBCA, Company’s Articles of Organization and Bylaws, no other vote of the stockholders of Company is required by Law, the Articles of Organization of Company, the Bylaws of Company or otherwise to approve this Agreement and the transactions it contemplates. Company and Company Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company of this Agreement or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Massachusetts Commissioner of Banks, the Massachusetts Housing Partnership Fund and the Massachusetts Board of Bank Incorporation; (ii) the Requisite Company Stockholder Approval, (iii) the approval of Bank Merger and the Plan of Bank Merger by Company, the sole stockholder of Company Bank; (v) the filing and effectiveness of the Registration Statement with the SEC, and (vi) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts. Each consent, approval, receipt or waiver by the FRB, the FDIC, The Massachusetts Commissioner of Banks and the Massachusetts Board of Bank Incorporation as referred to in clause (i) hereof is a “Regulatory Approval.” As of the date hereof, Company is not aware of any reason why the approvals set forth above and referred to in Section 6.01(b), the Branch Closure Applications and the FDIC Notice will not be received in a timely manner or will include a Burdensome Condition as defined in Section 5.06.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Organization or Bylaws (or similar governing documents) of Company or Company Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or Company Bank, or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Company or Company Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or Company Bank is a party, or by which it or any of its properties or assets may be bound or affected.

Section 3.08 Reports; Internal Controls.

(a) Neither the Company nor any of Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2012 with any Governmental Authority and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Company and its Subsidiaries, no Governmental Authority has notified Company that it has initiated any proceeding or, to the Knowledge of Company, threatened an investigation into the business or operations of Company or any of its Subsidiaries since December 31, 2012. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Company or any of its Subsidiaries.

(c) Company has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s auditors and the audit committee of Company’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Company has designed, implemented and maintained disclosure controls and procedures to ensure that material information relating to Company and its Subsidiaries is made known to the management of Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and as otherwise required by Law.

(f) Since December 31, 2012, (x) neither Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the board of directors of Company or any committee thereof or to any director or officer of Company.

Section 3.09 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Company (including any related notes and schedules thereto) complied as to form, as of their respective dates, in all material respects, with all applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Company for the fiscal year ended December 31, 2014; (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2014 in amounts consistent with past practice; (iii) liabilities that have been discharged or paid in full before the Effective Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement or that, either alone or when combined with all other liabilities of a type not described in (i) or (ii) has had or would be reasonably expected to have, a Material Adverse Effect on the Company.

Section 3.10 Absence of Certain Changes or Events. Except as disclosed in Company Disclosure Schedule 3.10, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2014 (the “Company Balance Sheet Date”), there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of Company, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any entry by Company or any of its Subsidiaries into any contract or commitment of (A) more than $50,000 or (B) $25,000 per annum with a term of more than one year, other than borrowings, loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus (except in the ordinary course of business consistent with past practice), or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries, (vi) any material election made by Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (viii) other than loans and loan commitments, investment securities and other real estate owned in the ordinary course of business and consistent with past practice, any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

Section 3.11 Legal Proceedings.

(a) Other than as set forth in Company Disclosure Schedule 3.11, neither Company nor any of its Subsidiaries is a party to any, nor are there any pending or, to Company’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Company or any of its Subsidiaries in which, to Company’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect with respect to Company or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment or decree imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Company and each of its Subsidiaries is and since January 1, 2012 has been in compliance with all applicable federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Company and each of its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Neither Company nor any of its Subsidiaries has received, since January 1, 2012, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).

(d) Company has not engaged in any activities only permissible for a financial holding company under Section 4(k) of the BHC Act.

Section 3.13 Material Contracts; Defaults.

(a) Other than as set forth in Company Disclosure Schedule 3.13, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company and or Subsidiaries; (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof; (vi) which provides for the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (vii) which relates to capital expenditures and involves future payments in excess of $25,000 individually or $50,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (x) which materially restricts the conduct of any business by Company of any of its Subsidiaries (collectively, “Material Contracts”). Company has previously delivered to Buyer true, complete and correct copies of each such Material Contract.

(b) To Company’s Knowledge, neither Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.

(c) No Third Party Consent by any Person is required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.14 Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, a “Company Regulatory Agreement”) any Governmental Authority that restricts, or by its terms will in the future restrict, the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations, nor has Company or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Company Regulatory Agreement. To the Knowledge of Company, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15 Brokers. Neither Company, Company Bank nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Piper Jaffray & Co. in accordance with the terms of a letter agreement between Piper Jaffray & Co. and Company, a true, complete and correct copy of which has been previously delivered by Company to Buyer.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements (whether or not written) (i) covering current or former employees of Company or any of its Subsidiaries (the “Company Employees”), (ii) covering current or former directors of Company or any of its Subsidiaries, or (iii) with respect to which Company or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified in Company Disclosure Schedule 3.16(a). True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, Internal Revenue Service Forms 5500 (for the three most recently completed plan years), current summary plan descriptions, and the most recent IRS determination letters with respect thereto, have been made available to Buyer.

(b) To Company’s Knowledge, all Company Benefit Plans are in compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS that is currently in effect, and Company is not aware of any circumstance that would reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. Neither Company nor any of its Subsidiaries has engaged in, or is aware of, a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of Company or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time during the six-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, or could incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 36 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company. No Company Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA or has otherwise failed to satisfy the minimum funding requirements of Section 412 of the Code or Sections 302 and 303 of ERISA, and none of Company or any ERISA Affiliate has an outstanding funding waiver. No Company Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

(e) Other than as set forth in Company Disclosure Schedule 3.16(e), neither Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA, the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA and the terms and conditions of the Patient Protection and Affordable Care Act. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder, other than routine administrative costs.

(f) Other than as set forth in Company Disclosure Schedule 3.16(f) or as otherwise provided for in this Agreement, the execution of this Agreement, stockholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof under any Company Benefit Plans, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment under any Company Benefit Plans that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, or (vii) result in any accounting accruals under any Company Benefit Plans not in the ordinary course of business.

(g) Each Company Benefit Plan that is a deferred compensation plan is in compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or would reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant ore beneficiary in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(h) Company Disclosure Schedule 3.16(h) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Company or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(i) Each Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (as determined pursuant to the 2006 Company Equity Plan), (C) has a grant date identical to the date on which Company’s board of directors or compensation committee actually awarded it, and (D) qualifies for the tax and accounting treatment afforded to such award in Company’s tax returns and Company’s financial statements, respectively.

(j) To Company’s Knowledge, Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company or any of its Subsidiaries for purposes of each Company Benefit Plan, ERISA, the Code, tax withholding, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

Section 3.17 Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) To Company’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any predecessor, or any property in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has had any presence or Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(b) To Company’s Knowledge, no real property (including buildings or other structures) formerly owned or operated by Company or any of its Subsidiaries had, during such ownership or operation, any presence or Release of any Hazardous Substance in a manner that violated Environmental Law or required reporting, investigation, remediation or monitoring under Environmental Law.

(c) To Company’s Knowledge, Company and each of its Subsidiaries is in compliance, in all material respects, with applicable Environmental Law.

(d) To Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has had presence or any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e) To Company’s Knowledge, neither Company nor any of its Subsidiaries nor any predecessor has any liability under Environmental Law arising from the presence, Release or disposal of any Hazardous Substance on any real property currently or formerly owned by Company or any of its Subsidiaries or any predecessor, or any Company Loan Property or any other location.

(f) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Government Authority concerning a possible violation of, or liability under, any Environmental Law.

(g) No Lien or encumbrance has been imposed on property owned by Company or on any Company Loan Property in connection with any liability or potential liability arising from or related to Environmental Law and to Company’s Knowledge, there is no action, proceeding, writ, injunction or claim pending or threatened which could result in the imposition or any such Lien or encumbrance.

(h) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(i) To Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, any predecessor, any currently or formerly owned or operated property, or any Company Loan Property, that would reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries, (ii) result in any restriction on the ownership, use, or transfer of any property, or (iii) adversely affect the value of any Company Loan Property.

(j) Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information in its possession or reasonably available to it relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries or any Company Loan Property.

(k) There is no litigation pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries relating to any property now or formerly owned or used by Company or any of its Subsidiaries or any predecessor or any Company Loan Property, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or Release into the environment of any Hazardous Substance, whether or not occurring at, on or involving a Company Loan Property.

(l) To Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries, or any Company Loan Property and, to the Knowledge of Company, no underground storage tank has been closed or removed from any Company Loan Property except in compliance with Environmental Law.

Section 3.19 Tax Matters.

(a) Company and each of its Subsidiaries has timely filed all income, franchise and other material Tax Returns that it was required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Laws. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, other than any such Taxes that have been reserved or accrued on the balance sheet of Company or which Company is contesting in good faith. Neither Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, and neither Company nor any of its Subsidiaries currently has any open tax years. No written claim has ever been made by an authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of the Company) upon any of the assets of Company or any of its Subsidiaries.

(b) Company and each Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or, to the Knowledge of Company, are pending with respect to Company or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Company nor any Subsidiary has received from any foreign, federal, state, or local taxing authority (including in jurisdictions where Company or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any Subsidiary.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company and each Subsidiary for taxable periods ended December 31, 2014, 2013 and 2012. Company has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Company or any Subsidiary filed for the years ended December 31, 2014, 2013 and 2012. Company and each Subsidiary have timely and properly taken such actions in response to and in compliance with notices Company or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company and each Subsidiary have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Company Bank and its Subsidiaries). Neither Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company or any Subsidiary) under IRS Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of Company and each Subsidiary (i) did not, as of December 31, 2014, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company financial statements as of December 31, 2014 (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past practice of Company in filing its Tax Returns. Since December 31, 2014 neither Company nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(g) Neither Company nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither Company nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code

(j) Neither Company nor any Subsidiary is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Reg. Section 1.6011-4(b)(2).

(k) Company has not taken or agreed to take any action and has no Knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger and Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

Section 3.20 Investment Securities. Company Disclosure Schedule 3.20 sets forth as of December 31, 2015 the investment securities, mortgage backed securities and securities held for sale of Company, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Neither Company nor any of its Affiliates owns in excess of 5% of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable Laws and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in Company Disclosure Schedule 3.21, no Derivative Transaction, were it to be a Loan held by Company, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. Each such Derivative Transaction is listed on Company Disclosure Schedule 3.21, and the financial position of Company under or with respect to each has been reflected in the books and records of Company in accordance with GAAP consistently applied and no open exposure of Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $25,000.

Section 3.22 Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Company Disclosure Schedule 3.23, as of the date hereof, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of December 31, 2015, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision. Company Disclosure Schedule 3.23 identifies (x) each Loan that as of December 31, 2015 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Company that as of December 31, 2015 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement. Set forth in Company Disclosure Schedule 3.23 is a true and correct copy of Company’s Policy Exception Report as of December 31, 2015.

(b) Each Loan held in Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) All currently outstanding Company Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination of such Company Loans, and the loan documents with respect to each such Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. Other than loans pledged to the FHLB or the Federal Reserve Bank of Boston, all such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and each of Company and Company Bank is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to Company Bank. Except as set forth in Company Disclosure Schedule 3.23, none of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third party servicing.

(d) Neither Company nor Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company to repurchase from any such Person any Loan or other asset of Company or Company Bank, unless there is material breach of a representation or covenant by Company or its Subsidiaries.

Section 3.24 Allowance for Loan Losses. Company’s allowance for loan losses as reflected in Company’s audited balance sheet at December 31, 2014 was, and the allowance shown on the balance sheets in Company financial statements for periods ending after such date, in the opinion of management, was as of the dates thereof, in compliance with Company’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.

Section 3.25 Trust Business; Administration of Fiduciary Accounts. Company and Company Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.26 Investment Management and Related Activities. None of Company, any of its Subsidiaries or Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28 CRA, Anti-Money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Company is not aware of, and none of Company and its Subsidiaries has been advised of, or has any reason to believe (because of Company Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2014, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the

USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.29 Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater stockholder or other Affiliate of Company or any of its Subsidiaries, or to the Knowledge of Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth in Company Disclosure Schedule 3.29, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers or other Affiliates other than deposit accounts of such individuals at Company Bank. All agreements between Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.30 Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.30 sets forth a true, correct and complete list of all real property owned by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.30, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or its Subsidiary has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) Company Disclosure Schedule 3.30 sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Company Disclosure Schedule 3.30, there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.31 Intellectual Property. Company Disclosure Schedule 3.31 sets forth a true, complete and correct list of all Company Intellectual Property. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the- shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company as currently conducted. The Company Intellectual Property owned by Company, and to the Knowledge of Company, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. To the Knowledge of Company, the conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.

Section 3.32 Insurance.

(a) Company Disclosure Schedule 3.32 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $25,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Company Disclosure Schedule 3.32 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the Company Balance Sheet in accordance with GAAP.

Section 3.33 Anti-Takeover Provisions. The Board of Directors of the Company has taken all necessary and appropriate action to render Chapters 110D and 110F of the MBCA inapplicable to this Agreement, the Merger and the other transactions contemplated hereby.

Section 3.34 Fairness Opinion. The board of directors of Company has received the written opinion of Piper Jaffray & Co. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Section 3.35 Proxy Statement-Prospectus. As of the date of the Proxy Statement- Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement-Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

Section 3.36 Transaction Costs. Company Disclosure Schedule 3.36 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees that Company and its Subsidiaries have accrued through January 31, 2016, and to Company’s Knowledge as of the most reasonable practicable date, a good faith estimate of the attorneys’ fees, investment banking fees and accounting fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement. All accounting and attorney fees will be billed at no more than current standard hourly rates.

Section 3.37 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents an exception or fact, event or circumstance or that, absent such inclusion in the Buyer Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect with respect to Buyer.

(b) Except as set forth in the Buyer Disclosure Schedule, Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, disregarding for the purposes of this Section 4.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.02, 4.03, 4.04, 4.05 and 4.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 4.02 Organization, Standing and Authority. Buyer is a Massachusetts corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the BHC Act. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the Commonwealth of Massachusetts and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Buyer Bank is a Massachusetts-chartered bank and trust company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.

Section 4.03 Capital Stock. As of December 31, 2015, the authorized capital stock of Buyer consists solely of (a) 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding and (b) 75,000,000 shares of Buyer Common Stock, of which (i) 26,236,352 shares are outstanding as of the date hereof (including 42,480 shares in the form of unvested performance based restricted stock awards without dividend or voting rights), (ii) no shares are held by Buyer Subsidiaries and (iii) 121,900 shares are reserved for future issuance pursuant to outstanding options granted under the Buyer Benefit Plans. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of each of Buyer’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Buyer or another Subsidiary of Buyer free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Buyer’s voting rights, charges or other encumbrances of any nature whatsoever. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries, except for (i) shares of Buyer Common Stock issuable pursuant to the Buyer Benefits Plans and (ii) by virtue of this Agreement. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

Section 4.04 Corporate Power; Minute Books. Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and Buyer and Buyer Bank have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and Buyer of the Plan of Bank Merger. Buyer has made available to the Company complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Board and each committee of Buyer Board and the Board of Directors and each committee thereof of Buyer’s Subsidiaries held since January 1, 2015. The minute books of Buyer and each of its Subsidiaries contain true, complete and accurate records of all corporate actions taken by stockholders of Buyer and each of its Subsidiaries and the Board of the Directors of Buyer (including committees of Buyer’s Board of Directors) and each of its Subsidiaries.

Section 4.05 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date hereof. No vote of the stockholders of Buyer is required by Law, the Articles of Organization of Buyer, the Bylaws of Buyer or otherwise to approve this Agreement and the transactions contemplated hereby. Buyer and Buyer Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Other Reports; Internal Controls.

(a) Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2012 (the “Buyer Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports. None of Buyer’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2012 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2012, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Buyer or any of its Subsidiaries.

(c) Buyer has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s auditors and the audit committee of Buyer’s board of directors and has listed in the Buyer Disclosure Schedule 4.06(c) (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Buyer and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Buyer has designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Buyer and its Subsidiaries is made known to the management of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer Reports.

(f) Since December 31, 2012, (x) neither Buyer nor any of its Subsidiaries nor, to the Knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the board of directors of Buyer or any committee thereof or to any director or officer of Buyer.

Section 4.07 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Buyer included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2014 in amounts consistent with past practice (including such liabilities contained in the Buyer Reports); (iii) liabilities that have been discharged or paid in full before the Effective Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Buyer nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Buyer.

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or Affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement, except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the FDIC, the Massachusetts Board of Bank Incorporation, the Massachusetts Housing Partnership Fund, the Massachusetts Commissioner of Banks; (ii) the approval of the Bank Merger and the Plan of Bank Merger by Buyer, as sole shareholder of Buyer Bank, (iii) the filing and effectiveness of the Registration Statement with the SEC; (iv) the approval of the listing on The Nasdaq Global Select Market (“Nasdaq”) of the Buyer Common Stock to be issued in the Merger and (v) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts. As of the date hereof, Buyer is not aware of any reason why the approvals set forth above and referred to in Section 6.01(b), the Branch Closure Applications and the FDIC Notice will not be received in a timely manner or will include a Burdensome Condition as defined in Section 5.06.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer and Buyer Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the articles of organization or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.09 Agreements with Regulatory Agencies. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in the Buyer Disclosure Schedule 4.09, “Buyer Regulatory Agreement”), any Governmental Authority that restricts, or by its terms in the future will restrict, the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, nor has Buyer or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Buyer Regulatory Agreement. To the Knowledge of Buyer, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.10 Absence of Certain Changes or Events. Except as reflected in Buyer’s audited balance sheet as of December 31, 2014 or in the Buyer Reports filed prior to the date hereof, since December 31, 2014, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, and to the Knowledge of Buyer, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Buyer in the future.

Section 4.11 Compliance with Laws.

(a) Buyer and each of its Subsidiaries is and since December 31, 2012 has been in compliance with all applicable federal, state, local and foreign statutes, Laws, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, any applicable Law, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act.

(b) Buyer and each of its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Other than as set forth in Buyer Disclosure Schedule 4.11, neither Buyer nor any of its Subsidiaries has received, since December 31, 2012, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.12 Proxy Statement-Prospectus Information; Registration Statement. As of the date of the Proxy Statement-Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the registration statement on Form S-4 (the “Registration Statement”) will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.13 Legal Proceedings.

(a) Other than as set forth in Buyer Disclosure Schedule 4.13, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries.

(b) Neither Buyer nor any of its Subsidiaries is a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Buyer or any of its Subsidiaries in which, to Buyer’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect with respect to Buyer or which challenges the validity or propriety of the transactions contemplated by this Agreement.

Section 4.14 Brokers. None of Buyer, Buyer Bank or any of their officers or trustees has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.15 Employee Benefit Plans.

(a) All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Buyer or any of its Subsidiaries and current or former directors of Buyer or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”), including, but not limited to, any trust instruments and insurance contracts forming a part of any Buyer Benefit Plans and all amendments thereto, have been made available to Company.

(b) All Buyer Benefit Plans are in substantial compliance in form and operation with all applicable Laws, including ERISA and the Code.

Section 4.16 Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor is Buyer aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.17 Tax Matters.

(a) Buyer and each of its Subsidiaries have filed all income, franchise and other material Tax Returns that they were required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Laws. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than any such Taxes that have been reserved or accrued on the balance sheet of Buyer or which Buyer is contesting in good faith. Neither Buyer nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its Subsidiaries currently has any open tax years. No written claim has ever been made by an authority in a jurisdiction where Buyer or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Buyer or a Subsidiary of the Buyer) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Buyer has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Buyer are pending with respect to Buyer or any Subsidiary. Other than with respect to audits that have already been completed and resolved, Buyer has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer.

(d) The unpaid Taxes of Buyer (i) did not, as of the end of the most recent period covered by the Buyer Reports filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Buyer Reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past practice of Buyer in filing its Tax Returns. Since the end of the most recent period covered by the Buyer Reports filed prior to the date hereof, Buyer has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(e) Buyer has not taken or agreed to take any action and has no knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger and Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

Section 4.18 Loans: Nonperforming and Classified Assets.

(a) Except as set forth in Buyer Disclosure Schedule 4.18, as of the date hereof, neither Buyer nor any of its Subsidiaries is a party to (i) any Loans under the terms of which the obligor was, as of December 31, 2015, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, Executive Officer or five percent or greater stockholder of Buyer or any of its Subsidiaries, or to the Knowledge of Buyer, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Buyer Disclosure Schedule 4.18 identifies (x) each Loan that as of December 31, 2015 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Buyer, Buyer Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Buyer that as of December 31, 2015 was classified as OREO and the book value thereof as of the date of this Agreement.

(b) Each Loan held in Buyer Bank’s loan portfolio (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Buyer, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.19 CRA and Anti-Money Laundering. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Buyer is not aware of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of the Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2014, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory;” or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 4.20 Regulatory Capitalization. Buyer Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.21 Environmental Matters. To Buyer’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Buyer or any of its Subsidiaries or any predecessor, or any property in which Buyer or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role, has had any presence or Release of any Hazardous Substance in that would create a material liability to Buyer caused by a violation of Environmental Law.

Section 4.22 Administration of Trust and Fiduciary Accounts. Buyer has administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law in all material respects, and Buyer has not received any written customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any such fiduciary or agency account.

Section 4.23 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Company shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable Laws. Company will use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries and (iii) preserve for itself and Buyer the goodwill of the customers of Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing (which may include electronic mail) by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, except in the case of subsections (b), (i), (o), (p), (q), (r), and portions of (s), which may be withheld by Buyer for any reason in its sole discretion) neither Company nor any of its Subsidiaries shall:

(a) Stock. Other than pursuant to stock options or stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b) Dividends; Other Distributions. Declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except dividends by Subsidiaries of Company to such Subsidiary’s parent or another Subsidiary of Company.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive, commission or bonus payments, or grant any equity compensation except (i) normal increases in base compensation to employees, including officers, in the ordinary course of business consistent with past practice and pursuant to written polices currently in effect, provided that such increases shall not result in an annual adjustment in total annual cash compensation of more than 4% for any individual or 3% in the aggregate for all employees of Company other than as disclosed on Company Disclosure Schedule 5.01(c), (ii) as may be required by Law, (iii) to satisfy written contractual obligations existing as of the date hereof and disclosed on Company Disclosure Schedule 5.01(c), if any, (iv) bonus, commission and incentive compensation payments in the ordinary course of business consistent with past practices and, if applicable, pursuant to written policies currently in effect, provided that such payments shall not exceed the aggregate amount set forth on Company Disclosure Schedule 5.01(c). Notwithstanding anything to the contrary contained in this Section 5.01(c), no compensation of any type shall be paid or granted to any “disqualified individual” for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring; Promotions. (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee, except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(d), if any.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(e)), any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.

(f) Transactions with Officers and Directors. Except pursuant to agreements or arrangements in effect on the date hereof and set forth on Company Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice.

(g) Dispositions. Except for real estate owned in the ordinary course of business consistent with past practice, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice and expenditures reasonably necessary to maintain existing assets in good repair, each in amounts not exceeding $50,000 in the aggregate, unless such capital expenditure is consented to in writing by Buyer acting through its Chief Financial Officer or his designee(s).

(j) Governing Documents. Amend Company’s Articles of Organization or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws, GAAP or at the written direction of a Governmental Authority.

(l) Contracts. Enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries.

(n) Banking Operations. Enter into any new material line of business; change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law imposed by any Governmental Authority.

(o) Derivative Transactions. Enter into any Derivative Transaction unless Buyer acting through its Chief Financial Officer or his designee(s) first consents in writing.

(p) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, FHLB borrowings or federal funds purchased, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person unless Buyer acting through its Chief Financial Officer or his designee(s) first consents in writing.

(q) Investment Securities. Acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment, unless Buyer acting through its Chief Financial Officer or his designee(s) first consents in writing.

(r) Deposits. Make any changes to deposit pricing that are not in the ordinary course of business consistent with recent past practice unless Buyer acting through its Chief Financial Officer or his designee(s) first consents in writing.

(s) Loans. Except as expressly permitted below, take any actions with respect to loans. Loans or transactions already approved as of the date of this Agreement that are listed on Company Disclosure Schedule 5.01(s) are excluded from the following requirements:

(i)	Commercial Loans: Company Bank may make or renew any commercial loan, commercial loan commitment, commercial letter of credit or other extension of commercial credit up to $1,000,000 that is made in the ordinary course of business in a manner consistent with Company Bank’s current policies and procedures and recent past practice. Company Bank may not make or renew any commercial loan, commercial loan commitment, commercial letter of credit or other extension of commercial credit that is greater than $1,000,000 unless Buyer acting through its Executive Vice President of Commercial Lending or his designee(s) first consents in writing (which consent will not be unreasonably withheld or delayed).

(ii)	Residential Loans: Company Bank may make or renew any residential loan or residential loan commitment up to $750,000 that is made in the ordinary course of business in a manner consistent with Company Bank’s current policies and procedures and recent past practice so long as (A) any such residential loan or residential loan commitment has a loan-to-value ratio that is in compliance with Company Bank’s current policies and procedures and is priced for residential loans at an interest rate that is no less than the Freddie Mac Primary Mortgage Market Survey rate plus 0.125% and is priced for jumbo residential loans at an interest rate that is no less than the Freddie Mac Primary Mortgage Market Survey rate plus 0.50% and (B) is a “qualified mortgage” under applicable regulatory guidelines. Company Bank may not make or renew any residential loan or residential loan commitment greater than $750,000 unless Buyer acting through its Chief Financial Officer or his designee(s) first consents in writing (which consent will not be unreasonably withheld or delayed).

(iii)	Home Equity Loans: Company Bank may make or renew any home equity loan or home equity loan commitment up to $100,000 that is made in the ordinary course of business in a manner consistent with Company Bank’s current policies and procedures and recent past practice. Company Bank may not make or renew any home equity loan or home equity loan commitment greater than $100,000 unless Buyer acting through its Chief Financial Officer or his designee(s) first consents in writing (which consent will not be unreasonably withheld or delayed).

(iv)	Loan Participations, Loan Modifications, Loan Purchases, Franchise Lending, Lease Financing, Consumer Loans: Unless the Buyer acting through its Executive Vice President of Commercial Lending or his designee(s) consents in writing, the Company and the Company Bank shall not: (a) sell any loan participations to, or enter into any loan participations with, any third party other than Buyer Bank; (b) renegotiate, increase, extend or modify any loan, loan commitment, letter of credit or other extension of credit; and, shall not (c) purchase loans of any type, make or renew any franchise loan, enter into or renew any lease financing transaction, or make or renew any consumer loan.

(t) Investments in Real Estate. Except as set forth on Company Disclosure Schedule 5.01(t), make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof.

(u) Taxes.

(i) Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (u), “material” shall mean affecting or relating to $25,000 or more of taxable income.

(ii) Knowingly take any action that would prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.

(w) Environmental Assessments. Except for foreclosures in process as of the date hereof, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM 1527-05 Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA §101(35)(“Phase I Assessment”), 42 U.S.C. §9601(35) and evaluates the possibility of Hazardous Substances in indoor air and building materials, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of Hazardous Substances or other materials regulated under Environmental Laws.

(x) Adverse Actions. Take any action or fail to take, or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable Laws or by GAAP.

(y) Common Stock Purchase. Except in connection with the exercise of stock options or warrants outstanding on the date hereof or to satisfy tax withholding obligations upon the vesting of shares of restricted stock outstanding on the date hereof, directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

(aa) Facilities. Except as required by Law, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility.

(bb) Loan Workouts. Compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless any such loan workout is done in the ordinary course of business, consistent with Company Bank’s current policies and procedures and recent past practice unless Buyer acting through its Executive Vice President of Commercial Lending or his designee(s) first consents in writing (which consent will not be unreasonably withheld or delayed).

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, Buyer will (i) carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws, and (2) use reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the service of its officer and key employees.

(b) Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to:

(i) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (A) a delay in the consummation of the Merger or the transactions contemplated by this Agreement, (B) any impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (C) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (D) any of the conditions to the Merger set forth in Article VI not being satisfied, or (E) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or regulation,

(ii) Tax Free Reorganization. Knowingly take any action that would prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or

(iii) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03 Commercially Reasonable Effort. Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully to that end.

Section 5.04 Stockholder Approval. Company agrees to take, in accordance with applicable Law, the Articles of Organization of Company and the Bylaws of Company, all action necessary to convene a meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s stockholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.09, shall take all lawful action to solicit such approval by such stockholders. Company agrees to use commercially reasonable efforts to convene the Company Meeting within forty-five (45) days following the time when the Registration Statement becomes effective. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company stockholders at the Company Meeting. The board of directors of Company shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the stockholders of Company and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.09 (a “Change in Recommendation”). In the event that there is present at the Company Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Stockholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities Laws or fiduciary duties of Company’s board of directors. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

Section 5.05 Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the financial advisor and Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its stockholders.

(b) Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Buyer will notify Company promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply Company with copies of all correspondence between Buyer or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement-Prospectus, the Merger or any other filing. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company stockholders such amendment or supplement.

(d) Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Company and its counsel with a copy of all such filings made with the SEC.

(e) Buyer agrees to use commercially reasonable efforts to list, prior to the Effective Date, on Nasdaq the shares of Buyer Common Stock to be issued in connection with the Merger.

(f) Company acknowledges that Buyer is in or may be in the process of acquiring other bank holding companies, banks, financial institutions and/or other entities and that in connection with such acquisitions, information concerning Company may be required to be included in the registration statements, if any, for the issuance of securities of Buyer or in Buyer Reports in connection with such acquisitions. Company agrees to provide Buyer with any information, certificates, documents or other materials about Company as are reasonably necessary to be included in such other SEC reports or registration statements, including the registration statements referenced in Section 5.05(a) and any other registration statements which may be filed by Buyer prior to the Effective Time. Company shall use its reasonable efforts to cause its attorneys and accountants to provide Buyer and any underwriters for Buyer with any consents, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Buyer shall reimburse Company for reasonable expenses thus incurred by Company should this transaction be terminated for any reason. Buyer shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding Company unless Company shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

Section 5.06 Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, all Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) Company will use its commercially reasonable efforts to (i) submit applications to obtain the approval from the Massachusetts Commissioner of Banks to, contingent upon the Closing, close each of Company Bank’s four branch locations effective on or immediately prior to the Effective Time (the “Branch Closure Applications”), and (ii) provide notice(s) to the FDIC of the intent to close such branches in accordance with FDIC rules and regulations (the “FDIC Notice”). Buyer shall, no later than June 30, 2016, submit the Branch Closure Applications and all supporting materials to the Massachusetts Commissioner of Banks and the FDIC Notice to the FDIC in accordance with applicable Law. Buyer shall have the opportunity to review and approve the Branch Closure Applications and the FDIC Notice prior to filing and shall be required to cooperate with Company in the preparation of such filings.

(c) Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by Company or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives) and the Branch Closure Applications and the FDIC Notice, and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(d) Buyer will notify Company promptly and shall promptly furnish Company with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives).

Section 5.07 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law. Without limiting the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, stockholders, and the community in general related to the transactions contemplated hereby.

Section 5.08 Access; Information.

(a) Company and Buyer agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to it as the other party may reasonably request and, during such period, shall furnish promptly to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Notwithstanding the foregoing, neither Company nor Buyer shall be required to provide access to or to disclose information, where such access or disclosure would (i) violate the rights of such entity’s customers, (ii) jeopardize the attorney-client privilege of the entity in possession or control of such information, (iii) result in the disclosure of any trade secrets of third parties; (iv) violate any obligation of Company or Buyer with respect to confidentiality (provided that the party who owes an obligation of confidentiality makes a reasonable effort to obtain a waiver of such obligation); or (v) contravene any Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(b) No investigation by a party hereto or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby.

Section 5.09 No Solicitation by Company.

(a) Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall cause each of their respective representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date hereof with respect to an Acquisition Proposal. Except as permitted by this Section 5.09, after the execution and delivery of this Agreement, Company and its directors, executive officers and Subsidiaries shall not, and Company shall cause each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any Person that has made or, to the Knowledge of Company, is considering making an Acquisition Proposal, or (iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to Company’s Knowledge, is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.09.

(b) Notwithstanding Section 5.09(a), if, prior to the time Requisite Company Stockholder Approval is obtained, Company receives a written and unsolicited Acquisition Proposal that the board of directors of Company determines in good faith (after consultation with its financial advisors and outside counsel) constitutes or is reasonably likely to lead to a Superior Proposal, Company may take the following actions: (1) furnish nonpublic information with respect to Company and its Subsidiaries to the Person making such Acquisition Proposal, but only if (A) prior to so furnishing such information, Company has entered into a customary confidentiality agreement with such Person on terms no less favorable to Company than the confidentiality agreement by and between Company and Buyer dated as of November 13, 2015, and (B) all such information has previously been provided to Buyer or is provided to Buyer prior to or contemporaneously with the time it is provided to the Person making such Superior Proposal or such Person’s representatives, and (2) engage or participate in any discussions or negotiations with such Person with respect to the Superior Proposal. Company promptly (and in any event within 48 hours) shall advise Buyer orally and in writing of the receipt of (i) any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to Company or any of its Subsidiaries other than requests for information not reasonably likely to be related to an Acquisition Proposal. Company shall, thereafter, keep Buyer reasonably informed on a reasonably current basis (and in any event at least once every 48 hours) of the status of any such Acquisition Proposal (including any material change to the terms thereof).

(c) Except as set forth in Section 5.09(d), the board of directors of Company shall not (i) withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04, or (ii) approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal. Except as set forth in Section 5.09(d), Company shall not, and its board of directors shall not allow Company to, and Company shall not allow any of Company’s Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for confidentiality agreements permitted under Section 5.09(b)) relating to any Superior Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the board of directors of Company may, prior to the time the Requisite Company Stockholder Approval is obtained, in response to a Superior Proposal which did not result from a breach of Section 5.09(a) or (b), (i) make a Change in Recommendation and/or (ii) terminate this Agreement pursuant to Section 7.01 (and concurrently with such termination cause Company to enter into a definitive agreement with respect to the Superior Proposal), in each case of clauses (i) or (ii), if the board of directors of Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the board of directors may not take any such action in connection with an Acquisition Proposal unless (1) the board of directors has determined that such Acquisition Proposal constitutes a Superior Proposal, (2) prior to terminating this Agreement pursuant to Section 7.01(g), Company provides prior written notice to Buyer at least four Business Days in advance (the “Notice Period”) of its intention to take such action, which notice shall specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal), and any material modifications to any of the foregoing, (3) during the Notice Period Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Buyer in good faith should Buyer propose to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of Company’s board of directors) a Superior Proposal and (4) such Superior Proposal continues to constitute (in the good faith judgment of Company’s board of directors) a Superior Proposal after taking into account any such amendments that Buyer shall have agreed to make prior to the end of the Notice Period.

(e) Nothing contained in this Section 5.09 shall prohibit Company from (i) making any disclosure to Company’s stockholders if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed to be a Change in Recommendation unless it is limited to a stop, look and listen communication or Company’s board of directors reaffirms the recommendation referred to in Section 5.04 in such disclosure and does not recommend that Company stockholders tender their shares, or (ii) informing any Person of the existence of the provisions contained in this Section 5.09.

Section 5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Company or any of its Subsidiaries (the “Indemnified Parties”) and any person who becomes an Indemnified Person between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director, officer or employee of Company or is or was serving at the request of Company or any of its Subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company, including without limitation any matters arising in connection with or related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the full extent to which such Indemnified Parties would be entitled to have the right to advancements of expenses or to be indemnified under the Articles of Organization and Bylaws of Company as in effect on the date of this Agreement as though such Articles of Organization and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law. Buyer’s obligations under this Section 5.10(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Buyer and the Surviving Entity may also advance expenses as incurred to the full extent permitted under applicable Law; provided, however that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party and, if so, only to the extent of such actual prejudice. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations.

(c) Prior to the Effective Time, Company shall and if Company is unable to, Buyer shall cause the Surviving Entity as of the Effective Time to obtain and fully pay the premium for the extension of Company’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Parties as Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Company expend, or Buyer or the Surviving Entity be required to expend, for such “tail” policy in the aggregate and on an annual basis a premium amount in excess of an amount (the “Maximum D&O Tail Premium”) equal to (x) 200% of the annual premiums paid by Company for D&O Insurance in effect as of the date of this Agreement less (y) the premium credit, if any, to which Company is entitled on account of the Merger under the D&O Insurance in effect immediately prior to the Effective Time; provided further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, Company, Buyer or the Surviving Entity shall obtain a tail policy with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.10.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or its officers, directors and employees, and that the indemnification of this Section 5.10(e) is not a substitute for any such claims under any such policies.

(f) Any indemnification payments made pursuant to this Section 5.10 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

Section 5.11 Employees; Benefit Plans.

(a) All Company Employees who remain employed by Company or any of its Subsidiaries as of the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees regarding employment, consulting or other arrangements to be effective prior to or following the Merger. Any interaction between Buyer and Company’s employees shall be coordinated by Company.

(b) Company Employees (other than those who are parties to an employment, change of control or other type of agreement which provides for severance) as of the date of this Agreement who remain employed by Company or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer (absent termination for cause as determined by the employer) within one year after the Effective Time shall, subject to the execution by each such Company Employee of a standard release in favor of Buyer and Buyer Bank (i) receive severance pay in the amount of two weeks pay for every year of service, up to a maximum of twenty-six weeks severance, and (ii) be offered outplacement assistance. Such severance pay will be made at Buyer Bank’s regular payroll intervals. Such severance payments will be in lieu of any severance pay plans that may be in effect at Company or any of its Subsidiaries prior to the Effective Time.

(c) Following the Closing Date, Buyer may choose to maintain any or all of Company Benefit Plans in its sole discretion, subject to the next sentence of this Section 5.11(c). For any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur, if at all, at different times with respect to different plans). With respect to such comparable Buyer Benefit Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any Buyer Benefit Plan, including any post-retirement welfare benefit plan of Buyer), service by an Employee with the Company or any Subsidiary shall be recognized to the same extent such service was recognized immediately prior to the Effective Time under a comparable Plan in which such Employee was a participant immediately before the Effective Time, or if there is no such comparable employee benefit plan, to the same extent such service was recognized under the Company 401(k) Plan immediately prior to the Effective Time to the extent applicable; provided, however, that such service shall not be recognized to the extent such recognition would result in a duplication of benefits.

(d) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Buyer or Buyer Bank upon termination of such plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e) Buyer shall honor, and the Surviving Entity shall continue to be obligated to perform, in accordance with their terms, all vested benefit obligations to, and contractual rights of, current and former employees and directors of Company existing as of the Effective Time, as well as all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of Company but only if such obligations, rights, agreements, plans or policies are set forth on the Company Disclosure Schedule. Buyer acknowledges that the consummation of the Merger will constitute a “change-in-control” of Company for purposes of any benefit plans, agreements and arrangements of Company. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time after the Effective Time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Company Benefit Plans.

(f) Company and Company Bank shall cooperate in providing information reasonably requested by Buyer that is necessary for Buyer to prepare and distribute notices that Buyer may desire to provide prior to the Effective Time under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”).

(g) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any Company Benefit Plan or Buyer Benefit Plan or (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

(h) Buyer and Company have made the agreement regarding Company Employees set forth on Schedule 5.11(h).

Section 5.12 Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect with respect to it or which it believes would reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Buyer and Company will supplement or amend their respective Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to the Buyer or Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or compliance by Buyer or Company with the respective covenants and agreements of such parties set forth herein.

Section 5.13 Current Information. During the period from the date of this Agreement to the Effective Time, Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of Buyer and to report the general status of the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, (A) Company agrees to provide to Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority (if permitted by Law) within one (1) Business Day following the filing thereof, and (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty-five (25) days after the end of each month, prepared in accordance with Company’s current financial reporting practices, and (B) Company shall provide Buyer, on a monthly basis, with a schedule of all new loans, leases, extensions of credit, and renewal loans, leases and extensions of credit, or any increase in any customer’s aggregate credit outstanding or lease commitment (whether or not subject to prior approval under Section 5.01(s)), and provide Buyer with a copy of, and the opportunity to discuss upon request, the relevant documentation for any such loan, extension of credit, lease, or renewal.

Section 5.14 Board Packages. Company shall distribute by overnight mail a copy of any Company or Company Bank Board package, including the agenda and any draft minutes, to Buyer at the same time in which it distributes a copy of such package to the board of directors of Company or Company Bank, as the case may be; provided, however, that Company shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Company or any other matter that Company’s board of directors has been advised of by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of Company’s attorney-client privilege or violate the privacy rights of any customer.

Section 5.15 Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse Company for any reasonable out-of-pocket fees, expenses or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion.

Section 5.16 Access to Customers and Suppliers.

(a) Access to Customers. Company and Buyer will work together to promote good relations between Company Bank and its customers and to retain and grow Company Bank customer relationships prior to and after the Effective Time. Company and Buyer agree that it may be necessary or advisable from and after the date of this Agreement for representatives of Company Bank and/or of Buyer Bank to meet with Company Bank customers to discuss the business combination and related transactions contemplated by this Agreement with Company Bank customers. Company Bank shall promptly make arrangements for discussions and meetings between Company Bank customers and Buyer Bank as reasonably requested by Buyer Bank and Company Bank representatives shall have the right to participate in any discussions or meetings between Company Bank customers and Buyer Bank.

(b) Access to Suppliers. From and after the date hereof, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of the Buyer. Any interaction between Buyer and Company’s suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s suppliers.

Section 5.17 Environmental Assessments.

(a) Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any property set forth on Company Disclosure Schedule 3.31 for the purpose of conducting (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, polychlorinated biphenyls, lead based paint, lead in drinking water, mold and radon); (ii) Phase II Environmental Assessments, including subsurface investigation of soil, soil vapor, and groundwater (“Phase II Assessment”); and/or (iii) surveys and sampling of indoor air and building materials for the presence of radon, asbestos containing materials, mold, microbial matter, polychlorinated biphenyls, and other Hazardous Substances. Buyer and its environmental consulting firm shall conduct all environmental assessments pursuant to this Section 5.17 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Company’s operation of its business, and Buyer shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. Buyer shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by Buyer.

(b) To the extent requested by the Buyer, each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the environmental assessment.

Section 5.18 Certain Litigation. In the event that any stockholder litigation related to this Agreement or the Merger or the other transactions contemplated by this Agreement is brought, or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall consult with Buyer regarding the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Company shall (i) promptly notify Buyer of any such stockholder litigation brought, or threatened, against Company and/or members of the board of directors of Company, (ii) keep Buyer reasonably informed with respect to the status thereof, provided, however, that no information need to be provided if doing so would jeopardize the attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement, and (iii) give Buyer the opportunity to participate at its own expense in the defense or settlement of any such stockholder litigation. Company shall consult with Buyer regarding the selection of counsel to represent Company in any such stockholder litigation.

Section 5.19 Redemption of Company SBLF Preferred Stock. Company and Buyer each shall use its reasonable best efforts to cause or facilitate the redemption, as of immediately prior to or concurrently with the Effective Time, of each share of Company SBLF Preferred Stock issued and outstanding in such amount as shall be determined in accordance with the terms of the Company SBLF Preferred Stock set forth in the Company’s Articles of Organization and the terms of any securities purchase agreement entered into by Company in connection with the issuance of the Company SBLF Preferred Stock and/or such other agreements required to be entered into by and between Company and Treasury (or any other holder) in order to effect such redemption (the “SBLF Redemption”). Buyer or Buyer Bank will fund the SBLF Redemption. The method of funding of such SBLF Redemption shall be mutually agreed to by Company and Buyer, subject to any formal or informal Treasury requirements and the required approval of any Governmental Authority. In furtherance of the foregoing, Company shall provide, and shall cause its officers, employees, agents, advisors and representatives to provide, all necessary cooperation and take all necessary actions as may be requested by Buyer in connection with such SBLF Redemption, including by (i) furnishing all information concerning Company and its Subsidiaries that Buyer or any applicable Governmental Authority may request in connection with such redemption or with respect to the effects of such SBLF Redemption on Buyer or its pro forma capitalization; (ii) assisting with the preparation of any analyses or presentations Buyer deems necessary or advisable in its reasonable judgment in connection with such redemption or the effects thereof; and (iii) entering into any agreement with the Treasury or any other holder of the Company SBLF Preferred Stock to effect the redemption of such shares as Buyer may reasonably request. Such Company SBLF Preferred Stock shall, at the Effective Time, cease to exist, and the certificates for such shares shall be cancelled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor. Alternatively, Buyer may, in its sole discretion, in lieu of the SBLF Redemption, immediately prior to or concurrently with the Effective Time, issue shares of its preferred stock (or have Buyer Bank issue shares of its preferred stock) to the Treasury similar to and in exchange for the Company SBLF Preferred Stock and assume the rights and obligations of the Company SBLF Preferred Stock upon consummation of the Transaction pursuant to the terms of the Company SBLF Preferred Stock set forth in the Company Articles of Organization.

Section 5.20 Director Resignations. Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of its Subsidiaries (other than Company Bank) to be effective as of the Effective Time.

Section 5.21 Reserved.

Section 5.22 Coordination.

(a) Company and Company Bank shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank, including without limitation the preparation and filing of all documentation that is necessary or desirable to obtain all permits, consents, approvals and authorizations of third parties or Governmental Authorities to close and/or consolidate any Buyer Bank or Company Bank branches or facilities. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Company may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and Company Bank, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company and Company Bank shall permit representatives of Buyer Bank to be onsite at Company Bank to facilitate consolidation of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer and (ii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.22(b) need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(c) Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such modifications, changes or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(d) No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 5.22 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

(e) Subject to Section 5.22(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to the Buyer under ASC 805, and (ii) to maximize potential benefits to the Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws.

Section 5.23 Bank Merger. Buyer and Company agree to take all action necessary and appropriate, including causing the entering into of an appropriate Plan of Bank Merger, to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger at such time, if any, as determined by Buyer.

Section 5.24 Certain Transactional Expenses. Company has provided in Company Disclosure Schedule 5.24 a reasonable good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Company shall use its commercially reasonable efforts to cause the aggregate amount of all Company Expense to not to exceed the total expenses disclosed in Company Disclosure Schedule 5.24. Company shall promptly notify Buyer if or when it determines that it expects to exceed its budget.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law and except for the conditions set forth in Section 6.01(e), which may not be waived in any circumstance, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Stockholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Stockholder Approval at the Company Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Tax Opinions Relating to the Merger. Buyer and Company, respectively, shall have received opinions from Day Pitney LLP and Luse Gorman PC, respectively, each dated as of the Closing Date, both in substance and form reasonably satisfactory to Company and Buyer, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, each of Day Pitney LLP and Luse Gorman PC may require and rely upon representations contained in certificates of officers of each of Company and Buyer.

(f) Nasdaq Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been listed on Nasdaq, subject to official notice of issuance.

Section 6.02 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 4.01. Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c) Other Actions. Buyer shall have furnished Company with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Company may reasonably request.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Company Common Stock. Notwithstanding the standard set forth in Section 3.01, the number of shares of Company Common Stock outstanding as of the Closing Date of this Agreement shall not exceed

2,640,738, except to the extent increased as a result of the exercise, after the date of this Agreement, of (i) one or more stock options or warrants listed on the Company Disclosure Schedule, provided such options and warrants are exercised in accordance with the terms existing as of the date of this Agreement and disclosed on the Company Disclosure Schedule, or (ii) the conversion to shares of Company Common Stock of the Convertible Debentures in accordance with the applicable Company Investor Subscription Agreement.

(b) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 3.01. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer of Company to such effect.

(c) Performance of Obligations of Company. Company shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Executive Officer of Company to such effect.

(d) Dissenters’ Shares. As of the Effective Time, the holders of no more than ten percent (10%) of Company Common Stock shall have taken the actions required by Part 13 of Chapter 156D of the MBCA to qualify their Company Common Stock as Dissenters’ Shares.

(e) Other Actions. Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as Buyer may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval. By either Buyer or Company, if its board of directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Stockholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.04), if the Requisite Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party (subject to the standard set forth in Sections 3.01 and 4.01, respectively), which breach is not cured prior to thirty (30) days following written notice to the party committing such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured prior to thirty (30) days following written notice to the party committing such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. By either Buyer or Company if the Merger shall not have been consummated on or before January 31, 2017 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Superior Proposal. By Company if at any time after the date of this Agreement and prior to obtaining the Requisite Company Stockholder Approval, Company receives an Acquisition Proposal; provided, however, that Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) Company shall have complied with Section 5.09 of this Agreement, including the conclusion by the board of directors of Company in good faith that such Acquisition Proposal is a Superior Proposal;

(ii) the board of directors of Company concurrently approves, and Company concurrently enters into, a definitive agreement with respect to such Superior Proposal; and

(iii) Company concurrently pays the Termination Fee payable pursuant to Section 7.02.

(h) Failure to Recommend; Third-Party Acquisition Transaction; Etc. At any time prior to the Company Meeting, by Buyer if (i) Company shall have materially breached its obligations under Section 5.09, (ii) the board of directors of Company shall have failed to make its recommendation referred to in Section 5.04 or made a Change in Recommendation, whether or not permitted by Section 5.09, (iii) the board of directors of Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary or Affiliate of Buyer, whether or not permitted by Section 5.09, (iv) a tender or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced and the board of directors of Company shall have failed to publicly recommend against such tender or exchange offer within five Business Days of being requested to do so by Buyer, or (v) Company shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 5.04.

(i) Price of the Buyer Common Stock. By Company, if the board of directors of Company so determines by the vote of a majority of its members, in the event that, as of the Determination Date, both of the following conditions are satisfied:

(i) the Average Determination Price shall be less than 80% of the Buyer Starting Price; and

(ii) (A) the number obtained by dividing the Average Determination Price by the Buyer Starting Price (such number, the “Buyer Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.20 from such quotient (such number, the “Index Ratio”).

If Company elects to exercise its termination right pursuant to this Section 7.01(i), it shall give written notice to Buyer not later than the end of the third Business Day next following the Determination Date. During the five Business Day period commencing with its receipt of such notice, Buyer may, at its option, increase the Exchange Ratio to a number equal to the lesser of (x) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Ratio, or (y) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of the Exchange Ratio (as then in effect), the Buyer Starting Price and 0.80, and the denominator of which is the Average Determination Price. If Buyer makes an election contemplated by the preceding sentence within such five Business Day period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.01(i).

If the outstanding shares of Buyer Common Stock or any company belonging to the Index shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted.

For purposes of this Section 7.01(i), the following terms shall have the meanings set forth below:

“Buyer Starting Price” shall mean the average, rounded to the nearest one-tenth of a cent, of the VWAP of the Buyer Common Stock for the ten trading day period ending on the day immediately preceding the date hereof.

“Average Determination Price” of the Buyer Common Stock shall mean the average, rounded to the nearest one-tenth of a cent, of the VWAP of the Buyer Common Stock for the ten (10) trading day period ending on the trading date immediately preceding the Determination Date.

“Determination Date” means the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, without regard to any requisite waiting period.

“Final Index Price” means the average, rounded to the nearest one-tenth of a cent, of the closing prices of the Index for the same trading days used in calculating the Average Determination Price.

“Index” means the Nasdaq Bank Stock Index or, if such Index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Stock Index.

“Initial Index Price” means the average, rounded to the nearest one-tenth of a cent, of the closing prices of the Index for the same trading days used in calculating the Buyer Starting Price.

Section 7.02 Termination Fee; Reimbursement.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $1,350,000 (the “Termination Fee”)

(i) in the event Company terminates this Agreement pursuant to Section 7.01(g), in which case Company shall pay the Termination Fee at or prior to the time of such termination, and

(ii) in the event Buyer terminates this Agreement pursuant to Section 7.01(h), in which case Company shall pay the Termination Fee as promptly as practicable (but in any event within three (3) Business Days).

(b) In the event that (A) (i) an Acquisition Proposal, whether or not conditional, shall have been publicly announced after the date hereof (or any Person shall have, after the date hereof, publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (ii) the board of directors of Company has made a Change in Recommendation (or publicly proposed to make a Change in Recommendation), prior to or on the date of Company Meeting (including any adjournment or postponement at which the vote on the Merger is held), (B) this Agreement is thereafter terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) or by Buyer pursuant to Section 7.01(d) or Section 7.01(e), and (C) within 12 months following the date of such termination, Company enters into a definitive agreement with respect to any Acquisition Transaction, the board of directors of Company recommends any Acquisition Transaction or Company consummates any Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Acquisition Proposal referred to in the foregoing clause (A)(i), if applicable), then Company shall pay Buyer the Termination Fee, less the Buyer Reimbursement Amount (but only to the extent that Company has actually paid to Buyer the Buyer Reimbursement Amount), which amount shall be payable by wire transfer of immediately available funds on or prior to the earlier of Company entering into a definitive agreement for or consummating such Acquisition Transaction, provided, however, that for purposes of this clause (C), all references in the definition of “Acquisition Transaction” to “20% or more” shall instead refer to “50% or more”.

(c) In the event that this Agreement is terminated by Buyer under Section 7.01(d), Section 7.01(e) or Section 7.01(f) and a circumstance referred to in clause (A)(i) or (A)(ii) of Section 7.02(b) shall have occurred prior to such termination but the Termination Fee has not been paid and is not payable because the circumstances referred to in clause (C) of Section 7.02(b) shall not have occurred, then Company shall pay at Buyer’s direction as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor up to $500,000 of Buyer’s and its Subsidiaries reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Buyer and its Subsidiaries prior to the termination of this Agreement in connection with the negotiation, execution, delivery or performance of this Agreement by Buyer and Buyer Bank (the “Buyer Reimbursement Amount”).

(d) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

(e) Notwithstanding anything to the contrary set forth in this Agreement, if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee, neither Company nor Company Bank (or any successor in interest of Company or Company Bank) will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement, except in the cases of fraud or intentional misrepresentation.

Section 7.03 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder other than as set forth in Section 7.02, provided however that except as set forth in Section 7.02(e), termination will not relieve a breaching party from liability for any willful and material breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination and provided that in no event will a party be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

ARTICLE VIII

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“2006 Company Equity Plan” has the meaning set forth in Section 2.07(a).

“2012 Company Equity Plan” has the meaning set forth in Section 2.07(b).

“Acquisition Proposal” means any proposal or offer after the date hereof with respect to any Acquisition Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan or intention with respect to any Acquisition Transaction.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereby) involving Company: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge (excluding any FHLB or FRB pledges), transfer or other disposition of assets and/or liabilities that constitute 20% or more of the assets of Company in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act, in connection therewith.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement (including Exhibits and Disclosure Schedules), as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 1.04(a).

“Average Determination Price” has the meaning set forth in Section 7.01(i).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“BOLI” has the meaning set forth in Section 3.33(b).

“Branch Closure Applications” has the meaning set forth in Section 5.06(b).

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” has the meaning set forth in Section 4.15(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Ratio” has the meaning set forth in Section 7.01(i).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.09.

“Buyer Reimbursement Amount” has the meaning set forth in Section 7.02(c).

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Buyer Starting Price” has the meaning set forth in Section 7.01(i).

“Cash Payment” has the meaning set forth in Section 2.07(a).

“Certificate” means any certificate or book entry statement which immediately prior to the Effective Time represents shares of Company Common Stock.

“Change in Recommendation” has the meaning set forth in Section 5.04.

“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).

“Closing VWAP” has the meanings set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet Date” has the meaning set forth in Section 3.10.

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Common Stock” means the common stock, $0.01 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Expenses” has the meaning set forth in Section 5.24.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Loan” has the meaning set forth in Section 3.23(b).

“Company Loan Property” has the meaning set forth in Section 3.18(a).

“Company Meeting” has the meaning set forth in Section 5.04.

“Company Pension Plan” has the meaning set forth in Section 3.16(b).

“Company Preferred Stock” means the preferred stock, $0.01 par value per share, of Company.

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Third Party Consents” has the meaning set forth in Section 3.13(c).

“Convertible Debentures” has the meaning set forth in Section 3.03.

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” has the meaning set forth in Section 7.01(i).

“Dissenters’ Shares” has the meaning set forth in Section 2.01(d).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.04(a).

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.05(a) (which shall be Buyer’s transfer agent).

“Exchange Fund” has the meaning set forth in Section 2.05(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(c).

“Executive Officer” means each officer of (i) Buyer who files reports with the SEC pursuant to Section 16(a) of the Exchange Act, and (ii) those officers of the Company set forth on Appendix A.

“Exercise Price” has the meaning set forth in Section 2.07(a).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.02(b).

“FDIC” means the Federal Deposit Insurance Corporation.

“FDIC Notice” has the meaning set forth in Section 5.06(b).

“FHLB” means the Federal Home Loan Bank of Boston.

“Final Index Price” has the meaning set forth in Section 7.01(i).

“FRB” means the Federal Reserve Bank of Boston.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, regulator, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins and airborne pathogens (naturally occurring or otherwise).

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Index” has the meaning set forth in Section 7.01(i).

“Index Ratio” has the meaning set forth in Section 7.01(i).

“Initial Index Price” has the meaning set forth in Section 7.01(i).

“Informational Systems Conversion” has the meaning set forth in Section 5.15.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person (including references to such Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Company and the directors of Company and Company Bank, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Buyer and the directors of Buyer. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter or circumstance set forth in any written notice received by Company or Buyer, respectively, from any Governmental Authority.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Effect” means with respect to any Person, any effect, circumstance, occurrence or change that is material and adverse to the financial position, results of operations or business of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) any modifications or changes to Company valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and with Buyer’s prior written consent, (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Company or Buyer, including, but not limited to, changes in levels of interest rates generally, (v) the effects of compliance with this Agreement on the operating performance, business or financial condition of Company or Buyer, including the expenses incurred by Company or Buyer in negotiating, documenting, effecting and consummating the transactions contemplated by this agreement, (vi) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement; (vii) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); (viii) the public disclosure of this Agreement or the transactions contemplated hereby; (ix) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States and (x) natural disaster or other force majeure event.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“MBCA” has the meaning set forth in Section 1.01.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Nasdaq” has the meaning set forth in Section 4.08(a).

“New Certificates” has the meaning set forth in Section 2.05(a).

“Notice Period” has the meaning set forth in Section 5.09(d).

“Option or Options” has the meaning set forth in Section 2.07(a).

“OREO” has the meaning set forth in Section 3.23(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I Assessment” has the meaning set forth in Section 5.01(w).

“Phase II Assessment” has the meaning set forth in Section 5.17(a).

“Plan of Bank Merger” means the agreement and plan of merger to be entered into between Buyer Bank and Company Bank providing for the merger of Company Bank and Buyer Bank.

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Registration Statement” has the meaning set forth in Section 4.12.

“Regulatory Approval” has the meaning set forth in Section 3.07(a).

“Release” means, with respect to any Hazardous Substance, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Requisite Company Stockholder Approval” has the meaning set forth in Section 3.06.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SBLF Preferred Stock” means the Senior Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of Company.

“SBLF Redemption” has the meaning set forth in Section 5.19.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Agreement” has the meaning set forth in the recitals.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Consideration” has the meaning set forth in Section 2.01(c).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. For purposes of this Agreement any reference to a Company Subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Company.

“Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of Company that is (a) on terms which the board of directors of Company determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s stockholders than the transactions contemplated hereby, (b) that constitutes a transaction that, in the good faith judgment of the board of directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.

“Surviving Entity” shall have the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, additions or penalties thereto, whether disputed or not, and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 7.01(f).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean March 17, 2016.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Treasury” means the United States Department of Treasury.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” has the meaning set forth in the recitals.

“VWAP” means volume-weighted average trading price of a share of (i) Buyer Common Stock on Nasdaq or (ii) the Index, in each case as reported by Bloomberg L.P.

“Warrant or Warrants” has the meaning set forth in Section 2.07(a).

“WARN Act” has the meaning set forth in Section 5.11(f).

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.

Section 9.02 Waiver; Amendment. Prior to the Effective Time, except for the condition set forth in Section 6.01(e) and the introductory language of Section 6.01 relating to Section 6.01(e), which may not be waived in any circumstance, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by Law requires further approval by the stockholders of Buyer or Company without obtaining such approval.

Section 9.03 Governing Law; Waiver.

(a) This Agreement shall be governed by, and interpreted in accordance with, the Laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04 Expenses. Except as otherwise provided in Sections 5.05(f) and 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested), by properly addressed electronic mail delivery, or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

E-mail: Edward.Seksay@RocklandTrust.com

With a copy (which shall not constitute notice) to:

Day Pitney LLP

1 Jefferson Road

Parsippany, NJ 07054

Attention: Michael T. Rave, Esq.

E-mail: mrave@daypitney.com

If to Company:

New England Bancorp, Inc.

232 Main Street

Hyannis, Massachusetts 02601

Attention: Timothy T. Telman, President and CEO

E-mail: ttelman@bankofcapecod.com

With a copy (which shall not constitute notice) to:

Luse Gorman PC

5335 Wisconsin Avenue, NW

Suite 780

Washington, DC 20015

Attention: Scott A. Brown, Esq.

E-mail: sbrown@luselaw.com

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement, together with the Exhibits, the Disclosure Schedules and the confidentiality agreements between Company and Buyer, dated November 13, 2015 and February 12, 2015, represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made, except that the confidentiality agreements between the parties shall remain in full force and effect. Except for the Indemnified Parties’ rights under Section 5.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson

Name:	Christopher Oddleifson

Title:	President and Chief Executive Officer

ROCKLAND TRUST COMPANY

By:	/s/ Christopher Oddleifson

Name:	Christopher Oddleifson

Title:	President and Chief Executive Officer

NEW ENGLAND BANCORP, INC.

By:	/s/ Timothy T. Telman

Name:	Timothy T. Telman

Title:	President and Chief Executive Officer

BANK OF CAPE COD

By:	/s/ Timothy T. Telman

Name:	Timothy T. Telman

Title:	President and Chief Executive Officer

Signature Page of Agreement and Plan of Merger

ANNEX B – OPINION OF PIPER JAFFRAY &CO.

265 Franklin Street, Suite 710 Boston, MA 02110 Tel: 617 654-0700 | Fax: 617 654-0710 Piper Jaffray & Co. Since 1895. Member SIPC and NYSE.

March 17, 2016

Board of Directors

New England Bancorp, Inc.

1582 Iyannough Road

Hyannis, MA 02601

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 (the “Company Common Stock”), of New England Bancorp, Inc. (the “Company”), of the Merger Consideration (as defined below) to be exchanged pursuant to an Agreement and Plan of Merger (the “Agreement”), to be entered into between the Company and Independent Bank Corp. (the “Acquiror”). The Agreement provides for, among other things, the merger (the “Merger”) of the Company with and into the Acquiror, pursuant to which upon the effective time of the Merger, each share of Company Common Stock, issued and outstanding immediately prior to the effective time of the Merger, except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into the right to receive 0.25 shares of common stock, par value $0.01 per share, of the Acquiror (the “Acquiror Shares” or the “Merger Consideration”). Cash will be paid in lieu of any fractional shares. The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms not otherwise defined in this letter have the meanings set forth in the Agreement.

Piper Jaffray & Co., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated March 16, 2016; (ii) reviewed and analyzed certain financial and other data with respect to the Company and the Acquiror which was publicly available or made available to us by the Company and by the Acquiror; (iii) reviewed and analyzed certain forward-looking information relating to the Company and the Acquiror that was publicly available, as well as that was furnished to us by the Company and the Acquiror, including internally prepared forecasts of the Company’s expected operating results on a stand-alone basis; (iv) reviewed and analyzed materials detailing the Merger prepared by the Company, the Acquiror and their affiliates and by their respective legal and accounting advisors including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the Merger (the “Synergies”); (v) conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses (i), (ii), (iii) and (iv) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Synergies; (vi) reviewed the current and historical reported prices and trading activity of the Acquiror Shares and similar information for certain other publicly traded companies deemed by us to be comparable to the Company and Acquiror; (vii) compared the financial performance of the Company and the Acquiror with that of certain other publicly traded companies that we deemed relevant; (viii) performed certain financial analyses for the Company and Acquiror on a pro forma combined basis giving effect to the Merger based on assumptions relating to the Synergies; (ix) analyzed the Merger Consideration relative to the Company’s tangible book value, core deposits (deposits less all jumbo time deposits and brokered deposits) and last twelve months earnings as of December 31, 2015; (x) considered the current market environment generally and the commercial banking environment in particular; and (xi) reviewed the financial terms, to the extent publicly available, of certain business combination transactions in the commercial banking industry that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

Confidential

New England Bancorp, Inc.

March 17, 2016

In arriving at our opinion, we have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company and the Acquiror that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company and the Acquiror as to the expected future results of operations and financial condition of the Company and the Acquiror, respectively, to which such financial forecasts, estimates and other forward-looking information (including the Synergies) relate and we have assumed that such results would be achieved. We express no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. We have further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith and have relied, with your consent, on advice of the outside legal counsel and the independent accountants to the Company, and on the assumptions of the management of the Company and the Acquiror, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Acquiror and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, with your consent, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, the Acquiror or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent, derivative, off-balance sheet, or other) of the Company or the Acquiror, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, we express no opinion regarding the liquidation value of the Company, the Acquiror or any other entity. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or the Acquiror since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that the Company and the Acquiror would remain as a going concern for all periods relevant to our analysis. Without limiting the generality of the foregoing, we have not: (i) conducted a review of any individual credit files of the Company or the Acquiror, nor have we evaluated the adequacy of the loan or lease reserves of the Company or the Acquiror, (ii) conducted a review of any credit mark which may be taken in connection with the Merger, nor have we evaluated the adequacy of any contemplated credit mark to be so taken, or (iii) conducted a review of the collectability of any asset or the future performance of any loan of the Company or the Acquiror. We have assumed, with your consent that the respective allowances for loan and lease losses for the Company and the

Confidential

New England Bancorp, Inc.

March 17, 2016

Acquiror, and the credit mark are adequate to cover such losses and will be adequate on a pro forma basis for the Acquiror. Accordingly, we express no opinion with respect to the foregoing. Again, without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is a party or may be subject, and at the direction of the Company and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger and the merger of the principal banking subsidiaries of the Company and Acquiror contemplated by the Agreement.

No company or transaction used in any analysis for purposes of comparison is identical to the Company, Acquiror or the Merger. Accordingly, an analysis of the results of the comparisons is not solely mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company, Acquiror and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based on economic, market and other conditions and upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock or Acquiror Shares may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor in connection with the Merger and we will receive a transaction fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to us upon closing of the Merger. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. Other than our engagement by the Company in connection with the Merger, we have not provided investment banking services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror over the past three years; however, we may do so in the future. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Acquiror or entities that are affiliated with the Acquiror, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of its Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Acquiror and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the

Confidential

New England Bancorp, Inc.

March 17, 2016

Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Merger Consideration to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock as of the date hereof.

Sincerely,

/s/ Piper Jaffray & Co.

PIPER JAFFRAY & CO.

ANNEX C – MASSACHUSETTS LAW ON DISSENTERS’ RIGHTS

Under Massachusetts law, dissenters’ rights are set forth in the Massachusetts Business Corporation Act, Chapter 156D, Section 13. The relevant provisions under such Section 13 are as follows:

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Section 13.30. COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Independent is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Part 8, Subdivision E, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the shareholders, or a contract adopted by its board of directors or shareholders.

Both Chapter 156D, Section 8.57 and Independent’s articles of incorporation provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at Independent’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his status as such. Independent currently maintains directors’ and officers’ liability insurance, which insures the officers and directors of Independent from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of Independent.

Under Independent’s articles of incorporation and its bylaws, Independent may not indemnify a director or officer unless ordered to do so by a court if his or her conduct: (a) was a breach of the director’s or officer’s duty of loyalty to Independent or its shareholders, (b) was not in good faith or involved intentional misconduct or a knowing violation of law, (c) resulted in an improper distribution under Section 6.40 of Chapter 156D of the Massachusetts General Laws, (d) was conduct from which the director or officer derived an improper personal benefit, or (e) was at least not opposed to the best interests of Independent, if the conduct was with respect to an employee benefit plan, for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan.

The determination of whether the relevant standard of conduct have been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (c) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (d) by the shareholders (but shares owned by or voted under the control of a disinterested director may not be voted on the determination).

Independent is not obligated under its articles of incorporation to indemnify or advance expenses to a director or officer of a predecessor of Independent, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided.

Independent’s articles provide that no amendment or repeal of the indemnification provision of its bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. Independent’s articles of organization provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of Independent for acts or omissions occurring prior to the amendment or repeal.

The articles also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

Item 21. Exhibits and Financial Schedules

Number	Description

2	Agreement and Plan of Merger among Independent Bank Corp., Rockland Trust Company, New England Bancorp, Inc. and Bank of Cape Cod, dated as of March 17, 2016, included as Annex A to this proxy statement/prospectus.

5.1	Opinion of Day Pitney LLP as to the legality of the securities being issued.

8.1	Form of Opinion of Day Pitney LLP as to the tax consequences of the merger.

8.2	Form of Opinion of Luse Gorman, PC as to the tax consequences of the merger.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Day Pitney LLP (included in Exhibits 5.1 and 8.1 hereto).

23.3	Consent of Luse Gorman, PC (included in Exhibit 8.2 hereto).

24	Power of Attorney (included as part of the signature page).

99.1	Consent of Piper Jaffray & Co.

99.2	Form of Proxy Card for Meeting of Shareholders of New England Bancorp, Inc.*

*	To be filed by amendment

Financial Statement Schedules have been omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto which are incorporated by reference into this proxy statement/prospectus.

Item 22. Undertakings

1. The undersigned registrant undertakes:

a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

4. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 3 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6. The undersigned registrant undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

7. The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hanover, Commonwealth of Massachusetts, on May 6, 2016.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson
Name: Christopher Oddleifson
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below makes, constitutes and appoints Edward H. Seksay his true and lawful attorney, with full power to sign all amendments to this Form S-4 on his or her behalf.

Signature	Title	Date

/s/ Christopher Oddleifson
Christopher Oddleifson	President, Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2016

/s/ Donna L. Abelli
Donna L. Abelli	Director and Chairman of the Board	May 6, 2016

/s/ Robert Cozzone
Robert Cozzone	Chief Financial Officer (Principal Financial Officer)	May 6, 2016

/s/ Mark J. Ruggiero
Mark J. Ruggiero	Controller (Principal Accounting Officer)	May 6, 2016

/s/ William P. Bissonette
William P. Bissonette	Director	May 6, 2016

/s/ Kevin J. Jones
Kevin J. Jones	Director	May 6, 2016

/s/ Eileen C. Miskell
Eileen C. Miskell	Director	May 6, 2016

/s/ John J. Morrissey
John J. Morrissey	Director	May 6, 2016

/s/ Daniel F. O’Brien
Daniel F. O’Brien	Director	May 6, 2016

/s/ Carl Ribeiro
Carl Ribeiro	Director	May 6, 2016

Signature	Title	Date

/s/ John H. Spurr, Jr.
John H. Spurr, Jr.	Director	May 6, 2016

/s/ Maurice H. Sullivan
Maurice H. Sullivan	Director	May 6, 2016

/s/ Frederick Taw
Frederick Taw	Director	May 6, 2016

/s/ Brian S. Tedeschi
Brian S. Tedeschi	Director	May 6, 2016

/s/ Thomas R. Venables
Thomas R. Venables	Director	May 6, 2016

EXHIBIT INDEX

Number	Description

2	Agreement and Plan of Merger among Independent Bank Corp., Rockland Trust Company, New England Bancorp, Inc. and Bank of Cape Cod, dated as of March 17, 2016, included as Annex A to this proxy statement/prospectus.

5.1	Opinion of Day Pitney LLP as to the legality of the securities being issued.

8.1	Form of Opinion of Day Pitney LLP as to the tax consequences of the merger.

8.2	Form of Opinion of Luse Gorman, PC as to the tax consequences of the merger.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Day Pitney LLP (included in Exhibits 5.1 and 8.1 hereto).

23.3	Consent of Luse Gorman, PC (included in Exhibit 8.2 hereto).

24	Power of Attorney (included as part of the signature page).

99.1	Consent of Piper Jaffray & Co.

99.2	Form of Proxy Card for Meeting of Shareholders of New England Bancorp, Inc.*

*	To be filed by amendment